UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

ALCOA INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TO ALCOA SHAREHOLDERS:

I cordially invite you to the 2011 annual meeting of Alcoa shareholders. The meeting this year will be held on Friday, May 6 at 9:30 a.m. at the Fairmont Hotel, 510 Market Street, Pittsburgh, PA 15222. The location is accessible to disabled persons, and we will have headsets available for the hearing impaired.

This proxy statement describes the items to be voted on at the meeting. In addition to voting, we will review the company’s major developments of 2010 and answer your questions. I hope you will participate in this review of our company’s business and operations.

Whether or not you will be attending the meeting, your vote is very important. Please vote by promptly submitting your proxy by mail, by the internet or by phone. The details are in your proxy notice and this proxy statement.

I look forward to seeing you at the annual meeting.

Sincerely,

Klaus Kleinfeld

Chairman of the Board and Chief Executive Officer

March 1, 2011

390 Park Avenue

New York, NY 10022-4608

NOTICE OF 2011 ANNUAL MEETING

March 1, 2011

Alcoa’s annual meeting of shareholders will be held on Friday, May 6, 2011 at 9:30 a.m. We will meet at the Fairmont Hotel, 510 Market Street, Pittsburgh, PA 15222. Shareholders of record of Alcoa common stock at the close of business on February 11, 2011 are entitled to vote at the meeting.

Shareholders will vote on:

•	election of directors;

•	ratification of the selection of the independent auditor for 2011;

•	advisory vote on executive compensation;

•	advisory vote on the frequency of the executive compensation vote;

•	approval of an Internal Revenue Code Section 162(m) compliant annual cash incentive compensation plan;

•	elimination of the super-majority voting requirement in the Articles of Incorporation regarding amending Article SEVENTH (fair price protection);

•	elimination of the super-majority voting requirement in the Articles of Incorporation regarding amending Article EIGHTH (director elections);

•	elimination of the super-majority voting requirement in Article EIGHTH of the Articles of Incorporation relating to the removal of directors;

•	a shareholder proposal to take action by written consent;

•	a shareholder proposal to eliminate the classified board; and

•	other business properly presented at the meeting or any adjournment thereof.

You will need an admission ticket if you plan to attend the meeting. Please see the questions and answers section of the proxy statement for advice as to how to obtain an admission ticket.

On behalf of Alcoa’s Board of Directors,

Donna Dabney

Vice President, Secretary

PROXY STATEMENT

THE ANNUAL MEETING AND VOTING	1
Questions and Answers	1
ITEM 1 ELECTION OF DIRECTORS	5
Nominees to Serve for a Three-Year Term Expiring in 2014	6
Directors Whose Terms Expire in 2012 and 2013	9
ITEM 2 PROPOSAL TO RATIFY THE INDEPENDENT AUDITOR	16
2011 Report of the Audit Committee	17
Audit and Non-Audit Fees	18
ITEM 3 ADVISORY VOTE ON EXECUTIVE COMPENSATION	19
EXECUTIVE COMPENSATION	21
Compensation Discussion and Analysis (CD&A)	21
Compensation Committee Report	32
Summary Compensation Table for 2010	33
Grants of Plan-Based Awards for 2010	36
Outstanding Equity Awards at Fiscal Year-End for 2010	38
Option Exercises and Stock Vested for 2010	39
Pension Benefits for 2010	40
Non-Qualified Deferred Compensation for 2010	42
Potential Payments Upon Termination or Change in Control	42
ITEM 4 ADVISORY VOTE ON FREQUENCY OF EXECUTIVE COMPENSATION VOTE	45
ITEM 5 PROPOSAL TO ADOPT INTERNAL REVENUE CODE SECTION 162(m) COMPLIANT ANNUAL CASH INCENTIVE COMPENSATION PLAN	46
ITEM 6 PROPOSAL TO ELIMINATE SUPER-MAJORITY VOTING REQUIREMENT in the Articles of Incorporation Regarding Amending Article Seventh (Fair Price Protection)	49
ITEM 7 PROPOSAL TO ELIMINATE SUPER-MAJORITY VOTING REQUIREMENT in the Articles of Incorporation Regarding Amending Article Eighth (Director Elections)	50
ITEM 8 PROPOSAL TO ELIMINATE SUPER-MAJORITY VOTING REQUIREMENT in Article Eighth of the Articles of Incorporation Relating to the Removal of Directors	51
ITEM 9 SHAREHOLDER PROPOSAL TO TAKE ACTION BY WRITTEN CONSENT	52
ITEM 10 SHAREHOLDER PROPOSAL TO DECLASSIFY THE BOARD	54
DIRECTOR COMPENSATION FOR 2010	56
ALCOA STOCK OWNERSHIP	58
Stock Ownership of Certain Beneficial Owners	58
Stock Ownership of Directors and Executive Officers	58
Equity Compensation Plan Information	60
Section 16(a) Beneficial Ownership Reporting Compliance	61
CORPORATE GOVERNANCE	62
Where to Find Corporate Governance Information	62
2010 Changes to Corporate Governance Policies	62
Director Independence	63
Transactions with Directors’ Companies	63
The Board’s Role in Risk Oversight	63
Board Leadership Structure	64
Board Diversity	64
Meetings and Attendance	64
Committees of the Board	65
Audit Committee	65
Compensation and Benefits Committee	65

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PROXY STATEMENT

THE ANNUAL MEETING AND VOTING

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

SHAREHOLDER MEETING TO BE HELD ON MAY 6, 2011.

The Company’s Proxy Statement and 2010 Annual Report to Shareholders are available at

www.ReadMaterial.com/AA.

We are pleased again this year to take advantage of the Securities and Exchange Commission (“SEC”) rule that permits companies to furnish proxy materials to shareholders over the Internet. On or about March 7, 2011, we will begin mailing a Notice of Internet Availability of Proxy Materials (“Notice”). The Notice contains instructions on how to vote online, or in the alternative, request a paper copy of the proxy materials and a proxy card. By furnishing a Notice and access to our proxy materials by the Internet, we are lowering the costs and reducing the environmental impact of our annual meeting.

We encourage you to sign up for direct email notice of the availability of future proxy materials by submitting your email address when you vote your proxy via the Internet.

QUESTIONS AND ANSWERS

Who is entitled to vote and how many votes do I have?

If you are a common stock shareholder of record at the close of business on February 11, 2011, you can vote. For each matter presented for vote, you have one vote for each share you own.

How do I vote?

You may vote in person by attending the meeting or by completing and returning a proxy by mail, by telephone or electronically, using the Internet. To vote your proxy by mail, follow the instructions on your Notice to request a paper copy of the proxy card and proxy materials, mark your vote on the proxy card, then follow the directions on the card. To vote your proxy by telephone or electronically using the Internet, follow the instructions on the Notice. The proxy committee will vote your shares according to your directions. If you sign and return your proxy card but do not mark any selections, your shares represented by that proxy will be voted as recommended by the Board of Directors. Whether you plan to attend the meeting or not, we encourage you to vote by proxy as soon as possible.

How do I get an admission ticket to attend the Annual Meeting?

You may attend the meeting if you were a shareholder as of the close of business on February 11, 2011. If you plan to attend the meeting, you will need an admission ticket. If a broker holds your shares and you would like to attend the meeting, please write to: Alcoa, 201 Isabella Street, Pittsburgh, PA 15212-5858, Attention: Diane Thumma or email to diane.thumma@alcoa.com. Please include a copy of your brokerage account statement or a legal proxy (which you can get from your broker), and we will send you an admission ticket. If you are a registered shareholder, have your Notice available and either call 1 866 804-9594 or access the Internet at www.AlcoaAdmissionTicket.com and follow the instructions provided.

What does it mean if I receive more than one proxy Notice?

If you are a shareholder of record or participate in Alcoa’s Dividend Reinvestment and Stock Purchase Plan or employee savings plans, you will receive one proxy Notice (or if you are an employee with an Alcoa email address, an email proxy form) for all shares of common stock held in or credited to your accounts as of the record date, if the account names are exactly the same. If your shares are registered differently and are in more than one account, you will receive more than one proxy Notice or email proxy form, and in that case, you can and are urged to vote all of your shares, which will require you to vote more than once. To avoid this situation in the future, we encourage you to have all accounts registered in the same name and address whenever possible. You can do this by contacting our transfer agent, BNY Mellon Shareowner Services, at 1 888 985-2058 (in the U.S. and Canada) or 1 201 680-6578 (all other calls) or through the BNY Mellon Shareowner Services web site, http://bnymellon.com/shareowner/equityaccess.

How do I vote if I participate in one of the employee savings plans?

You must provide the trustee of the employee plan with your voting instructions in advance of the meeting. You may do so by returning your voting instructions by mail, or submitting them by telephone or electronically, using the Internet. You cannot vote your shares in person at the annual meeting; the trustee is the only one who can vote your shares. The trustee will vote your shares as you have instructed. If the trustee does not receive your instructions, your shares generally will be voted in proportion to the way the other plan participants voted. To allow sufficient time for voting by the trustee, your voting instructions must be received by 11:59 p.m. Eastern Daylight Time (EDT) on May 3, 2011.

Can I change my vote?

There are several ways in which you may revoke your proxy or change your voting instructions before the time of voting at the meeting. (Please note that, in order to be counted, the revocation or change must be received by 6:00 a.m. EDT on May 6, 2011, or by 11:59 p.m. EDT on May 3, 2011 in the case of instructions to the trustee of an employee savings plan):

•	Vote again by telephone or at the Internet web site.

•	Mail a revised proxy card or voting instruction form that is dated later than the prior one.

•	Common shareholders of record may vote in person at the annual meeting.

•	Common shareholders of record may notify Alcoa’s Corporate Secretary in writing that a prior proxy is revoked or voting instructions are changed.

•	Employee savings plan participants may notify the plan trustee in writing that prior voting instructions are revoked or are changed.

Is my vote confidential?

Yes. Proxy cards, ballots and voting tabulations that identify shareholders are kept confidential. There are exceptions for contested proxy solicitations or when necessary to meet legal requirements. Corporate Election Services, Inc., the independent proxy tabulator used by Alcoa, counts the votes and acts as the inspector of election for the meeting.

What constitutes a “quorum” for the meeting?

A quorum consists of a majority of the outstanding shares, present or represented by proxy. A quorum is necessary to conduct business at the annual meeting. You are part of the quorum if you have voted by proxy. Abstentions and broker non-votes count as “shares present” at the meeting for purposes of determining a quorum. A broker non-vote occurs when a broker or other nominee who holds shares for another does not vote on a particular item because the nominee does not have discretionary voting authority for that item and has not received instructions from the owner of the shares.

How are votes counted?

At the close of business on February 11, 2011, the record date for the meeting, Alcoa had outstanding 1,061,578,724 shares of common stock (excluding treasury shares). Each share of common stock is entitled to one vote. Director candidates who receive a majority of votes cast will be elected.

Approval of the following items requires a majority of the votes cast: Item 1 (election of directors), Item 2 (ratification of auditors) and Item 5 (adopt an IRS 162(m) compliant annual cash incentive compensation plan). Amendments to Articles SEVENTH and EIGHTH of the Articles of Incorporation (Items 6, 7 and 8) require the approval of shareholders holding 80% of the shares outstanding. Item 4 (frequency of the advisory vote on executive compensation) offers three alternatives plus abstention. Because any one choice may not receive a majority of the votes cast, the Board of Directors has adopted a policy to implement the choice that receives the most votes cast (a plurality basis). Item 3 (advisory vote on executive compensation), Item 9 (shareholder proposal on written consent) and Item 10 (shareholder proposal on classified board) are all advisory votes requiring further action by the company to implement any changes. The company has had a practice of taking action to implement changes supported by a majority of its shareholders.

All items on the ballot are “non-routine” matters under New York Stock Exchange rules except ratification of the auditors (Item 2). Brokerage firms are prohibited from voting on non-routine items without receiving instructions from the beneficial owners of the shares. Broker non-votes will have no effect on the outcome of the vote for all items except items 6, 7 and 8. Broker non-votes will have the effect of a vote against Items 6, 7 and 8 because the vote for those items is measured by the percentage of shares outstanding that have cast a favorable vote. Abstentions will likewise have the effect of votes against Items 6, 7 and 8.

Who pays for the solicitation of proxies?

Alcoa pays the cost of soliciting proxies. Proxies will be solicited on behalf of the Board of Directors by mail, telephone, other electronic means or in person. We have retained Morrow & Company, LLC, 470 West Avenue, Stamford, CT 06902, to assist with the solicitation for a fee of $13,000 plus reasonable out-of-pocket expenses. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to shareholders and obtaining their votes.

How do I comment on company business?

Your comments are collected when you vote using the Internet. We also collect comments from the proxy card if you vote by mailing the proxy card. You may also send your comments to us in care of the Corporate Secretary. Although it is not possible to respond to each shareholder, your comments help us to understand your concerns.

May I nominate someone to be a director of Alcoa?

Yes, please see page 68 of this proxy statement for complete details.

When are the 2012 shareholder proposals due?

To be considered for inclusion in the 2012 proxy statement, shareholder proposals must be received in writing at our principal executive offices no later than November 8, 2011. Address all shareholder proposals to: Alcoa, Corporate Secretary’s Office, 390 Park Avenue, New York, NY 10022-4608. For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2012 annual meeting, notice of intention to present the proposal must be received in writing at our principal executive offices by February 6, 2012. Address all notices of intention to present proposals at the 2012 annual meeting to: Alcoa, Corporate Secretary’s Office, 390 Park Avenue, New York, NY 10022-4608. For information on the procedures for shareholder nominations of director candidates for the 2012 annual meeting, see “Nominating Candidates for Election to the Board” on page 68 of this proxy statement.

Will the annual meeting be webcast?

Yes, our annual meeting will be webcast on May 6, 2011. You are invited to visit http://www.alcoa.com under “About—Corporate Governance—Annual Meeting” at 9:30 a.m. Eastern Daylight Time on May 6, 2011, to access the webcast of the meeting. Registration for the webcast is required. Pre-registration will be available beginning on April 21, 2011. An archived copy of the webcast also will be available on our web site.

What is “householding”?

Shareholders of record who have the same last name and address and who request paper copies of the proxy materials will receive only one copy unless one or more of them notifies us that they wish to receive individual copies. Householding will not in any way affect dividend check mailings.

We will deliver promptly upon written or oral request a separate copy of the Annual Report to security holders, proxy statement, or Notice of Internet Availability of Proxy Materials, as applicable, to a security holder at a shared address to which a single copy of the document was delivered. Please direct such requests to Diane Thumma at Alcoa, 201 Isabella Street, Pittsburgh, PA 15212-5858, Attention: Diane Thumma or email to diane.thumma@alcoa.com or call 1 412 553-1245.

ITEM 1—ELECTION OF DIRECTORS

The Board of Directors has nominated three incumbent directors: Klaus Kleinfeld, James W. Owens and Ratan N. Tata to stand for re-election to the board for a three-year term expiring in 2014.

The Board of Directors affirmatively determined that each of the nominees qualifies for election under the criteria for evaluation of directors, see “Minimum Qualifications for Director Nominees and Board Member Attributes” on page 69 of this proxy statement. The directors standing for re-election were evaluated by the other members of the Board of Directors and the conclusion was reached that each such nominee was well qualified to stand for re-election to the board. In addition, the Board of Directors determined that each nominee qualifies as an independent director under applicable regulations and the company’s guidelines for independence except Klaus Kleinfeld, who serves as Chairman and Chief Executive Officer of the company. See “Board, Committee and Director Evaluations” on page 66 and “Director Independence” on page 63 of this proxy statement.

Mr. Joseph T. Gorman, 73, a director since 1991, will retire from the Board of Directors when his term ends on May 6, 2011, having reached the mandatory retirement age. Mr. Gorman is Chairman and Chief Executive Officer, Moxahela Enterprises, LLC, a venture capital firm, since 2001. He currently serves as a director of Cyalume Technologies Holdings, Inc., which designs, develops and produces chemical and electronic lights for safety and security applications, and previously served on the boards of Imperial Chemical Industries plc, located in London, National City Corporation and The Procter & Gamble Company. Mr. Carlos Ghosn resigned from the Board of Directors effective February 17, 2011 due to his inability to devote the significant time and attention expected of directors on Alcoa’s board. Mr. Ghosn serves as the chief executive officer of two public companies: Nissan Motor Co., Ltd. and Renault S.A. and divides his time between offices in Japan and France. The Board of Directors has approved reducing the size of the board from twelve to eleven directors effective February 17, 2011.

The Board of Directors recommends a vote FOR ITEM 1, the election of Klaus Kleinfeld, James W. Owens and Ratan N. Tata to the Board for a three-year term expiring in 2014.

If any director is unable to stand for election, the board may reduce its size or choose a substitute. Proxies cannot be voted for a greater number of persons than the number of nominees named. Incomplete proxy cards will be voted in accordance with the Board of Directors’ recommendations by the proxy committee.

NOMINEES TO SERVE FOR A THREE-YEAR TERM EXPIRING IN 2014

Klaus Kleinfeld

Mr. Kleinfeld, 53, was elected to the Board of Directors in 2003. He is Chairman and Chief Executive Officer of Alcoa since April 2010. He was President and Chief Executive Officer of Alcoa from May 2008 to April 2010. Mr. Kleinfeld was President and Chief Operating Officer of Alcoa from October 2007 to May 2008. He is Chairman of the Executive Committee and of the International Committee of the Board of Directors.

Before Alcoa, Mr. Kleinfeld had a 20-year career with Siemens, the global electronics and industrial conglomerate, based in the U.S. and Germany, where he served as Chief Executive Officer of Siemens AG from January 2005 to June 2007. During his tenure, Mr. Kleinfeld presided over a dramatic transformation of the company, reshaping the company’s portfolio around three high-growth areas, resulting in an increase of revenues and a near doubling of market capitalization. Prior to his service on the Managing Board of Siemens AG from 2004 to January 2005, Mr. Kleinfeld was President and Chief Executive Officer of the U.S. subsidiary, Siemens Corporation, which represents the company’s largest region, from 2002 to 2004.

As the only management representative on our board, Mr. Kleinfeld provides an insider’s perspective in board discussions about the business and strategic direction of the company and has experience in all aspects of the company’s global business.

In addition to serving on Alcoa’s board, he is a member of the Supervisory Board of Bayer AG. He was elected to the Brookings Institution Board of Trustees in May 2010. In September 2009, Mr. Kleinfeld was appointed Chairman of the U.S.-Russia Business Council, which is dedicated to promoting trade and investment between the United States and Russia.

Mr. Kleinfeld was born in Bremen, Germany, and educated at the University of Goettingen and University of Wuerzburg. He holds a PhD in strategic management and a master’s degree in business administration.

NOMINEES TO SERVE FOR A THREE-YEAR TERM EXPIRING IN 2014

James W. Owens

Mr. Owens, 65, was elected to the Board of Directors in 2005. He is Chairman of the Audit Committee.

Mr. Owens served as Chairman and Chief Executive Officer, Caterpillar Inc., a leading manufacturer of construction and mining equipment, diesel and natural gas engines and industrial gas turbines, from February 2004 through June 2010. He was Executive Chairman from June to October 2010, when he retired from the company.

Mr. Owens served as Vice Chairman of Caterpillar from December 2003 to February 2004, and as Group President from 1995 to 2003, responsible at various times for 13 of the company’s 25 divisions. Mr. Owens joined Caterpillar in 1972 as a corporate economist and was named chief economist of Caterpillar Overseas S.A. in Geneva, Switzerland in 1975. From 1980 until 1987 he held managerial positions in the Accounting and Product Source Planning Departments. In 1987, he became managing director of P.T. Natra Raya, Caterpillar’s joint venture in Indonesia. He held that position until 1990, when he was elected a Corporate Vice President and named President of Solar Turbines Incorporated, a Caterpillar subsidiary in San Diego, Calif. In 1993, he was elected Vice President and Chief Financial Officer.

Mr. Owens is a director of International Business Machines Corporation and Morgan Stanley. In addition, he currently serves as a senior advisor to Kohlberg Kravis Roberts & Co., a global asset manager working in private equity and fixed income.

Mr. Owens is an audit committee financial expert serving as Chairman of the Audit Committee for the company. His background as former Chief Financial Officer of Caterpillar provides a strong financial foundation for Audit Committee deliberations. Mr. Owens has proven business acumen, serving as the chief executive officer of a significant, complex global industrial company. His other major affiliations include the Peterson Institute for International Economics; the Council on Foreign Relations; and former Chairman and Executive Committee member of the Business Council.

NOMINEES TO SERVE FOR A THREE-YEAR TERM EXPIRING IN 2014

Ratan N. Tata

Mr. Tata, 73, was elected to the Board of Directors in 2007 and is a member of the Public Issues Committee and the International Committee. Mr. Tata is Chairman, Tata Sons Limited, the holding company of the Tata Group, one of India’s largest business conglomerates, since 1991. Mr. Tata is Chairman of the major Tata Group companies including Tata Motors, Tata Steel, Tata Consultancy and several other Tata companies. Mr. Tata joined the Tata Group in December 1962. He also serves as a director of Fiat SpA, and Bombay Dyeing and Manufacturing Company Limited.

Mr. Tata is associated with various organizations in India and overseas. He is the Chairman of two of the largest private sector philanthropic trusts in India. He also serves on the UK Prime Minister’s Business Council for Britain and the international advisory boards of the Mitsubishi Corporation, the American International Group, JP Morgan Chase and RollsRoyce.

Mr. Tata is President of the Court of the Indian Institute of Science, Chairman of the Council of Management of the Tata Institute of Fundamental Research and a member of the Board of Trustees of Cornell University and the University of Southern California.

Mr. Tata received a Bachelor of Science degree in Architecture with Structural Engineering from Cornell University in 1962 and completed the Advanced Management Program at Harvard Business School in 1975. He is the recipient of numerous awards and honors including the Government of India’s second highest civilian award, the Padma Vibhushan.

Mr. Tata brings to the company’s board significant international business experience in a wide variety of industries. His Asian perspective adds valuable diversity to the deliberations of the Board.

DIRECTORS WHOSE TERMS EXPIRE IN 2012

Kathryn S. Fuller

Kathryn Fuller, 64, was elected to the Board of Directors in 2002 and is a member of the Compensation and Benefits Committee and Public Issues Committee.

Ms. Fuller is the Chair of the Smithsonian’s National Museum of Natural History, the world’s preeminent museum and research complex, and she also currently serves on the board of The Robert Wood Johnson Foundation, a leading philanthropy in the field of health and health care. Ms. Fuller retired as Chair, The Ford Foundation, a nonprofit organization, in September 2010, after having served in that position since May 2004.

Ms. Fuller retired as President and Chief Executive Officer of World Wildlife Fund U.S. (WWF), one of the world’s largest nature conservation organizations, in July 2005, after having served in those positions since 1989. Ms. Fuller continues her affiliation with WWF as President Emerita and an honorary member of the Board of Directors.

Ms. Fuller was a Public Policy Scholar at the Woodrow Wilson International Center for Scholars, a nonpartisan institute established by Congress for advanced study of national and world affairs, for a year beginning in October 2005.

Ms. Fuller had various responsibilities with WWF and The Conservation Foundation from 1982 to 1989, including executive vice president, general counsel and director of WWF’s public policy and wildlife trade monitoring programs. Before that, she held several positions in the U.S. Department of Justice, culminating as Chief, Wildlife and Marine Resources Section, in 1981 and 1982.

Ms. Fuller has led three internationally recognized and respected organizations—having served as the chief executive officer of WWF and Chair of The Ford Foundation and currently serving as Chair of the Smithsonian’s National Museum of Natural History. Her experience in managing world-class organizations, combined with her proven leadership skills, international experience and environmental focus have all contributed to the diversity and richness of the board’s deliberations.

The company has long recognized the need to earn the right to continue to do business in the communities in which it operates, and as a result, the board seeks the input of directors, such as Ms. Fuller, who have a broad perspective on sustainable development.

DIRECTORS WHOSE TERMS EXPIRE IN 2012

Judith M. Gueron

Dr. Gueron, 69, was elected to the Board of Directors in 1988. Dr. Gueron is Lead Director, Chairman of the Governance and Nominating Committee, and a member of the Public Issues Committee and the Executive Committee.

Dr. Gueron is Scholar in Residence, MDRC, a nonprofit research organization that designs, manages and studies projects to increase the self-sufficiency of economically disadvantaged groups, since September 2005, and President Emerita of MDRC since 2004.

Dr. Gueron was a Visiting Scholar at the Russell Sage Foundation, a foundation devoted to research in the social sciences, from 2004 to 2005. She was President, MDRC from 1986 to August 2004 and MDRC’s Executive Vice President for research and evaluation from 1978 to 1986 and Research Director from 1974 to 1978. Before joining MDRC, she was director of special projects and studies and a consultant for the New York City Human Resources Administration. Dr. Gueron is a director of the National Bureau of Economic Research.

A widely published, nationally recognized expert on employment and training, poverty, and family assistance, Dr. Gueron is the author of “From Welfare to Work”. She is past President of the Association for Public Policy Analysis and Management, has served on several National Academy of Sciences committees and federal advisory panels, and has frequently testified before Congress. In 2005, she received the inaugural Richard E. Neustadt Award from the John F. Kennedy School of Government, Harvard University.

Dr. Gueron received her B.A. Summa Cum Laude from Radcliffe College in 1963 and her Ph.D. in economics from Harvard University in 1971.

Dr. Gueron chaired the Public Issues Committee from its inception in 2002 to April 2010. She has been recognized by her colleagues on the board for her leadership and development of this committee, which provides advice and guidance on public issues that may affect the company or its reputation. Dr. Gueron led three trips to the Juruti bauxite mine project in the Amazon region of Brazil to meet directly with management, community leaders and non-governmental organizations regarding sustainable community development and environmental stewardship of this sensitive area. Dr. Gueron has a depth of experience with the aluminum industry, having served on the company’s board for over 20 years.

DIRECTORS WHOSE TERMS EXPIRE IN 2012

Patricia F. Russo

Ms. Russo, 58, was elected to the Board of Directors in 2008. She is a member of the Compensation and Benefits Committee, the Governance and Nominating Committee and the Executive Committee.

Ms. Russo is the former Chief Executive Officer of Alcatel Lucent, a communications company, from December 2006 to September 2008. She served as Chairman from 2003 to 2006; and Chief Executive Officer and President from 2002 to 2006 of Lucent Technologies Inc.

Ms. Russo was President and Chief Operating Officer of Eastman Kodak Company from April 2001 and Director from July 2001 until January 2002, and Chairman of Avaya Inc. from December 2000, until she rejoined Lucent as Chief Executive Officer in January 2002.

Ms. Russo was Executive Vice President and Chief Executive Officer of the Service Provider Networks business of Lucent from November 1999 to August 2000 and served as Executive Vice President from 1996 to 1999. Prior to that, she held various executive positions with Lucent and AT&T.

Ms. Russo is the Lead Director of General Motors Company, is a director of
Merck & Co., Inc. and was elected a director of Hewlett-Packard Company in January 2011.

Ms. Russo has proven business acumen, having served in executive and board leadership capacities at a number of significant complex global organizations. As chief executive officer of Lucent, she successfully led the company through the severe telecommunications industry downturn in 2002 and 2003, restoring the company to profitability and growth. She then led its cross-border merger negotiations with Alcatel, a French company, and became the newly merged organization’s first chief executive, headquartered in France. In 2009, Ms. Russo was selected to serve on the board of Merck & Co., Inc. after its merger with Schering Plough Corp. where she had served as a director since 1995, chair of the Governance Committee for six years and Lead Director prior to the merger; she was approved by the U.S. Treasury Department to serve on the newly created board for General Motors Company following its reorganization and was subsequently appointed Lead Director; and she was named Chairman of the Partnership for a Drug-Free America, a national non-profit organization. Ms. Russo has demonstrated a depth of business experience, knowledge of compensation and benefits in her service on the company’s Compensation and Benefits Committee, and her extensive knowledge of governance practices and principles.

DIRECTORS WHOSE TERMS EXPIRE IN 2012

Ernesto Zedillo

Ernesto Zedillo, 59, was elected to the Board of Directors in 2002. He is Chairman of the Public Issues Committee and a member of the Audit Committee.

Mr. Zedillo was elected to the Board of Directors of Citigroup Inc. in April 2010, and is a member of the Risk Management and Finance Committee and the Public Affairs Committee of that company. He has been a member of the Board of Directors of The Procter & Gamble Company since March 2001, where he is currently chair of the Governance and Public Responsibility Committee and a member of the Innovation and Technology Committee. From 2001 to 2008, he was a member of Procter & Gamble’s Finance Committee. He was a director of the Union Pacific Corporation from 2001 to 2006 where he served on the Audit and Finance Committees. In addition, he was a director of EDS from 2007 to 2008 where he was a member of its Governance Committee.

Mr. Zedillo earned his Bachelor’s degree from the School of Economics of the National Polytechnic Institute in Mexico and his M.A., M.Phil. and Ph.D. at Yale University. In Mexico, he taught economics at the National Polytechnic Institute and El Colegio de Mexico. From 1978-1987 he was with the central bank of Mexico where he served as deputy manager of economic research and deputy director. From 1983 to 1987, he was the founding General Director of the Trust Fund for the Coverage of Exchange Risks, a mechanism created to manage the rescheduling of the foreign debt of the country’s private sector that involved negotiations and complex financial operations with hundreds of firms and international banks. He served in the Federal Government of Mexico as Undersecretary of the Budget (1987-1988); as Secretary of Economic Programming and the Budget and board member of various state owned enterprises, including PEMEX, Mexico’s national oil company (1988-1992); and as Secretary of Education (1992-1993). He was elected President of Mexico in August of 1994; his term ran from December of 1994 to December of 2000.

He was a Distinguished Visiting Fellow at the London School of Economics in 2001 and has been at Yale University since 2002, where he is the Frederick Iseman ‘74 Director of the Yale Center for the Study of Globalization; Professor in the Field of International Economics and Politics; Professor of International and Area Studies; and Professor Adjunct of Forestry and Environmental Studies.

Mr. Zedillo belongs to the international advisory boards of ACE Limited, Rolls-Royce, BP and JPMorgan-Chase. He is a senior advisor to the Credit Suisse Research Institute. His current service in non-profit institutions includes being chairman of board of the Global Development Network, a member of the international advisory board of the Council on Foreign Relations, a member of the Foundation Board of the World Economic Forum and a member of the Bill & Melinda Gates Foundation’s Global Development Advisory Panel.

Mr. Zedillo’s broad experience in government and international politics provides insight into governmental relations in the various countries in which the company operates. Mr. Zedillo also qualifies as an audit committee financial expert.

DIRECTORS WHOSE TERMS EXPIRE IN 2013

Arthur D. Collins, Jr.

Mr. Collins, 63, was elected to the Board of Directors in April 2010.

He is a member of the Compensation and Benefits Committee and of the Audit Committee.

Mr. Collins is the retired Chairman and Chief Executive Officer of Medtronic, Inc., a leading medical device and technology company. He held a succession of executive leadership positions with the company starting in 1992 until his retirement in 2008. He served as Chairman of the Board of Medtronic, Inc. from April 2002 through August 2008 and Chairman and Chief Executive Officer from May 2002 to August 2007. In addition, Mr. Collins served as President and Chief Executive Officer, President and Chief Operating Officer and Chief Operating Officer at the company. He was Executive Vice President of Medtronic and President of Medtronic International from June 1992 to January 1994.

Prior to joining Medtronic, he was Corporate Vice President of Abbott Laboratories (health care products) from October 1989 to May 1992 and Divisional Vice President of that company from May 1984 to October 1989. He joined Abbott in 1978 after spending four years with Booz, Allen & Hamilton, a major management consulting firm.

Mr. Collins currently serves on the board of The Boeing Company, U.S. Bancorp and privately held Cargill Incorporated. He has served on the Audit, Finance, Compensation, Governance and Executive committees of various boards. Currently he chairs the Governance Committee at U.S. Bancorp, the Finance Committee at Boeing and the Human Resources and Compensation Committee at Cargill.

Mr. Collins is a member of the Board of Overseers of The Wharton School at the University of Pennsylvania and the Board of Visitors at Miami University of Ohio. He also serves as a senior advisor to Oak Hill Capital Partners, L.P., a private equity firm.

Mr. Collins qualifies as an audit committee financial expert.

DIRECTORS WHOSE TERMS EXPIRE IN 2013

Michael G. Morris

Mr. Morris, 64, was elected to the Board of Directors in 2008. He is a member of the Governance and Nominating Committee, the Audit Committee, and the Executive Committee.

Mr. Morris is Chairman, President and Chief Executive Officer, American Electric Power Company, Inc. (AEP), one of the nation’s largest utility generators and owner of the largest electricity transmission system in the United States.

Mr. Morris was elected President and Chief Executive Officer of AEP in

January 2004; Chairman of the Board of AEP in February 2004; and Chairman, President and Chief Executive Officer of all of AEP’s major subsidiaries in January 2004. From 1997 to 2003, Mr. Morris was Chairman, President and Chief Executive Officer of Northeast Utilities. Prior to that, he held positions of increasing responsibility in energy and natural gas businesses. Mr. Morris is a Director of American Electric Power Company, Inc. and The Hartford Financial Services Group, Inc. Mr. Morris has proven business acumen, serving and having served as the chief executive officer of significant, complex organizations.

Mr. Morris’ other business affiliations include service on the U.S. Department of Energy’s Electricity Advisory Board, the National Governors Association’s Task Force on Electricity Infrastructure, the Institute of Nuclear Power Operations and the Business Roundtable (chairing the Business Roundtable’s Energy Task Force). Mr. Morris is past chairman of the Edison Electric Institute.

The production of aluminum requires large amounts of energy in an electrolytic smelting process. Mr. Morris’ experience in the energy field is a valuable resource to the company as we engage in renewing our energy supplies. In addition, Mr. Morris is a leader in developing the carbon sequestration process, which is a technology that may prove to be valuable to the aluminum industry in reducing greenhouse gas emissions.

Mr. Morris qualifies as an audit committee financial expert.

DIRECTORS WHOSE TERMS EXPIRE IN 2013

E. Stanley O’Neal

Mr. O’Neal, 59, was elected to the Board of Directors in 2008 and is a member of the Audit Committee, the Governance and Nominating Committee and the Executive Committee.

Mr. O’Neal served as Chairman of the Board and Chief Executive Officer of Merrill Lynch & Co., Inc. until October 2007. He became Chief Executive Officer of Merrill Lynch in 2002 and was elected Chairman of the Board in 2003. Mr. O’Neal was employed with Merrill Lynch for 21 years, serving as President and Chief Operating Officer from July 2001 to December 2002; President of U.S. Private Client from February 2000 to July 2001; Chief Financial Officer from 1998 to 2000 and Executive Vice President and Co-head of Global Markets and Investment Banking from 1997 to 1998. Before joining Merrill Lynch, Mr. O’Neal was employed at General Motors Corporation where he held a number of financial positions of increasing responsibility. He served as a member of the board of directors of General Motors Corporation from 2001 to 2006.

Mr. O’Neal is a director of American Beacon Advisors, Inc., an investment advisor registered with the Securities and Exchange Commission.

Mr. O’Neal is an audit committee financial expert who has added a valuable perspective to the Audit Committee, as the company does not have another director with a background in investment banking. He also brings to the Audit Committee a strong financial background in an industrial setting, having served in various financial and leadership positions at General Motors Corporation.

His other affiliations include service on the board of the Memorial Sloan-Kettering Cancer Center, and membership in the Council on Foreign Relations, the Center for Strategic and International Studies and the Economic Club of New York.

ITEM 2—PROPOSAL TO RATIFY THE INDEPENDENT AUDITOR

The company’s Audit Committee Charter provides in relevant part:

“The Committee shall have sole authority and be directly responsible for the retention, compensation, oversight, evaluation and termination (subject, if applicable, to shareholder ratification) of the work of the Company’s outside auditors for the purpose of preparing or issuing an audit report or related work. The Company’s outside auditors shall report directly to the Committee.”

Although the company’s By-Laws do not require that shareholders ratify the appointment of PricewaterhouseCoopers LLP as the outside auditor, the board determined in 2004 that the annual selection of the outside auditor would be so submitted for ratification as a matter of good corporate governance. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP.

The Board of Directors recommends a vote FOR ITEM 2, to ratify the selection of the independent auditor. The proxy committee will vote your proxy for this item unless you give instructions to the contrary on the proxy.

2011 REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews the company’s financial reporting process on behalf of the Board of Directors, and it is thus responsible for assisting the board in fulfilling its oversight responsibilities for the integrity of the company’s financial statements and internal controls; the company’s compliance with legal and regulatory requirements; the independent auditor’s qualifications and independence; and the performance of the independent auditors as well as the company’s own internal audit function. Management has primary responsibility for the preparation of the company’s financial statements and the development and maintenance of adequate systems of internal accounting and financial controls. The auditors, both internal and independent, have responsibility then to review and audit, when appropriate, those financial statements and internal controls. Based upon the audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB) (United States), the independent auditor is responsible for expressing an opinion on the consolidated financial statements and internal control over financial reporting. The Audit Committee monitors and oversees all of these processes.

The committee has discussed with PricewaterhouseCoopers LLP the firm’s independence from the company and management, and has received the written disclosures and the letter from the independent auditor required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the committee concerning independence. In addition, the committee has discussed with the independent auditor the required communications with audit committees pursuant to PCAOB standards.

The committee has considered whether the independent auditor’s provision of non-audit services to the company is compatible with the auditor’s independence. We have established a policy on requiring pre-approval of fees for audit, audit-related, tax and other services, which is set forth in Attachment A to this proxy statement.

We retain the independent auditor to provide services for audit and audit-related work and for limited tax and other services. The lead audit partner is rotated at least every five years in accordance with Securities and Exchange Commission requirements. The committee has concluded that the independent auditor is independent from the company and its management.

The committee has reviewed with the Vice President—Audit and the independent auditor the overall scope and specific plans for their respective audits, and the committee regularly monitored the progress of both in assessing the company’s compliance with Section 404 of the Sarbanes-Oxley Act, including their findings, required resources and progress to date.

At every regular meeting, the committee meets separately, and without management present, with the Vice President—Audit and the independent auditor to review the results of their examinations, their evaluations of the company’s internal controls, and the overall quality of Alcoa’s accounting and financial reporting. The committee also meets separately at its regular meetings with the Chief Financial Officer and the Chief Legal and Compliance Officer.

In that context, the committee has met and discussed with management and the independent auditor the fair and complete presentation of the company’s financial statements. The committee has discussed significant accounting policies applied in the financial statements, as well as alternative treatments. Management has represented that the consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, and the committee has reviewed and discussed the audited consolidated financial statements with both management and the independent auditor.

Relying on the foregoing reviews and discussions, the committee recommended to the Board of Directors, and the board approved, inclusion of the audited consolidated financial statements in the company’s Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the Securities and Exchange Commission. In addition, the committee has approved, subject to shareholder ratification, the selection of PricewaterhouseCoopers LLP as the company’s independent auditor for 2011.

See page 65 of this proxy statement, “Committees—Audit Committee,” for information on the committee’s 2010 meetings.

The Audit Committee

James W. Owens, Chairman

Arthur Collins, Jr.

Joseph T. Gorman

Michael G. Morris

E. Stanley O’Neal

Ernesto Zedillo

February  17, 2011

AUDIT AND NON-AUDIT FEES

The following table shows fees for professional services rendered by PricewaterhouseCoopers LLP for the past two fiscal years ended December 31 (in millions):

	2010	2009
Audit Fees	$11.6	$11.8
Audit Related Fees	0.5	0.5
Tax Fees	0.1	0.2
All Other Fees	0.4	0.0

Audit Fees include the base audit fee, effects of foreign currency exchange rates on the base audit fee, scope adjustments to the base audit requirements, accounting and audit advisory services and audits of businesses to be divested.

Audit-Related Fees include due diligence services for acquisitions and divestitures, audits of employee benefit plans, agreed upon or expanded audit procedures for accounting or regulatory requirements and consultation with management as to accounting or disclosure treatment.

Tax Fees include U.S. Federal, State and local tax support.

Other Fees were for services to review the company’s actuarial calculations for its captive insurance company, fees related to regulatory matters and for services to enhance compliance systems with regard to Department of Defense regulations due to increased business with the Department of Defense.

ITEM 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board of Directors is asking you to approve, on an advisory basis, the 2010 compensation of our named executive officers as described in this proxy statement, pages 21 through 44.

We believe you should read the Compensation Discussion and Analysis and compensation tables beginning on page 21 and also consider the following factors in determining whether to approve this proposal:

Strong Pay for Performance Alignment

CEO’s 2011 target compensation

•	Performance Restricted Stock Units (RSUs)—58% of target compensation depends on improving profitability, which is closely aligned with creating shareholder value—paid in stock which vests in 2014

•	Annual Incentive—16% of target compensation depends on achieving annual operating performance goals for free cash flow, profit, safety, environment and diversity—paid in cash

•	Time-Vested Stock Options—15% of target compensation depends on the stock price increasing above the January 2011 grant date value—stock options vest ratably over three years

•	Base Pay—11%, of target compensation is in the form of a fixed salary

Good Pay Policies and Practices

•	CEO must hold 6 times salary in Alcoa stock until retirement. Other named executive officers must hold 3 times salary until retirement.

•	Tax gross ups eliminated after January 1, 2010 for all benefits except relocation and grandfathered plan (see page 43)

•	No repricing or exchanging options

•	Good risk mitigating factors (multiple metrics, appropriate balance of compensation elements, independent committee oversight, conservative risk profile)

•	Claw back policies for all incentive compensation

The advisory vote on the compensation of our named executive officers gives you another way to convey your views on our compensation policies and decisions. The Board of Directors will review the results of this vote and take it into consideration in addressing future compensation policies and decisions.

The Board of Directors recommends approval of the following resolution:

RESOLVED, that the compensation paid to the company’s named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.

The Board of Directors recommends a vote FOR ITEM 3.

The proxy committee will vote your proxy for this item unless you give instructions to the contrary in the proxy.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

About Alcoa

Alcoa is the world’s leading producer of primary and fabricated aluminum, as well as the world’s largest miner of bauxite and refiner of alumina. In addition to inventing the modern-day aluminum industry, Alcoa innovation has been behind major milestones in the aerospace, automotive, packaging, building and construction, commercial transportation, consumer electronics and industrial markets over the past 120 years. Among the solutions Alcoa markets are flat-rolled products, hard alloy extrusions, and forgings, as well as Alcoa® wheels, fastening systems, precision and investment castings, and building systems in addition to its expertise in other light metals such as titanium and nickel-based super alloys. Sustainability is an integral part of Alcoa’s operating practices and the product design and engineering it provides to customers. Alcoa has been a member of the Dow Jones Sustainability Index for nine consecutive years and approximately 75 percent of all of the aluminum ever produced since 1888 is still in active use today. Alcoa employs approximately 59,000 people in 31 countries across the world.

Highlights of 2010 Financial Performance

•	Exceeded all Cash Sustainability Program targets

•	Revenue of $21.0 billion compared to $18.4 billion in 2009, up 14 percent

•	Net income of $254 million, or $0.24 per share, compared to a net loss of $1.15 billion, or $1.23 per share, in 2009

•	Income from continuing operations of $262 million, or $0.25 per share (includes a negative impact from special items of $0.29 per share) as compared with a loss of $1.06 per share in 2009

•	Free cash flow of $1.2 billion, a $1.5 billion improvement over 2009, best result since 2003

•	Selling, General Administrative, Other Expenses less than $1.0 billion, lowest level since 1999

•	Cash from operations of $2.3 billion, compared to $1.4 billion in 2009

•	Debt balance reduced by $654 million, debt maturity extended

•	Debt-to-capital ratio reduced to 34.9 percent, 380 basis point improvement over 2009

See Attachment E, Reconciliations to GAAP on page 89.

Alcoa also had excellent non-financial performance in 2010. Some of the awards are noted below.

•

Alcoa was named to both the Dow Jones Sustainability World Index and North American Index and ranked as the #1 aluminum company in 2010. The Dow Jones Sustainability World Index recognizes global companies that are leaders in terms of economic performance, environmental stewardship and social responsibility.

•

Alcoa was ranked 15th overall in the Covalence Ethical Quote and led the Basic Resources sector, ranking #1 against all criteria. Covalence monitors 18 sectors and 541 companies that are included in the Dow Jones Sector Titans stock index. Its methodology is the acknowledged barometer of how multinational companies are perceived in the ethical field.

•	Alcoa was named one of the 2010 “Top 100 Multi-National Corporate Contributors in China” with a rank of 16 out of the 100 top companies.

Aluminum Industry

Aluminum and alumina (a key element of producing aluminum) represent more than 80% of Alcoa’s revenues. Aluminum is a commodity that is traded on the London Metal Exchange (LME) and priced daily based on global market supply and demand. The demand for aluminum has lagged that of other commodities in recent years as indicated in the following chart. This pricing differential is reflected in share price performance, which explains why Alcoa and other aluminum and alumina producers have tended to lag total shareholder returns of companies engaged in other commodities and materials businesses over the past several years.

*	Data for iron ore pricing is available from 2008.

The global financial crisis and deep recession resulted in a sharp drop in aluminum pricing, widespread destruction of demand and a build-up of aluminum inventories. These factors depressed Alcoa’s share price in the period 2008-2010 relative to other materials companies not engaged in aluminum production. However, the outlook for aluminum demand is positive as economic activity recovers.

Our focus on profitability and free cash flow is differentiating us from our aluminum industry peers.

In the second half of 2010, Alcoa began to move ahead of its aluminum industry peers, we believe as a result of our focus on profitability and free cash flow, which are the two key financial metrics in our incentive plans.

The aluminum industry peers in this chart include the following aluminum or alumina producing companies with revenues of $3 billion or more: Chalco, Rusal, Norsk Hydro, Nalco, Alumina Ltd., Shandong Nanshan.

Pay for Performance

We have two forms of performance pay—annual cash incentives and long term stock incentives. Beginning with the 2011 equity awards, 80% of the value of the equity awards to senior officers is required to be made in the form of performance-based restricted share units and 20% of the value is required to be made in the form of time-vested options. As a result of this change, the majority of the shares granted to senior officers is contingent on meeting pre-determined goals. Together with the annual performance-based cash incentive plan, the target compensation for our Chief Executive Officer (CEO) will be 74% performance based in 2011. In addition, beginning in 2011 the annual grants of time-vested equity awards to senior officers will only be made in the form of stock options, which, unlike restricted share units, have no value unless the stock price increases.

CEO Performance Pay 2010 vs. 2011

Incentive targets are hard to achieve.

We establish targets to improve year-over-year performance, which becomes more difficult over time as new performance levels are achieved in the prior year. 2010 targets were established to improve performance over 2009 actual performance. Some of the non-financial targets for the annual cash incentive plan were not achieved and did not receive a pay-out.

We believe that incentive compensation targets should be established to drive real and sustainable improvements in operating performance. At the same time, targets should not be set so high that achievement of them would not be possible. Our targets are established to pay out at 100% if all the metrics in the incentive plan are achieved. There is a steep downward slope if 100% performance is not achieved. We had two business groups in 2010 that outperformed their annual cash incentive plans and were rewarded for their superior results. These results are reviewed on pages 27 and 28. Our other business group underperformed and earned only 65% of the 2010 annual cash incentive award. The results for that group are not set forth in this Proxy Statement because no one in the group was among the most highly compensated officers in 2010.

Annual Cash Incentive Compensation

We pay annual cash incentive compensation to achieve annual operating goals. During the financial crisis, we experienced limited access to short term financing combined with the unprecedented drop in the price of aluminum on the London Metal Exchange. As a result, in 2009 we focused exclusively on generating free cash flow. In 2010, we designed our incentive compensation financial metrics to drive an increase in profit as well as free cash flow because liquidity is still important as the economy climbs out of a deep recession, but a return to profitability is equally important. Consequently, we weighted both financial metrics equally in the 2010 annual cash incentive compensation plan. We also pay incentive compensation for achieving safety, environmental and diversity representation goals, all of which support our fundamental corporate values, help to make Alcoa a place that attracts talented people and contribute to attaining our financial objectives. We weight the financial objectives 80% and the non-financial objectives 20% of the incentive compensation opportunity based on the judgment of management that this proportion drives optimal operating performance results.

The Compensation and Benefits Committee approved annual cash incentive compensation earned in accordance with the formula set forth in the chart below. The calculated formula amount may be adjusted for individual performance. See “Analysis of 2010 Compensation” on page 26.

2010 Annual Cash Incentive Compensation Plan Design, Targets and Results at the Corporate Level

$ in millions	Metric	2009 Actual	Target 2010	Result 2010	IC Result	Weighting	Payout
Financial Measures	Adjusted Free Cash Flow[1]	($257)	$1,018	$1,345	148.5%	40%	59.4%
	Profit[2]	($685)	$440	$538	116.0%	40%	46.4%
Non- Financial Measures	Safety[3]	1.39	1.22	1.35	0%	5%	0.0%
	Environment[4] CO2 tons reduction	N/A	400,000	505,000	184%	5%	9.2%
	Diversity[5]		Total			10%	9.0%
	Executive women, global	16.8%	17.3%	16.9%	60%	2.5%	1.5%
	Executive minorities, US	13.3%	13.9%	12.9%	0%	2.5%	0.0%
	Professional women, global	22.8%	23.3%	23.8%	200%	2.5%	5.0%
	Professional minorities, US	14.7%	15.2%	15.2%	100%	2.5%	2.5%
					TOTAL	100%	124%[6]

Footnotes to 2010 Annual Cash Incentive Compensation Plan Design, Targets and Results

Currency rates and the price of aluminum, which is traded as a commodity on the London Metal Exchange (LME), were kept constant at the LME price and currency assumptions used when the targets were established to eliminate the effect of price and currency fluctuations, which are not influenced by management’s actions.

[1]	Adjusted Free Cash Flow is calculated on an after-tax basis and defined as cash from operations less capital expenditures. See Attachment E for Reconciliations to GAAP, page 89.
[2]

The measure of profit at the corporate level is Income from Continuing Operations excluding discrete items (positive and negative) generally not taken into account by analysts in their evaluation of earnings from operations. See Attachment E for Reconciliations to GAAP, page 89.

[3]

The safety target was a reduction of the Total Recordable Rate to 1.22. We chose this metric because we have achieved benchmark performance on most other safety measures. Our total recordable rate, while good, is not the best in the world. The 2009 actual rate was calculated without businesses that were divested and were not part of the 2010 rate calculation.

[4]

The environmental target was to reduce CO2 emissions by 400,000 tons in 2010, to make progress against our 2030 environmental goals. Although the company has pursued carbon reduction goals previously, 2010 was the first year such goals have been applied to all business groups and tied to incentive compensation targets.

[5]

The diversity targets were designed to increase the representation of executive and professional women on a global basis and to increase the representation of minority executives and professionals in the U.S.

[6]	Expressed as a percentage of the target award for the position. The target award for the CEO is 150% of salary and for the other named executive officers, 100% of salary.

Long Term Stock Incentives

We grant long term stock awards to align executives with the interests of shareholders, link compensation to share price appreciation over a multi-year period and support the retention of our management team. We provide two types of annual equity awards—performance-based and time-vested, each of which were weighted equally in 2010. Restricted share units vest in three years. Stock options vest ratably over a three-year period and are exercisable over a ten year period from the date of grant.

Performance-based long term stock incentives

Approximately 50 senior executives, including the named executive officers, are eligible to receive performance-based long term stock incentives because they are in positions to have the most influence over the company’s financial performance. 2010 awards granted under the performance share plan were paid out at 32.3% above the target award opportunity. The target award opportunity was established at a value that when added to other compensation elements would deliver total compensation approximately equivalent to the median of total compensation for the peer group of companies. There is no adjustment for individual performance under this plan.

2010 Performance-Based Equity Design, Results and Payout

Performance Measure ($ in millions)	2009 Actual	Target 2010	Result 2010	Plan Result	Weighting	Payout
Adjusted Free Cash Flow*	($257)	$1,018	$1,345	148.5%	50%	74.3%
Income from Continuing Operations*	($685)	$440	$538	116.0%	50%	58.0%
				TOTAL	100%	132.3%
*	See Attachment E for Reconciliations to GAAP, page 89.

Given the continued volatility in the market in 2010, we established long term stock incentives to focus on the two critical operating objectives for 2010: generating free cash flow and increasing profitability. These metrics are weighted equally because they are of equal importance in our recovery from the recession. Equity granted under this plan vests in three years for restricted share units and ratably over three years for stock options. The performance period for 2010 was one year. We intend to move to a longer performance period once the markets stabilize.

Time-based long term stock incentives

In 2010, approximately 50% of the value of equity awards to the named executive officers was in the form of time-vested awards. We provide a portion of compensation in the form of time-based stock incentives because it is widely used by most companies as a form of compensation and we would be at a competitive disadvantage if we did not offer this form of compensation.

Peer Groups

We use Towers Watson survey data for companies with revenues between $15 billion and $75 billion (excluding financial companies) to establish competitive compensation for the CEO and other executive level positions. For 2010, 127 companies met these criteria and were used to compare compensation for all of the executive level positions except the CEO position. Of this peer group, 59 companies provided data for a combined CEO/Chairman position in a publicly traded company comparable to the structure currently in place at Alcoa. The data from these 59 companies were used to evaluate our CEO’s compensation, In 2010, target compensation for our CEO fell within 5% of the median of this data and target compensation for the other named executive officers fell within 10% of the median of this peer group. We selected this peer group because it provides a broad measure of compensation in the market in which we compete for talent. Attachment C lists the companies in the peer group. See page 82.

Other data used to establish compensation

The Compensation and Benefits Committee reviews tally sheets for each senior executive, including the CEO, before making compensation decisions for those executives. This information includes compensation opportunity, actual compensation realized and wealth accumulation. These data provide additional information on which to base compensation decisions and are considered together with peer group market data in establishing compensation. In addition, compensation varies depending on an executive’s scope and breadth of responsibility, individual performance against Alcoa’s performance management system and experience.

Why we pay salaries to senior executives

Each named executive officer receives a salary taking into account the median of the peer group for his position and with reference to performance and other factors. We pay salaries to the named executive officers to ensure an appropriate level of fixed compensation that enables attraction and retention of highly skilled executives and mitigates the incentive to assume highly risky business strategies to maximize annual cash compensation.

Why we provide benefits to senior executives

We provide retirement and benefit plans to senior executives for the same reasons we provide them to employees—to provide a competitive compensation package that offers an opportunity for retirement, savings and health and welfare benefits. We have limited perquisites, which are described with regard to each named executive officer in the footnotes to the Summary Compensation Table “Column (i)—All Other Compensation” on page 35.

Analysis of 2010 Compensation

The analysis set forth below for each of the named executive officers focuses on 2010 compensation decisions.

CEO Compensation

In 2010, the CEO’s salary remained the same for the third year in a row. Mr. Kleinfeld earned annual cash incentive compensation equal to the formula amount of 124% of his target award. His target award was 150% of his salary, which is the same as last year. There were no individual performance adjustments made to the calculated formula results for the annual cash incentive and the performance share awards for Mr. Kleinfeld. Mr. Kleinfeld earned performance share awards equal to the formula payout of 132.3% of the target amount. The target amount for equity awards (performance and time vested) was established by setting CEO total compensation at the median of the peer group. For security and efficiency reasons, and to focus as much of his personal time on business as possible, the company permits the CEO to have personal use of a company plane and car. Mr. Kleinfeld used the company plane once in 2010 for personal reasons, for a total incremental cost of $7,786. The value of his use of a company car was $70,889 in 2010, which includes the cost of his commute to and from New York City and his home in Westchester County, New York. Mr. Kleinfeld offered to reimburse (and the company has agreed to accept reimbursement of) any future use of a company car valued above $70,000 per year. Neither of these perquisites is grossed up for taxes.

The chart below lists the cash compensation and realized equity value for Mr. Kleinfeld during the past three years.

Three year history of cash compensation and realized equity grants for the CEO

Other Named Executive Officer Compensation

The salaries of all of the named executive officers in the Summary Compensation Table on page 33 were not increased in 2010 as part of the company’s on-going efforts to conserve cash. The significant compensation decisions for each named executive officer other than the CEO are explained below.

Mr. Christopher. Mr. Christopher’s salary for 2010 was not increased over his salary for 2009. Mr. Christopher’s cash incentive compensation award for 2010 of $1,100,000 was based on the corporate incentive compensation plan described in the table on page 24 and on the group business plan for Engineered Products and Solutions, which exceeded target performance. Mr. Christopher was the Executive Vice President and Group President of the Engineered Products and Solutions group (EPS) in 2010. The EPS group plan has the same design as the corporate plan except the profit metric at the group level was After Tax Operating Income (ATOI). The financial targets for the EPS plan, weighted at 40% each, were for free cash flow $334 million and for ATOI $281 million. The results were: for free cash flow $442 million, and for ATOI $415 million—the best improvement in profitability year-over-year in the past eight years, despite market challenges. The EPS plan also included non-financial targets weighted at 20% for the following metrics:

•	reducing the total recordable rate of injuries from 1.48 to 1.40—achieved a reduction to 1.29;

•	reducing the amount of money spent on energy by $22.9 million—achieved a reduction of $33.6 million; and

•

increasing diversity representation—exceeded the target of representation in professional ranks of minorities in the US (target 16.6%, result 17.1%) and of representation of women on a global basis in professional ranks (target of 20.7%, result of 21.1%), but did not achieve targets for executive level women (target 12.2%, result 11.3%) and executive level minorities (12.7% target, 12.5% result).

Mr. Christopher also earned a performance equity award at the calculated formula rate of 132.3% of target. The targets, results and design of the corporate performance equity award program are explained on page 25.

Mr. Christopher led the EPS group from its inception until December 31, 2010. He has announced his retirement effective April 1, 2011 and currently serves as Chairman’s Counsel.

Mr. McLane. Mr. McLane is the Chief Financial Officer of Alcoa. Mr. McLane’s salary for 2010 was not increased over his salary for 2009. The most significant change in Mr. McLane’s 2010 compensation was a one-time approximately $2.0 million retention grant of restricted share units. The award will cliff-vest in three years and will be forfeited if Mr. McLane retires during that period. See “Grants of Plan-Based Awards” on page 36. Mr. McLane is eligible to retire from Alcoa, having over 38 years of service. The retention grant was made to encourage him to postpone retirement and to lead the cash sustainability program, which has significantly improved the company’s liquidity position following the financial crisis of 2008-2009. Mr. McLane’s incentive compensation and performance equity awards were calculated in accordance with the corporate targets and results for the cash incentive plan and the performance-based equity award plan described on pages 24 and 25. In addition, his annual incentive cash compensation award of $820,000 included an increase above the formula amount of 11% for his individual leadership performance against the goals established under the cash sustainability program at the beginning of the year, every one of which exceeded the target performance.

Cash Sustainability Program 2010—corporate level

Metric ($ in millions)	Target	Result
Procurement spend reduction	$2,500	$2,643
Overhead cost reduction	$500	$509
Capital expenditure	$1,250	$1,212
Days Working Capital	35 days	34 days

Mr. Schell. Mr. Schell served as the Executive Vice President, Business Development in 2010. Mr. Schell’s salary for 2010 was not increased over his salary for 2009. He left the company as of December 31, 2010. His equity awards granted in 2010 and 2009 were forfeited as of December 31, 2010 because they did not vest. Mr. Schell is entitled to severance payments described on page 43 “Potential Payments Upon Termination or Change in Control.”

Mr. Wieser. Mr. Wieser is the Executive Vice President and Group President, Global Rolled Products. Mr. Wieser’s salary for 2010 was not increased over his salary for 2009. Mr. Wieser’s cash incentive compensation award for 2010 of $1,000,000 was based on the corporate incentive compensation plan described in the table on page 24 and on the group incentive compensation plan for Global Rolled Products (GRP), which exceeded target performance. The GRP group incentive compensation plan has the same design as the corporate plan and the same financial metrics except the profit metric at the group level was After Tax Operating Income (ATOI). The financial targets for the GRP plan, weighted at 40% each, were for free cash flow $211 million and for ATOI $93 million. The results were: for free cash flow $417 million, and for ATOI $220 million. The GRP plan also included non-financial targets weighted at 20% for the following metrics:

•	reducing the total recordable rate of injuries from 1.28 to 1.15—achieved a reduction to 1.16;

•	reducing energy intensity by 1.0%—achieved a reduction of 1.2%; and

•

increasing diversity representation—achieved the target of 17.2% representation of executive women and exceeded the target for professional women (target 24.7%, result 25%), but did not achieve targets for representation of minorities in the U.S.—executive level minorities (target 18.3%, result 13.8%) and professional level minorities (target 12.7%, result 11.6%).

Mr. Wieser also earned a performance equity award at the calculated formula rate of 132.3% of target. The targets, results and design of the corporate performance equity award program are explained on page 25.

In 2010, Mr. Wieser received a cash payment of $89,000 in lieu of a mortgage subsidy provided under a relocation plan generally available to employees. He was reimbursed for taxes on this payment to equalize the tax position he would have been in had he received the mortgage subsidy. This mortgage subsidy payment plus tax reimbursement will continue for a further two years. In addition, he received a cash payment of $106,903 plus tax reimbursement to cover closing costs under the same relocation plan.

2010 Actions Regarding Compensation Policies and Practices

Compensation Risk Profile. In 2010, the Compensation and Benefits Committee evaluated the current risk profile of our compensation programs and the Board of Directors also considered the risks related to compensation in its oversight of enterprise risk management. These evaluations noted numerous ways in which compensation risk is effectively managed or mitigated, including the following factors:

•	A balance of corporate and business unit weighting in incentive plans

•	A balanced mix between short-term and long-term incentives

•	Caps on incentives

•	Use of multiple performance measures in the annual incentive plan and the equity incentive plan with a focus on operational targets to drive free cash flow and profitability

•	Discretion retained by the Committee to adjust individual awards

•	Stock ownership guidelines requiring holding substantial equity in the company until retirement

•	Claw back policies applicable to all forms of incentive compensation

•	Anti-hedging provisions in the Insider Trading Policy

In addition, (i) no business unit has a compensation structure significantly different from that of other units or that deviates significantly from the company’s overall risk and reward structure; (ii) unlike financial institutions involved in the financial crisis where leverage exceeded capital by many multiples, the company has a conservative leverage policy with a target of keeping debt to capital in the range of 30% to 35%; and (iii) compensation incentives are not based on the results of speculative trading. The Board of Directors adopted resolutions in 1994 creating the Strategic Risk Management Committee with oversight of hedging and derivative risks and a mandate to use such instruments to manage risks of the company but not for speculative purposes. As a result of these evaluations, we have determined that it is not reasonably likely that risks arising from our compensation and benefit plans would have a material adverse effect on the company. See page 63 for a discussion of risk management.

Company stock ownership policy. Our stock ownership policy was changed in 2010 to increase the stock ownership requirements for officers and directors (stock ownership guidelines for directors is discussed on page 57). Our previous stock ownership policy was based on a number of shares—160,000 for the CEO and 50,000 for each named executive officer. In 2010 we reviewed the stock ownership guidelines in light of the steep drop in our share price in 2009. We determined that these guidelines had become inadequate and after a review of policies in effect at other companies, a decision was made to change to a dollar-based requirement. We also increased substantially the value of shares required to be held until retirement in order to further emphasize a long term focus on shareholder value. Under the new policy, the CEO is required to hold stock until retirement worth six times his annual salary ($8.4 million in 2010) and the other named executive officers are required to hold stock until retirement worth three times their annual salaries. Until the stock ownership requirements are met, each executive will be required to retain until retirement 50% of shares acquired upon vesting of restricted share units after March 1, 2011 or upon exercise of stock options that vest after March 1, 2011, after deducting those shares used to pay for the exercise price and taxes. Unvested restricted share units, unexercised stock options and any stock appreciation rights do not count towards the stock ownership guideline. Because these guidelines had not yet come into effect, as of December 31, 2010, none of the named executive officers satisfied the new guidelines except Mr. Christopher.

Equity choice program. In 2010, the equity choice plan permitted employees to choose whether to receive equity awards in the form of restricted share units or stock options, at a ratio of three stock options to one restricted share unit. Beginning with the 2011 equity awards, equity choice is no longer offered to senior executives and 80% of the value of the equity awards are granted in the form of performance-based restricted share units and 20% in the form of time-vested stock options.

Dividend policy. Beginning with awards granted after January 1, 2010, dividend equivalents have not been paid currently on any restricted share units (including performance share units), but have been accrued and paid only if the award vests. Dividend equivalents that accrue on restricted share units will be calculated at the same rate as dividends paid on the common stock of the company. Dividend equivalents have not been paid on any stock options granted after January 1, 2003.

2009 Alcoa Stock Incentive Plan. The 2009 Alcoa Stock Incentive Plan was amended to eliminate the immediate vesting of Alcoa stock awards upon a change in control if a replacement award is provided. The replacement award will vest immediately if, within a two-year period following a change in control, a plan participant is terminated without cause or leaves for good reason. Performance-based stock awards will be converted to time-vested stock awards upon a change in control under the following terms: (i) if 50% or more of the performance period has been completed as of the date on which the change in control has occurred then the number of shares or the value of the award will be based on actual performance completed as of the date of the change in control; or (ii) if less than 50% of the performance period has been completed as of the date on which the change in control has occurred, then the number of shares or the value of the award will be based on the target number or value.

Change in Control and Severance Agreements. We provide a standard form of executive severance agreement to executives in certain key positions to provide flexibility in the timing of making leadership changes and to provide for two-year non-competition and non-solicitation restrictions on future employment. We also have a change in control plan that covers the named executive officers, which applies only in the event of a change in control. Effective January 1, 2010, no excise or other tax gross ups will be paid, and severance benefits will be available only upon termination of employment for “good reason” by an officer or without cause by the company, with regard to any new plan participants after January 1, 2010. For a discussion of the Change in Control Severance Plan and the Executive Severance Agreements and the triggers for payments under the plan and the agreements, see page 42 “Potential Payments upon Termination or Change in Control.”

Tax Gross-Ups. As of January 1, 2010 we eliminated tax gross ups on all benefits except relocation benefits, and as grandfathered under the change in control plan described above.

No repricing or replacing underwater stock options without shareholder approval. In 2010, 15,249,532 options were cancelled because they expired underwater. The company did not request that the shareholders approve any replacement shares for these underwater options. The 2009 Alcoa Stock Incentive Plan explicitly prohibits any form of repricing, including (i) reducing the exercise price of outstanding options or stock appreciation rights, (ii) canceling outstanding options or stock appreciation rights in exchange for options or stock appreciation rights with an exercise price that is less than the exercise price of the original options or stock appreciation rights or (iii) replacing outstanding options or stock appreciation rights in exchange for other awards or cash without shareholder approval.

No multi-year employment contracts. It is the policy of the Compensation and Benefits Committee not to enter into multi-year employment contracts with senior executives providing for guaranteed payments of cash or equity compensation. The only such contract that has previously been in place expired December 31, 2010.

Tax Deductibility of Incentive Compensation. Alcoa is recommending in this proxy statement the adoption of an Internal Revenue Code Section 162(m) compliant annual cash incentive compensation plan for the reasons set forth in the proposal on page 46. For U.S. federal income tax purposes, Alcoa cannot currently take a tax deduction for some compensation paid in excess of $1 million, referred to as the “162(m) limitation”. Shareholder approval of the proposed plan will enable all variable compensation—including annual incentives, performance-based restricted stock and stock options (the latter two of which are already Section 162(m) compliant) to potentially qualify for full deductibility as performance-based compensation. The Committee considers the deductibility of compensation when determining the form of awards to ensure that to the extent possible awards are deductible. While the Committee intends to take appropriate steps to ensure deductibility of compensation in the future, there may be circumstances in which the Committee determines that nondeductible compensation is appropriate to support a variety of objectives.

Other Policies

Company policy for compensation recovery. Our two incentive compensation plans—the 2009 Alcoa Stock Incentive Plan and the Incentive Compensation Plan for annual cash incentives each contain provisions permitting recovery of performance based compensation. These provisions are explained in detail on page 67. We will review this policy to consider any changes needed as a result of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, once the rules relating to such policies have been proposed and adopted.

Stock option timing and pricing. Alcoa grants stock options to named executive officers at a fixed time every year—generally the date of the board and committee meetings in January. The timing of the board and committee meetings in January is such that the meetings occur after we release earnings for the year and the performance of the company for the year is publicly disclosed. The exercise price of our stock options is the closing price of our stock on the date of the grant, as reported on the New York Stock Exchange.

Benefits. The named executive officers participate in the same benefit plans as our salaried employees. Limited additional perquisites paid to the named executive officers are explained in the notes to the Summary Compensation Table on page 35, see “Column (i) All Other Compensation.”

Retirement plans. Retirement plans for executives generally pay the same formula amount as retirement plans for salaried employees, with exceptions for Messrs Kleinfeld and Wieser. Mr. Kleinfeld has an individual arrangement offset by retirement benefits provided by a prior employer and Mr. Wieser has an Austrian insurance contract arranged prior to his relocation to the U.S. His Alcoa retirement benefits are offset by this contract. See notes to the Pension Benefits table on page 40.

Compensation Consultants. The Compensation and Benefits Committee has authority to retain its own advisors, including compensation consultants. In 2010, the Committee retained an independent compensation consultant, Frederic W. Cook & Co. who provided advice as requested by the committee, including, among other things, a review of the company’s compensation plans for executives, advice on setting the CEO’s compensation, comments on the CD&A for this proxy statement, and advice on changes in compensation practices and policies described in the CD&A. Frederic W. Cook & Co. does not provide any services to the company other than the services provided directly to the committee. We use comparative compensation data from Towers Watson to help evaluate whether our compensation programs are competitive with the market. The comparative compensation data are not customized based on parameters developed by Towers Watson. Towers Watson does not provide any executive compensation advice to the Compensation and Benefits Committee. See page 65 for additional information.

COMPENSATION COMMITTEE REPORT

The Compensation and Benefits Committee (the “Committee”) has

1.	reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management; and

2.	based on the review and discussions referred to in paragraph (1) above, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the company’s proxy statement relating to the 2010 annual meeting of shareholders.

The Compensation and Benefits Committee

Joseph T. Gorman, Chairman

Arthur D. Collins, Jr.

Kathryn S. Fuller

Patricia F. Russo

February 17, 2011

SUMMARY COMPENSATION TABLE FOR 2010

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Non- Qualified Deferred Compen- sation Earnings ($)	All Other Compen- sation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Klaus Kleinfeld Chairman and Chief Executive Officer	2010	$1,400,000	$0	$4,000,258	$4,139,114	$2,604,000	$943,642	$205,348	$13,292,362
	2009	$1,400,000	$0	$0	$5,832,000	$3,754,800	$682,887	$227,466	$11,897,153
	2008	$1,400,000	$0	$3,021,377	$2,564,000	$1,884,000	$690,265	$836,522	$10,396,164

Charles D. McLane, Jr. Executive Vice President and Chief Financial Officer	2010	$600,000	$0	$3,800,357	$0	$820,000	$2,513,845	$35,850	$7,770,052
	2009	$600,000	$0	$0	$1,331,640	$1,300,000	$1,263,511	$11,991	$4,507,142
	2008	$611,538	$0	$1,925,589	$0	$577,000	$1,064,544	$40,210	$4,218,881

William F. Christopher Executive Vice President and Group President, Engineered Products and Solutions	2010	$600,000	$0	$1,800,278	$0	$1,100,000	$1,794,524	$33,333	$5,328,135
	2009	$600,000	$0	$0	$1,331,640	$1,250,000	$908,078	$9,441	$4,099,159
	2008	$611,538	$0	$1,808,384	$0	$675,000	$770,464	$37,431	$3,902,817

J. Michael Schell Executive Vice President— Business Development	2010	$600,000	$0	$1,450,405	$0	$600,000	$0	$1,071,250	$3,721,655
	2009	$600,000	$0	$1,141,210	$0	$675,000	$0	$1,045,000	$3,461,210
	2008	$388,636	$1,600,000	$2,500,004	$0	$0	$0	$1,034,977	$5,523,617

Helmut Wieser	2010	$630,000	$0	$76,095	$1,500,751	$1,000,000	$395,167	$466,940	$4,068,953
Executive Vice President and	2009	$630,000	$0	$0	$1,198,476	$1,125,000	$188,127	$69,207	$3,210,810
Group President,	2008	$630,000	$0	$1,948,794	$0	$490,000	$121,533	$116,606	$3,306,933
Global Rolled Products

Summary Compensation Table Notes

Column (a)—Named Executive Officers

The named executive officers include the chief executive officer, the chief financial officer, and the three other most highly compensated executive officers who were serving as executive officers at December 31, 2010. For purposes of determining the most highly compensated executive officers, the amounts shown in column (h) were excluded.

Column (c)—Salaries

The salary column includes annual salary.

Column (d)—Bonus

There were no discretionary bonuses paid to the named executive officers in 2010.

Columns (e) and (f)—Stock Awards and Stock Options

The value of stock awards in column (e) and stock options in column (f) equals the fair value at date of grant. The value is calculated in accordance with Financial Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation. Performance share awards and performance options granted in January 2010 are shown at 100% of target. Amounts reflected in columns (e) and (f) of the Summary Compensation Table include both time vested and performance based awards. The value of the performance awards on the date of grant was as follows:

Name	Grant Date Value of Performance Award
	At Target	At Maximum
Klaus Kleinfeld	$4,139,114	$8,139,372
Charles D. McLane, Jr.	$900,139	$1,800,278
William F. Christopher	$900,139	$1,800,278
J. Michael Schell	$725,202	$1,450,405
Helmut Wieser	$750,376	$1,475,578

Awards to Messrs. Kleinfeld and Wieser are in the form of stock options, which to the extent they are earned above the target amount, are paid in the form of restricted share units. The conversion of options to restricted share units results in a difference in valuation at the maximum amount.

The 2008 stock option award amounts were restated from previous proxy disclosures to reflect changes in the SEC rules. The assumptions underlying the valuation of stock options are set forth in the table below:

	January 2010 Grants	January 2009 Grants	2008 Grants
Weighted average fair value per option	$4.67	$2.43	$6.41
Average risk-free interest rate	0.14-3.62%	0.3-2.65%	3.01-3.66%
Expected dividend yield	1.10%	8.20%	2.10%
Expected volatility	47%-51%	70%-38%	31-34%
Expected exercise behavior	35%	43%	39%
Expected life (years)	5.56	4.44	4.0

A restricted share unit is valued at the market price of a share of stock on the date of grant as determined by the closing price of the common stock.

Column (g)—Non-Equity Incentive Plan Compensation

Reflects cash payments made under the annual Incentive Compensation Plan for 2010 performance.

Column (h)—Change in Pension Value and Non-Qualified Deferred Compensation Earnings

The amount shown in column (h) reflects the aggregate change in the actuarial present value of each named executive officer’s accumulated benefit under all defined benefit and actuarial plans, including supplemental plans, from December 31, 2009 to December 31, 2010. Earnings on deferred compensation are not reflected in this column because the return on earnings is calculated in the same manner and at the same rate as earnings on externally managed investments of salaried employees participating in the tax-qualified 401(k) plan and dividends on company stock are paid at the same rate as dividends paid to shareholders.

Column (i)—All Other Compensation

Company Contributions to Savings Plans. The named executive officers participate in the Alcoa Retirement Savings Plan and the Deferred Compensation Plan for U.S. salaried employees. Under our 401(k) tax-qualified retirement savings plan, participating employees may contribute up to 6% of base pay on a pre-tax basis and up to 4% on an after-tax basis. Alcoa matches up to 6% of pre-tax contributions. These matching contributions, which were suspended on April 1, 2009, were reinstated on February 1, 2010. If a named executive officer’s contributions to the savings plan exceed the limit on contributions imposed by the tax code, the amount over the limit “spills over” into the non-qualified Deferred Compensation Plan. In 2010, total company contributions were: Mr. Kleinfeld $84,350, Mr. McLane $33,000, Mr. Christopher $33,000, Mr. Wieser $34,650 and Mr. Schell $1,071,250. For U.S. salaried employees hired after March 1, 2006, including Messrs. Kleinfeld and Schell, the company contributes an amount equal to 3% of salary and annual incentive eligible for contribution to the Alcoa Savings Plan as a pension contribution. In 2010 the company contributed $7,350 to Mr. Kleinfeld’s and Mr. Schell’s accounts under this pension feature, which is included in the total amount stated above for both of them. In addition, Mr. Schell received a pension contribution to his Deferred Compensation Plan account in the amount of $30,900, a matching contribution to his Alcoa Savings Plan account of $21,300 and a $1,000,000 contribution to his Deferred Compensation Plan account under the terms of his employment agreement, all of which amounts are included in the total amount. Mr. Schell left the company December 31, 2010.

Term life insurance to defray estate taxes. We provide additional term life insurance to Mr. Wieser to offset the estimated U.S. estate taxes resulting from his decision to accept a position in the United States and move from his home country. In 2010, the company paid premiums for this insurance in the amount of $20,735 for Mr. Wieser.

Split dollar life insurance and other company paid insurance. We provide split dollar life insurance through a legacy plan to Messrs. McLane and Christopher. The foregone interest on the company’s portion of 2010 premiums for split dollar life insurance under policies provided prior to enactment of the Sarbanes-Oxley Act of 2002 is: Mr. McLane $363 and Mr. Christopher $333. Mr. McLane has other company paid insurance for which the company paid $2,487 in 2010.

Company aircraft and car service. In 2010, the incremental cost of Mr. Kleinfeld’s personal use of company aircraft was valued at $7,786 for one round trip. The incremental cost of the use of the company aircraft is calculated based on the variable costs to the company, including fuel costs, mileage, trip related maintenance, universal weather monitoring costs, on-board catering, landing and ramp fees and other miscellaneous variable costs. Fixed costs which do not change based on usage, such as pilot salaries, the lease costs of the company aircraft and the cost of maintenance not related to trips are excluded. In 2010, Mr. Kleinfeld had personal use of a company car and driver valued at $70,889. Personal use of a company car includes Mr. Kleinfeld’s commute to and from his home in Westchester County, New York and his office in New York City. Mr. Kleinfeld has offered to reimburse the company in the future for personal use of a company car that exceeds $70,000 per year.

Relocation benefits and tax reimbursement. Mr. Kleinfeld received relocation assistance in 2010 in the amount of $22,761 related to his relocation to New York. He was reimbursed $19,562 for additional income taxes resulting from this assistance under the terms of the relocation policy. In 2010, Mr. Wieser received a cash payment of $89,000 in lieu of a mortgage subsidy which would have been provided under a relocation plan generally available to employees. He was reimbursed for taxes on this payment to equalize the tax position he would have been in had he received the mortgage subsidy. This mortgage subsidy payment plus tax reimbursement will continue for a further two years. In addition, he received a cash payment of $106,903 plus tax reimbursement to cover closing costs under the same relocation plan.

GRANTS OF PLAN-BASED AWARDS FOR 2010

Name	2010 Grant Dates	Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[2]			All Other Stock Awards: Number of Shares of Stock or Units[3] (#)	All Other Option Awards: Number of Securities Underlying Options[4] (#)	Exercise or Base Price of Option Awards ($/sh)	2010 Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum[8] ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Klaus Kleinfeld		$1,050,000	$2,100,000	$6,552,000
	01/26/10				0	886,320[6]	886,320[6]	295,440		$13.54	8,139,372
							295,440[7]
										Total	$8,139,372

Charles D. McLane, Jr.		$300,000	$600,000	$1,872,000
	01/26/10				0	66,480[5]	132,960[5]	66,480			1,800,278
	04/22/10							144,410			2,000,079
										Total	$3,800,357

William F. Christopher		$300,000	$600,000	$1,872,000
	01/26/10				0	66,480[5]	132,960[5]	66,480			1,800,278
										Total	$1,800,278

J. Michael Schell		$300,000	$600,000	$1,872,000
	01/26/10				0	53,560[5]	107,120[5]	53,560			1,450,405
										Total	$1,450,405

Helmut Wieser		$315,000	$630,000	$1,965,600
	01/26/10				0	160,680[6]	160,680[6]	5,620	160,680	$13.54	1,576,846
							53,560[7]
										Total	$1,576,846

[1]	2010 annual cash incentive awards made under the Incentive Compensation Plan, see CD&A, page 24.
[2]	Performance equity awards in the form of restricted share units or stock options, granted under the 2009 Alcoa Stock Incentive Plan. See CD&A, page 25.
[3]	Time-vested stock awards, retention and other special awards granted under the 2009 Alcoa Stock Incentive Plan, which vest 3 years after the grant date.
[4]	Time vested stock options granted under the 2009 Alcoa Stock Incentive Plan, which vest ratably over a 3-year period and terminate in 10 years.
[5]	Performance awards in the form of restricted share units.
[6]	Performance awards in the form of stock options.
[7]

If performance awards in the form of stock options are earned above the target amount, the excess above target is paid in the form of restricted share units that vest 3 years from the grant date of the options to which they relate.

[8]

The maximum award under the 2010 incentive compensation plan formula is 208% of target. However, the Compensation and Benefits Committee has retained discretion to reduce the calculated award to 0 or increase the calculated award by up to 150% of the calculated amount. The maximum amount of the award shown in this column is 150% of 208% to show the maximum discretionary amount that could possibly be awarded.

Grants of Plan-Based Awards

The Grants of Plan-Based Awards table sets forth the 2010 cash incentive and equity incentive opportunity for the named executive officers.

Time-vested equity awards

Time-vested equity awards are granted either in the form of restricted share units or stock options depending on the employee’s choice under the Equity Choice Program described below. Restricted share units vest three years from the date of the grant and are paid in common stock. Restricted share units are forfeited if an individual voluntarily leaves the company before the awards vest, except for retirement, death, change in control or in certain circumstances involving the divestiture of a business. Stock options granted in 2010 vest ratably over a three-year period and expire in ten years.

Performance equity awards

Performance equity awards are granted either in the form of restricted share units or stock options, depending on the employee’s choice under the Equity Choice Program described below. Performance targets are determined after one year. The 2010 targets are discussed in the CD&A on page 25. In January 2011, the Committee determined that the company’s 2010 free cash flow and profit performance resulted in an earned award of 132.3% of the target award amount. In the case of stock options, performance above the target amount is paid in the form of restricted share units that vest 3 years from the date of the original grant of stock options.

Equity Choice Program

Under the Equity Choice Program in place for the 2010 equity awards, employees choose the form of the award—stock options or restricted share units—prior to the year of the grant on a ratio for 2010 grants of one restricted share unit to three stock options for both time-vested and performance based awards. Beginning with the 2011 equity awards, equity choice will no longer be permitted for senior officers, as part of a restructuring of executive compensation to enhance pay for performance.

Mr. Kleinfeld

On January 26, 2010, Mr. Kleinfeld received an annual grant of 295,440 restricted share units and an annual grant of performance stock options with a target amount of 886,320 options. The earned amount of the performance award was 886,320 stock options plus 95,428 restricted share units.

Mr. McLane

On January 26, 2010, Mr. McLane received an annual grant of 66,480 restricted share units and an annual grant of performance shares with a target amount of 66,480 restricted share units. The earned amount of the performance award was 87,954 restricted share units. On April 4, 2010, he was issued a retention grant of 144,410 time-vested restricted share units, which are forfeited if he retires before the end of the three-year vesting period.

Mr. Christopher

On January 26, 2010, Mr. Christopher received an annual grant of 66,480 time-vested restricted share units and an annual grant of performance shares with a target amount of 66,480 restricted share units. The earned amount of the performance award was 87,954 restricted share units.

Mr. Schell

On January 26, 2010, Mr. Schell received an annual grant of 53,560 time-vested restricted share units and an annual grant of performance shares with a target amount of 53,560 restricted share units. He left the Company effective December 31, 2010 and his 2010 and 2009 grants were cancelled because the vesting period had not yet been satisfied.

Mr. Wieser

On January 26, 2010, Mr. Wieser received an annual grant of 160,680 time-vested stock options, an annual grant of performance stock options with a target amount of 160,680 options and a special grant of 5,620 time-vested restricted share units. The earned amount of the performance award was 160,680 stock options plus 17,300 restricted share units.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR–END FOR 2010

Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (Exercisable) (#)		Number of Securities Underlying Unexercised Options (Unexercisable) (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)		(i)	(j)
Klaus Kleinfeld
Stock Awards[1]							545,440	$8,394,322	*
Performance Options	—		—	886,320	13.54	2020/01/26
	400,000		800,000		8.33	2015/01/23
	89,286		—		39.15	2013/10/01
Original Options[2]	400,000		800,000		8.33	2015/01/23

Charles D. McLane, Jr.
Stock Awards[1]							276,807	$4,260,060	*	66,480	$1,023,127	*
Performance Options	91,334		182,666	—	8.33	2015/01/23
Original Options[2]	91,334		182,666	—	8.33	2015/01/23
	15,000	[5]	—	—	36.04	2012/01/11
	29,300	[4]	—	—	29.54	2011/01/13
	13,700	4&5	—	—	31.47	2011/01/12

William F. Christopher
Stock Awards[1]							131,230	$2,019,630	*	66,480	$1,023,127	*
Performance Options	91,334		182,666	—	8.33	2015/01/23
Original Options[2]	91,334		182,666	—	8.33	2015/01/23
	101,533		—	—	22.56	2013/01/10
	91,400	[4]	—	—	29.54	2011/01/13
Reload Options[3]	8,484		—	—	46.77	2011/11/09
	56,706	[4]	—	—	46.77	2011/01/12

J. Michael Schell
Stock Awards[1]							288,847	$4,445,355	*	53,560	$824,288	*

Helmut Wieser
Stock Awards[1]							68,112	$1,048,244	*
Performance Options	—		—	160,680	13.54	2020/01/26
	82,200		164,400	—	8.33	2015/01/23
	44,000		—	—	30.30	2013/01/18
Original Options[2]	—		160,680	—	13.54	2020/01/26
	82,200		164,400	—	8.33	2015/01/23
	65,540		—	—	28.93	2012/01/12
	51,800				36.04	2012/01/11
	61,700	[4]			29.54	2011/01/13
	14,386	[4]			31.47	2011/01/12
Reload Options[3]	2,000	[4]	—	—	34.85	2011/01/12

*	The closing price of the company’s common stock on December 31, 2010 was $15.39
[1].

Stock awards include performance share awards at the target amount and time-vested share awards. In December 2010, the projected payout for performance equity awards granted in January 2010 was 100%. Any payout above 100% is made in the form of restricted share units and these amounts would be reflected in columns (i) and (j). All stock awards are in the form of restricted share units that vest three years from the date of grant and are paid in common stock when they vest.

2.

Original options include stock options granted at the regular annual grant date when the Compensation and Benefits Committee meets in January. Options granted from 2004 to 2009 have a term of six years and do not have a reload feature. Options granted since 2010 have a term of ten years and do not have a reload feature. Options granted since 2004 vest in three years (1/3 each year). Options granted in 2003 vest in three years (1/3 each year), have a term of ten years and had a reload feature that allowed one reload in 2004 for the 1/3 of the options that vested in that year. Options granted in 2002 and prior years vest in one year, have a term of ten years and have one reload over the term of the option.

3.

Reload options are options that were granted pursuant to a reload feature on an original option grant. Under the reload feature, when an individual exercises an option and reloads it, he receives stock equal to the difference between the price of the common stock on the date of exercise of the original option and the price of the common stock on the date of the grant of the option, less shares withheld to pay taxes. One half of these after tax “profit shares” must be held for five years or until the individual’s employment with Alcoa terminates. The individual then receives a reload option equal to the after tax profit shares. The reload option has an exercise price equal to the market value of the stock on the date the original option was exercised and has the same expiration date as the underlying original option. The reload feature was designed to promote early exercise of options and retention of Alcoa shares.

4.	This table shows equity grants outstanding as of December 31, 2010. These grants expired in January 2011 without value.
5.	These options have a right to reload.

OPTION EXERCISES AND STOCK VESTED FOR 2010

This table sets forth the actual value received by the named executive officers upon exercise of stock options or vesting of stock awards in 2010.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Klaus Kleinfeld	—	—	20,942	$256,121
Charles D. McLane, Jr.	—	—	64,074	$947,636
William F. Christopher	—	—	86,648	$1,241,323
Helmut Wieser	—	—	73,648	$1,043,982

PENSION BENEFITS FOR 2010

Name	Plan Name(s)	Years of Credited Service¹	Present Value of Accumulated Benefits	Payments During Last Fiscal Year
Klaus Kleinfeld	Individual Agreement	3.25	$2,316,784	N/A

Charles D. McLane, Jr.	Alcoa Retirement Plan	38.04	$1,532,001
	Supplemental Pension Plan for Senior Executives*		$6,662,436

	Total		$8,194,437	N/A

William F. Christopher	Alcoa Retirement Plan	35.75	$1,472,551
	Supplemental Pension Plan for Senior Executives		$7,455,997

	Total		$8,928,548	N/A

Helmut Wieser	Alcoa Retirement Plan	10.25	$0
	Pension arranged through insurance contract		$785,447
	Excess Benefits Plan C		$950,658

	Total		$1,736,105	N/A

*	A portion of Mr. McLane’s benefit will be paid from the Reynolds Restoration Plan.

Qualified Defined Benefit Plan

In 2010, Messrs. McLane, Christopher and Wieser participated in the Alcoa Retirement Plan. The Alcoa Retirement Plan is a funded, tax-qualified, non-contributory defined benefit pension plan that covers a majority of U.S. salaried employees. Benefits under the plan are based upon years of service and final average earnings. Final average earnings include salary plus 100% of annual cash incentive, and are calculated using the average of the highest five of the last ten years of earnings (high consecutive five for Mr. Wieser). The Alcoa Retirement Plan reflects limits imposed by the tax code. The limit for 2010 compensation was $245,000. The base benefit payable at age 65 is 1.1% of final average earnings up to the social security covered compensation limit plus 1.475% of final average earnings above the social security covered compensation limit, times years of service. Benefits are payable as a single life annuity, a reduced 50% joint and survivor annuity, or a reduced 75% joint and survivor annuity upon retirement. At December 31, 2010, Messrs. McLane and Christopher were eligible to retire with an unreduced normal retirement benefit under the applicable rules of the Alcoa Retirement Plan because they have at least 30 years of service. At December 31, 2010, Mr. Wieser was eligible to retire with a reduced early retirement benefit under the applicable rules of the Alcoa Retirement Plan because he was at least age 55 and had at least 10 years of service.

Non-qualified Defined Benefit Plan

Messrs. McLane and Christopher participate in the Supplemental Pension Plan for Senior Executives. This plan is a non-qualified plan which provides for benefits that exceed the limits on compensation imposed by the tax code. In addition, this plan, upon qualified retirement, provides executives who retire with 30 or more years of service a total pension benefit prior to age 62 that is equal to 1.475% of average final compensation (salary plus 100% of annual cash incentive) per year of service. This payment will be reduced by 1% for each year by which retirement precedes age 62. The post age 62 amount is equivalent to the Alcoa Retirement Plan formula and is based on final average earnings consisting of salary plus 100% of incentive compensation. Mr. Wieser participates in the Excess Benefits Plan C. This plan is a non-qualified plan which provides for benefits that exceed the limits on compensation imposed by the tax code. The benefit formula is identical to the Alcoa Retirement Plan formula. Benefits under both non-qualified plans are payable as a reduced 50% joint and survivor annuity if the executive is married. Otherwise, the benefit is payable as a single life annuity.

Additional Retirement Benefits for Mr. Wieser

Prior to January 1, 2007, Mr. Wieser was an expatriate employee whose home country was Austria. The pension plan arranged for Mr. Wieser’s service and salary through December 31, 2006 was arranged through an Austrian insurance contract. The contract provides a benefit of 1.2% of final salary multiplied by years of service. Alcoa paid the full premiums for this contract. There were no employee contributions. The benefit will be paid to Mr. Wieser as an annuity and is indexed annually to reflect the growth in the Consumer Price Index in Austria. If Mr. Wieser had voluntarily terminated his employment as of December 31, 2010, it is estimated that the annuity contract would have provided $61,914 per year beginning at age 60. This benefit is reflected as an offset from Mr. Wieser’s calculated Alcoa Retirement Plan benefits beginning at age 60.

Individual Agreements

Under his employment agreement, Mr. Kleinfeld is entitled to a supplemental retirement benefit payable annually after retirement equal to the excess of the product of 4.35% multiplied by years of service multiplied by average final compensation, over a retirement pension payable by Siemens AG. Under his employment agreement, Mr. Schell was entitled to annual credits of $1,000,000 to the Deferred Compensation Plan, which are reported in the Non-Qualified Deferred Compensation Plan Table for 2010 on page 42, and in the Summary Compensation Table for 2010, page 33, in column (i) “All Other Compensation”. Mr. Schell left the company on December 31, 2010. See CD&A “Multi-year contracts” page 31.

Alcoa Savings Plan

For U.S. salaried employees hired after March 1, 2006, including Messrs. Kleinfeld and Schell, the company contributes an Employer Retirement Income Contribution (ERIC) amount equal to 3% of salary and annual incentive eligible for contribution to the Alcoa Retirement Savings Plan as a pension contribution in lieu of a defined benefit pension plan available to employees hired before March 1, 2006. The company contributed $7,350 to Messrs. Kleinfeld’s and Schell’s accounts in 2010. In addition, all U.S. salaried employees, including the named executive officers, are eligible to receive a company matching contribution of 100% up to the first 6% of deferred salary. These matching contributions, which were suspended as of April 1, 2009, were reinstated on February 1, 2010. In 2010, the company matching contribution amount was $7,700 for Mr. Kleinfeld, $11,700 for Messrs. Christopher, McLane and Schell and $11,550 for Mr. Wieser.

Non-qualified Defined Contribution Plan

When the tax code limits on ERIC contributions to the Alcoa Retirement Savings Plan are reached, the ERIC contributions are made into the Deferred Compensation Plan and are reported in the table on page 42 “Non-Qualified Deferred Compensation for 2010.” For Mr. Schell, the company contributed $30,900 in 2010. Mr. Kleinfeld does not receive these deferred compensation contributions due to his individual pension agreement. These amounts are included in the column “All Other Compensation” in the Summary Compensation Table on page 33.

NON-QUALIFIED DEFERRED COMPENSATION FOR 2010

Name	Executive Contributions in 2010	Registrant Contributions in 2010	Aggregate Earnings in 2010	Aggregate Withdrawals/ Distributions	Aggregate Balance at 12/31/2010 FYE
(a)	(b)	(c)	(d)	(e)	(f)
Klaus Kleinfeld	$69,300	$69,300	$32,489 E	$0	$409,939
			$2,742 D
Charles D. McLane, Jr.	$21,300	$21,300	$30,528 E	$0	$438,064
			$4,070 D
William F. Christopher	$21,300	$21,300	$15,574 E	$0	$820,601
			$922 D
J. Michael Schell	$21,300	$1,021,300	$313,939 E	$0	$4,453,204
			$64,417 D
Helmut Wieser	$111,300	$23,100	$11,796 E	$0	$436,366
			$319 D

E—Earnings D—Dividends on Alcoa common stock or share equivalents

The investment options under the non-qualified Deferred Compensation Plan are the same choices available to all salaried employees under the Alcoa Savings Plan and the named executive officers do not receive preferential earnings on their investments. The named executive officers may contribute up to 20% of their salaries in total to the Alcoa Savings Plan and Deferred Compensation Plan and up to 100% of their annual cash incentive compensation to the Deferred Compensation Plan.

The company contributes matching contributions on employee salary deferrals that exceed the limits on compensation imposed by the tax code. These matching contributions, which were suspended as of April 1, 2009, were reinstated on February 1, 2010. For Mr. Schell, the company also contributes:

•	an amount equal to 3% of salary and annual incentive on compensation that exceeds the limits on compensation imposed by the tax code; and

•	an annual contribution of $1,000,000 to a deferred compensation account in accordance with his employment agreement. See CD&A “Multi-year Contracts” on page 31.

These amounts are included in the column “All Other Compensation” in the Summary Compensation Table on page 33.

The principal benefit to executives of this plan is that U.S. taxes are deferred until the investment is withdrawn, so that savings accumulate on a pre-tax basis. The company also benefits from this arrangement because it does not use its cash to pay the salaries or incentive compensation of the individuals who have deferred receipt of these amounts. The company may use this cash for other purposes until the deferred account is paid to the individual upon termination of employment. Upon termination of employment, deferred compensation will be paid in cash as a lump sum or in up to ten annual installments, depending on the individual’s election, account balance and retirement eligibility.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Executive severance agreements

Alcoa entered into executive severance agreements with key executives to facilitate transitioning key positions to suit the timing needs of the company. The agreements provide for higher severance benefits than the Alcoa severance plan for salaried employees, but these agreements also require the executives to agree to a two-year non-competition and non-solicitation provision. Messrs. McLane, Christopher and Wieser have executive severance agreements, which provide that, if their employment is terminated without cause, they will receive two years base salary, continued healthcare benefits for a two-year period, and two additional years of pension accrual. They will also receive a lump sum severance payment of $50,000 upon execution of a general release of legal claims against the company. No severance payments will be made under these agreements unless the general release is signed. Mr. Kleinfeld has, and Mr. Schell had, a similar severance agreement containing the terms described above except that it provides for two years’ annual cash incentive at the target amount. If severance payments or benefits are payable under the Change in Control Severance Plan, described below, no payments will be paid under the executive severance agreements.

Name	Estimated net present value of cash severance payments	Estimated net present value of additional pension credits	Estimated net present value of continued health care benefits	Total
Klaus Kleinfeld	$6,825,393	$1,545,700	$32,803	$8,403,896
Charles D. McLane, Jr.	$1,211,496	$458,900	$16,376	$1,686,772
William F. Christopher	$1,211,496	$533,800	$21,825	$1,767,121
Helmut Wieser	$1,269,571	$257,900	$10,658	$1,538,129

Mr. Schell’s agreement was triggered on December 31, 2010 and he is entitled to be paid the following amounts under the terms of that agreement:

•	Lump sum severance of $2,400,000, which is equivalent to two years of base salary plus target bonus award.

•	Lump sum payment of $72,000, which is equivalent to two years of company contributions under the Alcoa defined contribution retirement plan.

•	Lump sum payment of $50,000 for the release of legal claims against the company.

•	Lump sum payment of $985,429, which is the value of Mr. Schell’s sign-on restricted share units on the date of service termination.

•	Continuation of health care benefits for two years.

Potential payments upon a change in control

In 2002, the Board of Directors approved a Change in Control Severance Plan for officers and other key executives designated by the Compensation and Benefits Committee. The plan is designed to retain key executives during the period a transaction is being negotiated or during a period in which a hostile takeover is being attempted and to ensure the impartiality of the key negotiators for the company. The Change in Control Severance Plan provides each of the named executive officers with termination compensation if his employment is terminated without cause or terminated by him in certain circumstances, in either case within three years after a change in control of the company. Messrs. Kleinfeld and McLane, namely those officers who are in key positions to negotiate or handle a change in control transaction, may elect, if they have not been terminated or left for good reason sooner, to leave the company during a window period of 30 days which begins six months after a change in control. The Compensation and Benefits Committee has determined to freeze this provision of the Change in Control Severance Plan. As of January 1, 2010, no additional employees will be entitled to this provision of the plan, but rather must be terminated or leave for good reason to be eligible to receive a payment under the plan. Messrs. Christopher and Wieser currently are subject to this requirement.

Compensation provided by the plan includes: a cash payment equal to three times annual salary plus target annual cash incentive compensation; continuation of benefits for three years; growth on pension credits for three years; reimbursement of excise taxes; reimbursement for additional tax liability resulting from reimbursement of excise taxes; and six months outplacement. The Compensation and Benefits Committee determined to freeze the reimbursement of excise taxes and the reimbursement for additional tax liability resulting from reimbursement of excise taxes effective for new plan participants on and after January 1, 2010. The Compensation and Benefits

Committee periodically reviews market data, which indicate that most companies have such plans or adopt such plans when a change in control is imminent. The amounts shown in the table below include the estimated net present value of accelerated vesting of stock options and stock awards. Unvested stock options and stock awards will vest under the terms of the 2009 Alcoa Stock Incentive Plan and the 2004 Alcoa Stock Incentive Plan (collectively, the “Plan”) in the event of a change in control. In such event, the Compensation and Benefits Committee would encourage executives who accept employment with an acquiring company to allow their unvested equity awards to be converted into equity awards of equal value in the acquiring company; however, the Committee did not have the right to require such action under the Plan in 2010. No automatic vesting of stock awards upon a change in control will be permitted beginning with the 2011 annual equity grants. Mr. Schell was no longer eligible to participate in the Change in Control severance plan or the 2009 Alcoa Stock Incentive Plan effective December 31, 2010.

Name	Estimated net present value of change in control severance and benefits	Potential excise tax liability and gross up for excise taxes	Total
Klaus Kleinfeld	$18,240,131	$7,486,004	$25,726,135
Charles D. McLane, Jr.	$5,221,983	$2,001,019	$7,223,002
William F. Christopher	$4,387,021		$4,387,021
Helmut Wieser	$4,713,536		$4,713,536

Normal retirement benefits

The table below lists the named executive officers who are eligible to retire under an Alcoa pension plan as of December 31, 2010. If they had terminated employment as of December 31, 2010, they would have been entitled to annual pension benefits under the plans described on page 40 “Pension Benefits,” as shown in the following table:

Name	Amount before 62	Amount after 62
Charles D. McLane, Jr	$602,177	$622,755
William F. Christopher	$650,846	$678,963

If Mr. Kleinfeld had voluntarily terminated employment as of December 31, 2010, it is estimated that his supplemental executive retirement pension would have paid an annual annuity of $325,354 starting at age 62. If Mr. Wieser were to terminate voluntarily as of 12/31/2010, it is estimated that the pension and annuity contract would provide an estimated total annuity of $93,390 per year. Mr. McLane would be eligible for additional benefits of $400 per month payable until age 62 provided through the qualified pension plans in the event of an involuntary termination with no offer of suitable employment.

ITEM 4—ADVISORY VOTE ON FREQUENCY OF EXECUTIVE COMPENSATION VOTE

The company is presenting the following proposal, which gives you the opportunity to vote on the frequency of the required advisory vote on the compensation of the company’s named executive officers. This proposal is required by SEC rules. You may elect to have the vote held annually, every two years or every three years, or you may abstain. The company has adopted a policy that it will follow the alternative that receives the plurality of votes cast.

The Board of Directors recommends that you vote in favor of an advisory vote on executive compensation every three years because we believe investor feedback would be more useful if the success of a compensation program and management’s performance is judged over an extended period of time. The company is engaged in all aspects of the aluminum industry, which for the most part is a highly cyclical, commodities-based industry requiring large investments of capital over significant time horizons. Our compensation incentives are designed to promote long-term, sustainable results, which generally are not realizable within a short period of time. While we believe that every three years is an appropriate timeframe in which to solicit shareholders’ feedback on compensation design, this proposal is not to approve or disapprove of the company’s recommendation.

We do not rely on a vote on compensation to have discussions about the company’s performance or other matters of interest to our shareholders. We remain cognizant of our ongoing obligations to be responsive to investors. We adopted a majority vote policy for the election of directors to ensure that we are responsive to investors, and we welcome investor feedback and dialogue throughout the year.

THE BOARD OF DIRECTORS RECOMMENDS THAT AN ADVISORY VOTE ON THE COMPENSATION OF NAMED EXECUTIVE OFFICERS BE HELD EVERY THREE YEARS.

Item 4–Frequency of advisory vote on the compensation of named executive officers (select one option):

Three years [        ]        Two years [        ]        One year [        ]        Abstain [        ]

Signed proxies returned without specific voting directions will be voted in accordance with the Board of Directors’ recommendation.

ITEM 5—PROPOSAL TO ADOPT INTERNAL REVENUE CODE SECTION 162(m) COMPLIANT ANNUAL CASH INCENTIVE COMPENSATION PLAN

The Board of Directors recommends the adoption of an annual cash incentive compensation plan that is compliant with Internal Revenue Code of 1986 Section 162(m).

The company currently cannot deduct a portion of compensation in excess of $1 million for “covered employees” because it does not have a shareholder approved annual cash incentive compensation plan that is compliant with Internal Revenue Code of 1986 Section 162(m). We are proposing that you approve a 162(m) compliant annual cash incentive compensation plan so that the company is eligible to maximize its deduction for compensation expenses.

Under section 162(m), in order for compensation in excess of $1,000,000 paid in any year to any “covered employee” to be deductible by the company, such compensation must qualify as “performance-based.” As defined by section 162(m) of the Code a “covered employee” is the company’s chief executive officer and the three other most highly compensated executive officers named in the proxy statement, not including the chief financial officer.

We are proposing that annual cash incentive compensation under the terms of this plan will be based upon the company’s future performance against metrics approved by the Compensation and Benefits Committee from the metrics described in the 162(m) plan, subject to an upper limit of $9 million for each performance period beginning in any given fiscal year. The plan metrics relate to the achievement of operational goals based on the attainment by the company, any subsidiary, or division or business unit of the company of specified levels of one or more of the following performance criteria, any one of which, if applicable, may be normalized for fluctuations in currency or the price of aluminum on the London Metal Exchange or established relative to a comparison with peers or an external index or indicator, as the Committee deems appropriate: (i) earnings, including operating income, earnings before or after taxes, and earnings before or after interest, taxes, depreciation, and amortization; (ii) book value per share; (iii) pre-tax income, after-tax income, income from continuing operations, or after tax operating income; (iv) operating profit or improvements thereto; (v) earnings per common share (basic or diluted) or improvement thereto; (vi) return on assets (net or gross); (vii) return on capital; (viii) return on invested capital; (ix) sales, revenues or returns on sales or revenues or growth in sales, revenues or returns on sales or revenues; (x) share price appreciation; (xi) total shareholder return; (xii) cash flow, operating cash flow, free cash flow, cash flow return on investment (discounted or otherwise), improvements in cash on hand, reduction of debt, improvements in the capital structure of the Company including debt to capital ratios; (xiii) implementation or completion of critical projects or processes; (xiv) economic profit, economic value added or created; (xv) cumulative earnings per share growth; (xvi) achievement of cost reduction goals; (xvii) return on shareholders’ equity; (xviii) total shareholders’ return improvement or relative performance as compared with other selected companies or as compared with Company, division or business unit history; (xix) reduction of days working capital, working capital or inventory; (xx) operating margin or profit margin or growth thereof; (xxi) cost targets, reductions and savings, productivity and efficiencies; (xxii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction (including improvements in product quality and delivery), employee satisfaction, human resources management including improvements in diversity representation, supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures and similar transactions, and budget comparisons; (xxiii) personal professional objectives, including any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long-term business goals, formation of joint ventures, research or development collaborations, technology and best practice sharing within the Company, and the completion of other corporate goals or transactions; (xxiv) the achievement of sustainability measures, community engagement measures or environmental, health or safety goals of the Company or the Subsidiary or business unit of the Company for or within which the Participant is primarily employed; (xxv) improvement in performance against competition benchmarks approved by the Committee; or (xxvi) improvements in audit and compliance measures.

Performance measures are subject to adjustment as set forth in Section 4(d) of the plan. The Compensation and Benefits Committee will have negative discretion to reduce the awards and we expect that the committee will continue to approve awards in line with our past history, which is shown in the “Summary Compensation Table for 2010”, column (g) “Non-Equity Incentive Plan Compensation” on page 33 of this proxy statement.

Nothing in the terms of the proposed 162(m) compliant annual cash incentive compensation plan precludes the Compensation and Benefits Committee from making any payments or granting any awards whether or not such payments or awards qualify for tax deductibility under section 162(m). A copy of the proposed plan is attached as Attachment D on page 83 of this proxy statement. The terms of the plan are incorporated herein by reference.

The Board of Directors recommends a vote FOR ITEM 5, to approve a Section 162(m) compliant annual cash incentive compensation plan. The proxy committee will vote your proxy FOR this item unless you give instructions to the contrary in the proxy.

ITEMS 6, 7 AND 8—ELIMINATE SUPER-MAJORITY VOTING PROVISIONS IN ARTICLES OF INCORPORATION

Our company has a simple majority voting standard for fundamental corporate changes, such as a merger or sale of the company. There are no super-majority requirements in our By-Laws. There are three provisions in our Articles of Incorporation requiring a super-majority vote. Under Pennsylvania law, amendments to those provisions of the Articles of Incorporation require shareholder approval. In 2010, the Board of Directors recommended to the shareholders that they approve eliminating the three provisions in our Articles of Incorporation requiring a super-majority vote. This proposal did not receive sufficient support of the shareholders to be adopted. The Board of Directors is re-submitting the same proposal, which is summarized below.

The three super-majority voting provisions relate to (a) the amendment of Article SEVENTH of the Articles of Incorporation that provides fair price protection to shareholders, (b) the amendment of Article EIGHTH of the Articles of Incorporation that concerns the procedures and processes for the election of directors, and (c) the removal of directors.

The proposed amendments to the company’s Articles of Incorporation to eliminate these super-majority provisions are described below under Items 6, 7 and 8. Attachment B on page 74 also sets out the Articles of Incorporation, including these amendments.

You will have the opportunity to vote separately on each of these proposed amendments to the company’s Articles of Incorporation.

ITEM 6—ELIMINATE SUPER-MAJORITY VOTING REQUIREMENT IN THE ARTICLES OF INCORPORATION REGARDING AMENDING ARTICLE SEVENTH (FAIR PRICE PROTECTION)

Item 6 requests approval to eliminate the super-majority voting requirements in Article SEVENTH of the Articles of Incorporation by approving the changes set forth below:

Article SEVENTH. F.

“Notwithstanding any other provisions of the Articles or the By-Laws of the company (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, these Articles or the By-Laws of the company), the affirmative vote of the holders of not less than ~~[eighty percent (80%)]~~ a majority of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article Seventh.”

Article SEVENTH provides that the company may not knowingly engage, directly or indirectly, in any stock repurchase in excess of the fair market value of shares from an interested shareholder (a holder of 5% or more of the company’s voting stock within two years of the repurchase) without the affirmative vote of at least a majority of the outstanding voting shares exclusive of those owned by the interested shareholder (with exceptions for self-tenders and board approved open market purchase programs).

The Board of Directors recommends a vote FOR ITEM 6, to eliminate the super-majority voting requirement in the Articles of Incorporation regarding amending Article SEVENTH (Fair Price Protection). The proxy committee will vote your proxy for this item unless you give instructions to the contrary in the proxy.

ITEM 7—ELIMINATE SUPER-MAJORITY VOTING REQUIREMENT IN THE ARTICLES OF INCORPORATION REGARDING AMENDING ARTICLE EIGHTH (DIRECTOR ELECTIONS)

Item 7 requests approval to eliminate the super-majority voting requirements regarding amendments to Article EIGHTH of the Articles of Incorporation by approving the changes set forth below:

Article EIGHTH. B.

“Notwithstanding any other provisions of the Articles or the By-Laws of the company (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, these Articles or the By-Laws of the company), the affirmative vote of not less than ~~[eighty percent (80%)]~~ a majority of the votes which all shareholders of the then outstanding shares of capital stock of the company would be entitled to cast in an annual election of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article Eighth.

Article EIGHTH provides for processes and procedures related to the Board of Directors, including the process for determining the size of the board, the classification of directors, nominations for the election of directors, removal of directors, and filling vacancies on the board.

The Board of Directors recommends a vote FOR ITEM 7, to eliminate the super-majority voting requirement in the Articles of Incorporation regarding amending Article EIGHTH (Director Elections). The proxy committee will vote your proxy for this item unless you give instructions to the contrary in the proxy.

ITEM 8—ELIMINATE SUPER-MAJORITY VOTING REQUIREMENT IN ARTICLE EIGHTH OF THE ARTICLES OF INCORPORATION RELATING TO THE REMOVAL OF DIRECTORS

Item 8 requests approval to eliminate the super-majority voting requirements regarding the removal of directors by approving the changes set forth below:

Article EIGHTH. A. (4)

“Any director, any class of directors, or the entire Board of Directors may be removed from office by shareholder vote at any time, with or without assigning any cause, but only if shareholders entitled to cast at least ~~[80%]~~ a majority of the votes which all shareholders of the then outstanding shares of capital stock of the company would be entitled to cast at an annual election of directors or of such class of directors shall vote in favor of such removal.”

The additional language “of the then outstanding shares of capital stock of the company” is being added to conform the language of this section to that of other sections of the Articles. It is not intended to make a substantive change in the standard, which is a majority of the shares outstanding.

The Board of Directors recommends a vote FOR ITEM 8, to eliminate the super-majority voting requirement in the Articles of Incorporation relating to the removal of directors. The proxy committee will vote your proxy for this item unless you give instructions to the contrary in the proxy.

ITEM 9—SHAREHOLDER PROPOSAL TO TAKE ACTION BY WRITTEN CONSENT

William Steiner, 112 Abbottsford Gate, Piermont, NY 10968, the beneficial owner of 8200 shares of the company’s common stock, has notified Alcoa that he intends to have a representative present the following proposal at the annual meeting. The proposal as submitted, reads as follows:

9—Shareholder Action by Written Consent

RESOLVED, Shareholders hereby request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting (to the fullest extent permitted by law).

Taking action by written consent in lieu of a meeting is a means shareholders can use to raise important matters outside the normal annual meeting cycle. A study by Harvard professor Paul Gompers supports the concept that shareholder dis-empowering governance features, including restrictions on shareholder ability to act by written consent, are significantly related to reduced shareholder value.

The merits of this Shareholder Action by Written Consent proposal should also be considered in the context of the need for improvement in our company’s 2010 reported corporate governance status:

The Corporate Library (TCL) www.thecorporatelibrary.com, an independent investment research firm, rated our company “D” with “High Governance Risk,” “High Concern” in board composition and “Very High Concern” in executive pay with $10 million for Alain Belda and $11 million for Klaus Kleinfeld.

TLC was concerned that there was a lack of disclosure of executive performance targets. In addition, both short-term and long-term incentives (LTI) were based on the same performance measures. While return on capital was used for both 2008, cash flow was used to determine 80% of bonus and 50% of LTI awards in 2009.

Bonuses were also based on safety and diversity objectives and the portion of LTI awards not based on cash flow was time-vested equity which participants choose to receive in the form of restricted units or stock options. For 2009, all of the named executive officers except for executive president Michael Schell elected stock options, which vest over three years. All this suggests that executive pay practices were not well-aligned with shareholders’ interests.

Former CEO Alain Belda remained as chairman of the board, a situation which has often backfired if the former executive is reluctant to fully relinquish the top managerial role.

In regards to board composition, directors Stanley O’Neal – former CEO of Merrill Lynch with a $160 million Merrill Lynch golden parachute, and Patricia Russo, former CEO of Lucent, were not known for their executive pay restraint.

Joseph Gorman had 19-years long tenure (independence concern) and was 33% of our executive pay committee and 20% of or audit committee. Judith Gueron had 22-years long tenure (independence concern) which potentially made her the least independent director to serve as our Lead Director.

Our board even attempted to prevent us from voting on a Simple Majority Vote proposal which then received 74%-support at our 2009 annual meeting.

Please encourage our board to respond positively to this proposal to enable shareholder action by written consent – Yes on 9.

POSITION OF THE BOARD OF DIRECTORS

The Board of Directors recommends a vote “AGAINST” this proposal.

Only approximately 28% of Fortune 500 companies permit shareholders to act by written consent.1 There are reasons the majority of major corporations do not consider written consent a good governance practice. Action by written consent may permit approval of fundamental changes in the company without the safeguards afforded to shareholders at a regular or special meeting.

The recent announcement of accumulations of stock in major companies such as J.C. Penney and Fortune Brands substantially in excess of the five percent reporting threshold prior to any required public disclosure, has focused attention on rapid and secret stock acquisitions by activists or raiders to obtain a sizable stake in a company before they are obligated to make any disclosure to the other shareholders. The growing use of this tactic combined with an ability to take action by written consent, could effectively disenfranchise many shareholders in fundamental decisions regarding their investment.

In some cases, approval of actions could occur by written consent with little or no advance notice to the company or the market—and before the board or the other shareholders have had any meaningful opportunity to communicate their views regarding the proposed shareholder action.

Any charter amendment to permit action by written consent would need to include appropriate parameters on the ability of shareholders to ensure that the board and all shareholders receive sufficient advance notice and information on which to base an informed decision whether to approve action by written consent. Any consent solicitation should be permitted only if solicitations were obtained through a consent solicitation statement made available to all shareholders and valid consents were delivered and not withdrawn as of a reasonable date after a notice to the company of its intent to solicit consents. Such provisions are needed to give both the shareholder proponent and the board a reasonable amount of time to communicate with all shareholders about the merits of the positions. The shareholder proposal contains none of these safeguards.

Accordingly, the Board of Directors recommends a vote AGAINST ITEM 9. The proxy committee will vote your proxy against this item unless you give instructions to the contrary in the proxy.

[1]	According to information provided by SharkRepellent.net

ITEM 10—SHAREHOLDER PROPOSAL TO DECLASSIFY THE BOARD

AFSCME Employees Pension Plan, 1625 L. Street, NW Washington, DC 20036 the beneficial owner of 7,002 shares of the company’s common stock, has notified Alcoa that it intends to present the following proposal at the annual meeting. The proposal as submitted, reads as follows:

10—Declassification of the Board of Directors

RESOLVED, that shareholders of Alcoa Inc. (“Alcoa”) urge the board of directors to take the necessary steps (excluding those steps that must be taken by shareholders) to eliminate the classification of Alcoa’s board and to require that all directors stand for election annually. The declassification should be completed in a manner that does not affect the unexpired terms of directors.

SUPPORTING STATEMENT

We believe the election of directors is the most powerful way shareholders influence Alcoa’s strategic direction. Currently, the board is divided into three classes and each class serves staggered three-year terms. Because of this structure, shareholders may only vote on roughly one third of the directors each year.

In our opinion, the classified structure of the board is not in shareholders’ best interest because it reduces accountability to shareholders. Annual election of directors gives shareholders the power to completely replace the board, or replace a majority of directors, if a situation arises warranting such a drastic action. We don’t believe destaggering the board will destabilize Alcoa or affect the continuity of director service.

Academic studies have provided evidence that classified boards harm shareholders. A 2004 Harvard study by Lucian Bebchuk and Alma Cohen found that staggered boards are associated with a lower firm value (as measured by Tobin’s Q) and found evidence that staggered boards may bring about, not merely reflect, that lower value.

A 2002 study by Professor Bebchuk and two colleagues, which included all hostile bids from 1996 through 2000, found that an “effective staggered board” – a classified board plus provisions that disable shareholders from changing control of the board in a single election despite the classification—doubles the odds that a target company will remain independent, without providing any countervailing benefit such as a higher acquisition premium. The study estimated that effective staggered boards, like the one Alcoa has, cost target shareholders $8.3 billion during that period.

The classification of Alcoa’s board is effected in its charter, and amendment of the charter provision classifying the board requires approval of 80% of outstanding shares. Such a threshold is more likely to be obtained if a declassifying charter amendment is recommended by the board. Accordingly, we urge Alcoa’s board to approve charter amendments necessary to declassify the board and submit them for shareholder approval, with the board’s recommendation in favor of the amendments, at the 2012 annual meeting of shareholders.

Shareholders appear to agree with our concerns. In 2010, board declassification resolutions filed by shareholders averaged approximately 60% support at 55 companies (Source: Institutional Shareholder Services, Preliminary U.S. Postseason Report). At the same time, management submitted 45 declassification proposals to a shareholder vote in 2010 (Source: Georgeson 2010 Annual Corporate Governance Review).

We urge shareholders to vote for this proposal.

POSITION OF THE BOARD OF DIRECTORS

The Board of Directors recommends a vote “AGAINST” this proposal. Having a classified board is not an accountability issue for Alcoa. The company’s corporate governance policies hold directors accountable to shareholders. Directors can only be elected by a majority of the votes cast by shareholders in an election. If shareholders wish to remove a director, they may do so for any reason or for no reason. The company has long had a policy to meet with interested shareholders and prospective investors. The company is open and transparent, providing a wealth of information on its web site, in its sustainability reports and SEC filings and in quarterly meetings with analysts which may be accessed by anyone interested in understanding the company’s financial information.

There is significant empirical evidence that the classified board structure enhances shareholder value in the merger and acquisition context. Companies with classified boards are acquired at an equivalent rate as companies without classified boards, yet the classified board structure improves the relative bargaining power of the target company on behalf of its shareholders by providing leverage to negotiate for higher value bids or pursue higher value third party suitors who may be able to offer a higher value. As a result, target company shareholders receive a larger proportional share of the total value gains from a merger. Becher, David A., Bates, Thomas W. and Lemmon, Michael L., Board Classification and Managerial Entrenchment: Evidence from the Market for Corporate Control (September 2007). HKUST Business School Research Paper No. 07-05. Available at SSRN: http://ssrn.com/abstract=923408. The study concludes that a more circumspect policy approach be adopted by some governance practitioners and academics whose calls for the abolition of classified boards seems unwarranted and potentially damaging for shareholders.

We believe that a classified board protects the interests of our shareholders in obtaining the maximum value possible in a change in control. Being able to obtain the maximum value in a change in control is particularly important to a company like Alcoa, which is engaged in a highly cyclical industry that also requires substantial investments of capital into fixed assets. These industry fundamentals make it imperative that shareholders have a structure in place to enhance receipt of full value for their investment in a change in control situation.

Accordingly, the Board of Directors recommends a vote AGAINST ITEM 10. The proxy committee will vote your proxy against this item unless you give instructions to the contrary in the proxy.

DIRECTOR COMPENSATION FOR 2010

Name	Fees Earned or Paid in Cash ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
(a)	(b)	(f)	(g)	(h)
Alain J.P. Belda	$108,549			$108,549
Arthur D. Collins, Jr.	$101,750			$101,750
Kathryn S. Fuller	$192,500			$192,500
Carlos Ghosn	$192,500			$192,500
Joseph T. Gorman	$220,000	$39,658		$259,658
Judith M. Gueron	$220,000	$26,944		$246,944
Michael G. Morris	$198,000			$198,000
E. Stanley O’Neal	$203,500			$203,500
James W. Owens	$211,750			$211,750
Patricia F. Russo	$192,500		$10,683	$203,183
Henry B. Schacht	$165,000	($80,528)	$96,482	$180,954
Ratan N. Tata	$192,500			$192,500
Franklin A. Thomas	$165,000	($805,309)	$975,023	$334,714
Ernesto Zedillo	$211,750			$211,750

Explanation of information in the columns of the chart

Column (b) reflects fees paid to directors who served as directors at any time during 2010, in accordance with the fee schedule set forth below. Messrs. Belda, Schacht and Thomas retired from the Board of Directors when their terms expired on April 23, 2010. Mr. Collins was elected to the board on the same date.

2010 Director Fees

Type of Fee	Amount
Annual retainer for all directors	$192,500
Annual fee to serve as Lead Director and to chair the Governance and Nominating Committee	$27,500
Annual fee to chair the Audit Committee	$27,500
Annual fee to serve on the Audit Committee	$11,000
Annual fee to chair the Compensation and Benefits Committee	$16,500
Annual fee to chair the Public Issues Committee	$16,500

The Governance and Nominating Committee reviews director compensation periodically and makes adjustments, as appropriate, based on market information provided to the committee by Pearl Meyer & Partners. Pearl Meyer & Partners does not provide any services to the company other than consultation on director compensation. Beginning with fees earned for the first quarter of 2011, the director retainer fee will be increased to $210,000. This increase is the first increase in directors’ compensation since January 1, 2007. Fees for participation on the Audit Committee or service as leaders of committees were not changed.

Columns (c),(d) and (e) were omitted. In 2010, we did not issue any stock or option awards to directors and we do not have any non-equity incentive plan compensation for directors. Accordingly, we have omitted columns (c), (d) and (e) from the chart above.

Column (f) “Change in Pension Value and Nonqualified Deferred Compensation Earnings” contains the change in pension value for a legacy plan described below under “Fee Continuation Plan for Non-Employee Directors—Column (f),” page 57. The pension changes from 2009 to 2010 for Messrs. Schacht and Thomas were negative due to their retirement in 2010. The company does not pay above-market or preferential earnings on fees that are deferred. The 2005 Deferred Fee Plan for Directors and a predecessor plan have the same investment options as the company’s 401(k) tax-qualified savings plan for salaried employees. We therefore do not report earnings on deferred fees in column (f).

Column (g) “All Other Compensation” includes for Ms. Russo $10,683 and for Mr. Thomas $9,969 in imputed income related to spouse travel at the request of the company, and for Mr. Thomas a $243 retirement gift. Directors do not receive tax gross ups for imputed income. Messrs. Schacht and Thomas also received a pay-out of accumulated pension benefits described in “Fee Continuation Plan for Non-Employee Directors—Column (f)” below.

Fee Continuation Plan for Non-Employee Directors—Column (f)

The company does not provide retirement benefits to non-employee directors under any current program. Messrs. Gorman, Schacht and Thomas and Ms. Gueron will receive annual payments in cash for life upon retirement from the board under the terms of the Alcoa Fee Continuation Plan for Non-Employee Directors, which was frozen in 1995. The plan was amended in 2006 to provide that all payments would be made in cash rather than stock and cash, at the equivalent value of the payments they would have received in stock and cash. The amounts reflected in the table assume retirement with a present value of the accumulated stock-based portion of the award based on the 2010 year end closing price of $15.39 per share and with the present value of annual stock grant payments assuming an annual stock increase of 4.00% per year for Mr. Gorman and Ms. Gueron. Messrs. Schacht and Thomas retired during 2010 and the amounts in column (g) include the accrued benefits under the plan at the time of retirement.

The Fee Continuation Plan was also amended in 2006 to provide that if the Board of Directors asks a director who is entitled to payments under the plan to stand for re-election beyond the normal retirement date and the director agrees and continues to serve as a director, then a lump sum payment in cash will be made to the director after retirement from the board in an amount equal to the payments the director would have received under the plan had the director retired at the normal retirement date, plus interest on the cash portions of the payment and cash equal to dividends that would have been paid on the stock portion of the payment under the former cash and stock formulas.

Stock Ownership Guidelines for Directors

Each director is required to invest 50% of his or her cash fees annually to purchase Alcoa common stock until stock ownership reaches $350,000, and each director is required to maintain that investment until retirement from the board. To satisfy this requirement, directors may defer fees into the Alcoa share equivalent fund under the company’s 2005 Deferred Fee Plan for Directors, or purchase shares in the market. Compliance with the ownership value requirement is measured annually.

ALCOA STOCK OWNERSHIP

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following shareholders reported to the Securities and Exchange Commission that they beneficially owned more than 5% of Alcoa common stock as of December 31, 2010.

Name and address of beneficial owner	Number of shares owned	Percent of outstanding Alcoa common stock owned
Blackrock, Inc.[1] 40 East 52nd Street New York, NY 10022	70,600,658	6.9%

Capital World Investors[2] 333 South Hope Street Los Angeles, CA 90071	52,898,797	5.2%

[1]

As reported in a Schedule 13G amendment dated January 21, 2011. Blackrock, Inc., a parent holding company, reported that it had sole power to vote and dispose of all the reported shares and shared power to vote and dispose of none of the reported shares.

2.

As reported in a Schedule 13G amendment dated February 7, 2011. Capital World Investors, a division of Capital Research and Management Company (CRMC), reported that it is deemed to be the beneficial owner of the reported shares as a result of CRMC acting as investment adviser to various investment companies and that the reported shares include 4,275,997 shares resulting from the assumed conversion of $27,500,000 principal amount of the company’s 5.25% convertible notes due 2014. It reported that it had sole power to vote 40,122,800 shares, sole power to dispose of all of the reported shares, and shared power to vote or dispose of none of the reported shares. It disclaimed beneficial ownership of all shares reported.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table shows the ownership of Alcoa common stock, as of December 31, 2010, by each director and nominee, each of the named executive officers, and all directors and executive officers as a group. No individual director, nominee or executive officer beneficially owned more than 1% of Alcoa’s common stock. The total beneficial ownership by directors and executive officers as a group represented less than 2% of outstanding shares.

Mr. Kleinfeld is required to own shares of Alcoa common stock equal in value to six times his annual salary and each of the other named executive officers is required to own shares of Alcoa common stock equal to three times their annual salaries. These officers are required to maintain that investment until retirement from the company.

Each director is required to invest 50% of his or her fees annually to purchase Alcoa common stock until the director owns shares worth $350,000, and each director is required to maintain that investment until retirement from the board. To satisfy this requirement, directors may defer fees into the Alcoa share equivalent fund under the company’s 2005 Deferred Fee Plan for Directors, or purchase shares in the market.

	Amount and Nature of Beneficial Ownership
Name	Common Stock and Stock Equivalent Units[1]	Exercisable Stock Options[2]
Klaus Kleinfeld	51,189	1,984,726
Arthur D. Collins, Jr.	9,154
Kathryn S. Fuller	28,211
Carlos Ghosn	69,518
Joseph T. Gorman	112,376
Judith M. Gueron	47,170
Michael G. Morris	33,742
E. Stanley O’Neal	32,204
James W. Owens	27,265
Patricia F. Russo	10,000
Ratan N. Tata	18,961
Ernesto Zedillo	41,677
Charles D. McLane, Jr.	65,699	423,334
William F. Christopher	232,607	623,457
J. Michael Schell	5,388
Helmut Wieser	80,287	675,346
All directors and executive officers as a group (21 individuals)	906,457	4,152,094

[1]

Common stock and common stock equivalents include (i) voting securities (shares held of record, shares held by a bank, broker or nominee for the person’s account, shares held through family trust arrangements), and (ii) for executive officers, share equivalent units held in the Alcoa Savings Plan for Non-Bargaining Employees (which are voting securities through the plan Trustee) and deferred share equivalent units held under the Deferred Compensation Plan, and (iii) for directors, deferred share equivalent units held in the 2005 Deferred Fee Plan for Directors and the Deferred Fee Plan for Directors in effect prior to 2005. Deferred share equivalent units track the performance of Alcoa common stock but do not confer voting or investment power over shares of common stock and are payable in cash upon termination of employment or when board service ends. The amount of deferred stock units that can be settled in cash are set forth below.

Name	Alcoa Stock Held in Deferred Stock Units Settled in Cash
Klaus Kleinfeld	13,880
Arthur D. Collins, Jr.	9,154
Kathryn S. Fuller	28,211
Carlos Ghosn	69,518
Joseph T. Gorman	106,097
Judith M. Gueron	31,956
Michael G. Morris	33,742
E. Stanley O’Neal	32,204
James W. Owens	12,240
Patricia F. Russo	—
Ratan N. Tata	—
Ernesto Zedillo	41,677
Charles D. McLane, Jr.	4,324
William F. Christopher	9,208
J. Michael Schell	3,213
Helmut Wieser	4,118

[2]

Exercisable stock options includes the number of shares of Alcoa common stock that the executive officer has a right to acquire as of or within 60 days after December 31, 2010 through the exercise of employee stock options. Non-employee directors are eligible for stock option grants under the 2009 Alcoa Stock Incentive Plan but no awards have been granted to directors under that plan in 2010.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders[1]	63,727,074	[1]	$19.29	38,338,367	[2]
Equity compensation plans not approved by security holders[3,4]	0		0	0
Total	63,727,074	[1]	$19.29	38,338,367	[2]

[1]

Includes the 2009 Alcoa Stock Incentive Plan (approved by shareholders in May 2009) (2009 ASIP), 2004 Alcoa Stock Incentive Plan (approved by shareholders in April 2004) (2004 ASIP), Alcoa Stock Incentive Plan (approved by shareholders in 1999) and the former Alcoa Long Term Stock Incentive Plan (last approved by shareholders in 1992 and amendments thereto approved by shareholders in 1995). Table amounts are comprised of the following:

•	48,193,580 stock options
•	7,883,381 performance options (1,869,060 granted at target)
•	6,183,630 restricted share units
•	1,466,483 performance share awards (440,260 granted at target)
[2]

The 2009 ASIP authorizes, in addition to stock options, other types of stock-based awards in the form of stock appreciation rights, restricted shares, restricted share units, performance awards and other awards. The shares that remain available for issuance under the 2009 ASIP may be issued in connection with any one of these awards. Up to 35 million shares may be issued under the plan. Any award other than an option or a stock appreciation right shall count as 1.75 shares. Options and stock appreciation rights shall be counted as one share for each option or stock appreciation right. In addition, the 2009 ASIP provides the following are available to grant under the 2009 ASIP: (i) shares that are issued under the 2009 ASIP, which are subsequently forfeited, cancelled or expire in accordance with the terms of the award and (ii) shares that had previously been issued under prior plans that are outstanding as of the date of the 2009 ASIP which are subsequently forfeited, cancelled or expire in accordance with the terms of the award.

[3]

In connection with its acquisitions of Alumax, Cordant Technologies Inc., Howmet and Reynolds, Alcoa assumed stock options outstanding under these companies’ stock option plans. The final remaining aggregate of 660,760 options expired during February 2010. The expired options had a weighted-average exercise price of $32.79. No grants of stock options under these plans have been made since the year of Alcoa’s acquisition of the particular company, nor will any such grants be made in the future.

[4]

The Alcoa Fee Continuation Plan for Non-Employee Directors, adopted in 1990, provided fee continuation payments for persons who met a minimum service requirement as a non-employee director. Each of the eligible participants (ten at December 31, 2010) was entitled to receive such cash and stock payments for life upon retirement from the Board based upon the cash retainer fee for directors and an annual stock grant under the company’s former Stock Plan for Non-Employee Directors. In 1995, the Board froze future annual payments to eligible directors at a maximum of $30,000 and 2,000 shares (or a lesser proportion based on service). In 2006, the Plan was amended to provide that all payments would be made in cash rather than stock and cash, at the equivalent value of the payments the eligible participants would have received in stock and cash. Prior to the 2006 Amendment, Alcoa’s practice had been to use treasury shares for the share payments. All current fees and other compensation for directors are outlined under the caption “Director Compensation for 2010” on page 56.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Alcoa’s directors and executive officers and persons who beneficially own more than ten percent of our stock to file reports of ownership and changes in ownership of our stock with the SEC within specified periods. Due to the complexity of the reporting rules, the company undertakes to file such reports on behalf of its directors and executive officers and has instituted procedures to assist them with these obligations. Based on a review of the company’s records and other information, we believe that all required reports by our directors and executive officers were filed on a timely basis in 2010.

CORPORATE GOVERNANCE

Alcoa is a values-based company. Our values guide our behavior at every level and apply across the company on a global basis. We expect all directors, officers and employees to conduct business in compliance with our Business Conduct Policies and we survey compliance with these policies on an annual basis. The board has adopted a number of policies to support our values and good corporate governance, including Corporate Governance Guidelines, board committee charters, Director Independence Standards, a Code of Ethics for the CEO, CFO and other financial professionals and Related Person Transaction Approval Policy.

Our values have been recognized in numerous awards, including the 2010 Covalence Ethical Ranking, which listed Alcoa #1 in the basic resources sector and the only basic resources company among the top-ranked companies; and the Dow Jones Sustainability Indexes for North America and the World, which also rank Alcoa #1 among aluminum companies.

WHERE TO FIND CORPORATE GOVERNANCE INFORMATION

Additional corporate governance information as well as all of the documents listed above are available on our web site: http://www.alcoa.com under “About—Corporate Governance.” Copies of these documents are also available in print form at no charge by sending a request to Alcoa, Corporate Communications, 201 Isabella Street, Pittsburgh, PA 15212-5858, or by calling 1 412 553-3905.

2010 CHANGES TO CORPORATE GOVERNANCE POLICIES

In 2010, the following changes to governance policies were approved.

Changes to Corporate Governance Guidelines:

•	Service on other public company audit committees is limited to three audit committees, including the company’s.

•

As a general rule, directors who serve as chief executive officers of public companies should not serve on more than two outside boards and other directors should not serve on more than four outside public company boards in addition to Alcoa’s board. Exceptions to the general rule regarding directors who are not CEOs may be made by the Governance and Nominating Committee.

•	Attendance at annual meetings is expected. (Formerly attendance was encouraged.)

•

A nominee for election or re-election to the Board of Directors will not be considered for election or re-election if the nominee will reach the mandatory retirement age during the term, unless the nominee is in a significant leadership role with another complex, global organization at the time of nomination.

•	The criteria for selection of directors are now included in the Corporate Governance Guidelines and posted on the company’s web site.

Amendments to the Insider Trading Policy which is applicable to directors, officers and employees:

•

Clarify that the policy prohibits the use of financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designated to hedge or offset any decrease in the market value of Alcoa securities.

•	Prohibit directors and executive officers from holding Alcoa securities in margin accounts, pledging Alcoa securities as collateral, or maintaining an automatic rebalance feature in savings accounts.

The Board of Directors also endorsed the 2010 Business Roundtable Corporate Governance Guidelines.

DIRECTOR INDEPENDENCE

In its Corporate Governance Guidelines, the board has adopted the policy that independence depends not only on directors’ individual relationships, but also on the board’s overall attitude. Providing objective, independent judgment is at the core of the board’s oversight function. Under the Director Independence Standards, which conform to, or are more exacting than, the independence requirements in the New York Stock Exchange listing standards, a director is not considered “independent” unless the board affirmatively determines that the director has no material relationship with the company or any subsidiary in the consolidated group. The Director Independence Standards comprise a list of all categories of material relationships affecting a determination of a director’s independence. Any relationship that falls below a threshold set forth in the Director Independence Standards, or is not otherwise listed in the Director Independence Standards, and is not required to be disclosed under Item 404(a) of Securities and Exchange Commission Regulation S-K, is deemed to be an immaterial relationship. The board has affirmatively determined that all the directors are independent except Mr. Kleinfeld, who is employed by the company (and therefore does not meet the independence standards set forth in the Director Independence Standards) and each director has only immaterial relationships with the company outside his or her role as a director.

TRANSACTIONS WITH DIRECTORS’ COMPANIES

In the course of ordinary business, Alcoa and its subsidiaries may have transactions with companies and organizations whose executive officers are also Alcoa directors. None of these transactions in 2010 were material. Under our Related Person Transaction Approval Policy, which is posted on our web site at http://www.alcoa.com under “About—Corporate Governance—Policies,” such transactions are deemed to be immaterial if the aggregate amount for the fiscal year does not exceed the greater of $1,000,000 or 2% of the other company’s total annual revenues.

No contributions have been made to any tax-exempt organization in which any independent director serves as an executive officer that exceeded the greater of $250,000 or 2% of the tax-exempt organization’s consolidated gross revenues. See “Transactions with Related Persons,” page 71.

THE BOARD’S ROLE IN RISK OVERSIGHT

It is management’s responsibility to manage risk and bring to the Board of Directors’ attention the most material risks to the company. The Board of Directors has oversight responsibility of the processes established to report and monitor systems for material risks applicable to the company and annually reviews the company’s enterprise risk management. The Audit Committee regularly reviews materials risk management which includes hedging policies and practices and the relationship between the commodity pricing of aluminum on the London Metal Exchange, and major cost inputs, including foreign exchange rates and energy. The Audit Committee also regularly reviews treasury risks (insurance, credit, and debt), financial and accounting risks, legal and compliance risks, information technology security risks and risks related to internal controls. In addition, the Public Issues Committee considers risks to the company’s reputation and reviews risks related to the sustainability of its operations. The Governance and Nominating Committee considers risks related to succession planning for the Board of Directors and oversees the appropriate allocation of responsibility for risk oversight among the committees of the Board. The Compensation and Benefits Committee considers risks related to the attraction and retention of talent and risks relating to the design of compensation programs and incentive arrangements. The Compensation and Benefits Committee also reviews compensation and benefits plans affecting employees in addition to those applicable to executive officers. We have determined that it is not reasonably likely that risks arising from compensation and benefit plans would have a material adverse effect on the company. See “CD&A, Compensation Policies and Practices, Compensation Risk Profile” page 29. The full Board has oversight of enterprise risk management and considers strategic risks and opportunities on a regular basis. In addition, the Board regularly receives detailed reports from the committees regarding risk oversight in their areas of responsibility.

BOARD LEADERSHIP STRUCTURE

Alcoa has had a strong, independent Lead Director for a number of years and we believe this role adequately addresses the need for leadership and an organizational structure for the independent directors. Of our 12 directors in 2010, only Mr. Kleinfeld, Chairman and Chief Executive Officer, is not independent under the rules of the New York Stock Exchange and our Corporate Governance Guidelines. Our independent directors meet every regular meeting without management or the Chairman and Chief Executive Officer present. This meeting is led by the Lead Director, Judith M. Gueron.

The Lead Director’s role is defined as follows:

1.	Preside at all meetings of the board at which the Chairman is not present including executive sessions of the independent directors;

2.	Respond directly to shareholder and other stakeholder questions and comments that are directed to the Lead Director or to the independent directors as a group, with such consultation with the Chairman or other directors as the Lead Director may deem appropriate;

3.	Review meeting agendas and schedules for the board;

4.	Ensure personal availability for consultation and communication with independent directors and with the Chairman, as appropriate; and

5.	Call special meetings of the independent directors in accordance with the By-Laws of the company, as the Lead Director may deem to be appropriate

The Chief Legal and Compliance Officer and the Corporate Secretary provide support to the Lead Director in fulfilling the Lead Director’s role.

BOARD DIVERSITY

Our policy on board diversity relates to the selection of nominees for the board. Our policy provides that while diversity and variety of experiences and viewpoints represented on the board should always be considered, a director nominee should not be chosen nor excluded solely or largely because of race, color, gender, national origin or sexual orientation or identity. In selecting a director nominee, the Governance and Nominating Committee focuses on skills, expertise or background that would complement the existing board, recognizing that the company’s businesses and operations are diverse and global in nature. Reflecting the global nature of our business, our directors in 2010 were citizens of the United States, France, Germany, India and Mexico. We have three female directors, one African-American director and one Hispanic director out of a total of 11 directors, as of the date of this proxy statement. Our directors come from diverse backgrounds including industrial, non-profit and governmental.

MEETINGS AND ATTENDANCE

The board met seven times in 2010. Attendance by directors at board and committee meetings averaged 94%. All incumbent directors serving in 2010 attended at least 75% of the meetings except Mr. Ghosn. Mr. Ghosn resigned from the board effective February 17, 2011 due to his inability to satisfy the significant time commitments required.

The board approved a change in the corporate governance policy in September 2010 which provides that all directors are expected to attend the annual meeting of shareholders. The previous policy encouraged directors to attend. In addition, a meeting of the Board of Directors is regularly scheduled in the same city as, and in conjunction with, the annual shareholders meeting to facilitate directors’ attendance at the annual shareholders’ meeting. All of the then-current members of the Board attended the company’s 2010 annual shareholders’ meeting except Mr. Ghosn.

COMMITTEES OF THE BOARD

There are six standing committees of the board, as discussed below. The charters for the Audit, Compensation and Benefits, Governance and Nominating and Public Issues Committees are available to shareholders on our website: http://www.alcoa.com under “About —Corporate Governance.”

Audit Committee

The Audit Committee reviews Alcoa’s auditing, financial reporting and internal control functions and retains, oversees and evaluates the independent auditors. It also reviews the company’s internal and external audit reports, compliance reports and risk management issues. No committee member currently sits on more than one other public company’s audit committee. At its regularly scheduled meetings, the Audit Committee meets individually with the independent auditors, the Chief Financial Officer, the Vice President—Audit and the Chief Legal and Compliance Officer, without any other members of management present. The committee met seven times in 2010. The chairman of this committee or his designee also met with management and the independent auditors before earnings announcements in January, April, July and October.

Each of the members of the Audit Committee qualifies as an “audit committee financial expert” under applicable Securities and Exchange Commission rules, and all of the members of the Audit Committee have been determined to be financially literate. The Audit Committee has oversight of key risk management issues as well as financial matters. The Audit Committee Charter authorizes the committee to retain the independent auditor and to engage outside advisors, as it deems appropriate, including but not limited to financial and legal experts. All members of the Audit Committee have been determined by the Board of Directors to be independent in accordance with SEC regulations, the NYSE listing standards and the board’s Director Independence Standards. The members of the Audit Committee are James W. Owens (chair), Joseph T. Gorman, Michael G. Morris, E.  Stanley O’Neal, and Ernesto Zedillo.

Compensation and Benefits Committee

The Compensation and Benefits Committee discharges the board’s responsibilities relating to the compensation of the company’s officers, oversees the administration of the company’s compensation and benefits plans (particularly the incentive compensation and equity-based plans) and approves the Compensation Discussion & Analysis for inclusion in the proxy statement. The By-Laws of the company provide that the Compensation and Benefits Committee of the Board of Directors has the sole authority to determine the compensation of all officers of the company who are elected by the board, including incentive compensation. In addition, the 2009 Alcoa Stock Incentive Plan (and its predecessor) approved by shareholders gives the Compensation and Benefits Committee the sole authority to establish equity awards for executive officers. Executive officers do not determine the amount or form of executive or director compensation, but the Chief Executive Officer recommends to the Compensation and Benefits Committee compensation changes and incentive compensation for other executive officers. The Compensation and Benefits Committee uses the firm Frederic W. Cook and Co. to assist in determining or recommending the compensation for the Chief Executive Officer and the compensation structure for all other executive officers. The firm is retained directly by, and reports directly and exclusively to, the committee. There are no business or personal relationships between the consultant and the members of the compensation committee and the consultant has policies and procedures in place designed to prevent any conflicts of interest. The consultants’ work has not raised any conflicts of interest. The scope of the consulting services is limited to the services the firm provides directly to the Compensation and Benefits Committee on executive compensation matters. The company retains Towers Watson to provide market data on compensation but that firm does not assist in the recommendation or determination of compensation for executive officers. The Compensation and Benefits Committee met seven times in 2010. All members of the Compensation and Benefits Committee have been determined by the Board of Directors to be independent in accordance with SEC regulations, the NYSE listing standards and the board’s Director Independence Standards. The members of the Compensation and Benefits Committee are Joseph T. Gorman (chair), Arthur D. Collins, Jr., Kathryn S. Fuller and Patricia F. Russo.

Executive Committee

The Executive Committee has authority to act on behalf of the board. In 2010, this committee met three times when specific action was required between board meetings. The members of the Executive Committee are Klaus Kleinfeld (chair), Judith M. Gueron, Joseph T. Gorman, Michael G. Morris, E. Stanley O’Neal and Patricia F. Russo.

Governance and Nominating Committee

The Governance and Nominating Committee is responsible for identifying individuals qualified to become board members and recommending them to the full board for consideration. This responsibility includes all potential candidates, whether initially recommended by management, other board members or shareholders. In addition, the committee makes recommendations to the board for board committee assignments, develops and annually reviews corporate governance guidelines for the company, approves related person transactions and otherwise oversees corporate governance matters, in addition to coordinating an annual performance review for the board, board committees and individual director nominees. The committee also periodically reviews and makes recommendations to the board regarding director compensation. The committee met six times in 2010.

All members of the Governance and Nominating Committee have been determined by the Board of Directors to be independent in accordance with SEC regulations, the NYSE listing standards and the board’s Director Independence Standards. The members of the Governance and Nominating Committee are Judith M. Gueron (chair), Michael G. Morris, E. Stanley O’Neal and Patricia F. Russo.

International Committee

The International Committee was formed in April 2010 to provide a forum for additional discussion and input on international markets, business conditions and political developments. The committee meets on an as-needed basis depending on business requirements. The committee met one time in 2010. The members of the International Committee in 2010 were Klaus Kleinfeld (chair), Carlos Ghosn and Ratan N. Tata. Mr. Ghosn resigned from the Board effective February 17, 2011.

Public Issues Committee

The Public Issues Committee provides advice and guidance on public issues and matters affecting the reputation of the company. The committee also oversees corporate giving, sustainability and corporate responsibility matters. The committee met five times in 2010 and members of the committee visited the company’s new bauxite mine near Juruti, Brazil in 2010. The members of the Public Issues Committee are Ernesto Zedillo (chair), Kathryn S. Fuller, Judith M. Gueron and Ratan N. Tata.

BOARD, COMMITTEE AND DIRECTOR EVALUATIONS

The Governance and Nominating Committee oversees the evaluation of the board as a whole and its committees, as well as individual evaluations of those directors who are being considered for possible re-nomination to the board. The evaluation process occurs annually.

COMMUNICATIONS WITH DIRECTORS

The Board of Directors welcomes input and suggestions. Those wishing to contact the Lead Director or the non-management directors as a group may do so by sending a written communication to the attention of the Lead Director c/o Alcoa, Corporate Secretary’s Office, 390 Park Avenue, New York, NY 10022-4608. To communicate issues or complaints regarding questionable accounting, internal accounting controls or auditing matters, send a written communication to the Audit Committee c/o Alcoa, Corporate Secretary’s Office, 390 Park Avenue, New York, NY 10022-4608. Alternatively, you may place an anonymous, confidential, toll free call in the United States to Alcoa’s Compliance Line at 1 800 346-7319. For a listing of Compliance Line telephone numbers outside the United States, go to the “About Alcoa—Corporate Governance—Ethics and Compliance” section of http://www.alcoa.com.

Communications received are distributed to the board or to any individual director or directors as appropriate, depending upon the facts and circumstances outlined in the communication. The Alcoa Board of Directors has asked the Corporate Secretary’s Office to submit to the board all communications received, excluding only those items that are not related to board duties and responsibilities, such as:

•	Junk mail and mass mailings;

•	Product complaints and product inquiries;

•	New product or technology suggestions;

•	Job inquiries and resumes;

•	Advertisements or solicitations; and

•	Surveys.

BUSINESS CONDUCT POLICIES AND CODE OF ETHICS

The company’s Business Conduct Policies, which have been in place for many years, apply equally to the directors and to all company officers and employees, as well as those of controlled subsidiaries, affiliates and joint ventures. The directors and employees in positions to make discretionary decisions are surveyed annually regarding their compliance with the policies.

In November 2003, the board adopted a code of ethics applicable to the CEO, CFO and other financial professionals, including the principal accounting officer and those subject to it are surveyed annually for compliance with it. Only the Audit Committee can amend or grant waivers from the provisions of this code, and any such amendments or waivers will be posted promptly at http://www.alcoa.com. To date, no such amendments have been made or waivers granted.

RECOVERY OF INCENTIVE COMPENSATION

The Board of Directors adopted the following policy in 2006:

If the board learns of any misconduct by an executive officer that contributed to the company having to restate all or a portion of its financial statements, it shall take such action as it deems necessary to remedy the misconduct, prevent its recurrence and, if appropriate, based on all relevant facts and circumstances, take remedial action against the wrongdoer in a manner it deems appropriate. In determining what remedies to pursue, the board shall take into account all relevant factors, including whether the restatement was the result of negligent, intentional or gross misconduct. The board will, to the full extent permitted by governing law, in all appropriate cases, require reimbursement of any bonus or incentive compensation awarded to an executive officer or effect the cancellation of unvested restricted or deferred stock awards previously granted to the executive officer if: a) the amount of the bonus or incentive compensation was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement, b) the executive engaged in intentional misconduct that caused or partially caused the need for the restatement, and c) the amount of the bonus or incentive compensation that would have been awarded to the executive had the financial results been properly reported would have been lower than the amount actually awarded. In addition, the board may dismiss the executive officer, authorize legal action for breach of fiduciary duty or take such other action to enforce the executive’s obligations to Alcoa Inc. as the board determines fit the facts surrounding the particular case. The board may, in determining appropriate remedial action, take into account penalties or punishments imposed by third parties, such as law enforcement agencies, regulators or other authorities. The board’s power to determine the appropriate punishment for the wrongdoer is in addition to, and not in replacement of, remedies imposed by such entities.

In addition, the Incentive Compensation Plan was amended in 2006 to incorporate this policy. This plan governs annual incentive compensation awards to a large number of executives and managers. In 2009 the shareholders approved the 2009 Alcoa Stock Incentive Plan, which also incorporates the policy.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation and Benefits Committee has served as one of our officers or employees at any time. None of our executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of our board. None of our executive officers serve as a member of the board of directors of any other company that has an executive officer serving as a member of our Compensation and Benefits Committee.

NOMINATING CANDIDATES FOR ELECTION TO THE BOARD

Shareholder Recommendations for Director Nominees

Any shareholder wishing to recommend a candidate for director should submit the recommendation in writing to our principal executive office: Alcoa, Governance and Nominating Committee, c/o Corporate Secretary’s Office, 390 Park Avenue, New York, NY 10022-4608. The written submission should include the name and address of the shareholder recommending the individual and proof of share ownership, as well as the individual’s name and address; a description of all arrangements or understandings (if any) between the shareholder and the individual being recommended as a potential director; such information about the individual being recommended as would be required for inclusion in a proxy statement filed under then-current SEC rules; and an indication of the individual’s willingness to serve as a director of the company. The committee will consider all candidates recommended by shareholders who comply with the foregoing procedures and satisfy the minimum qualifications for director nominees and board member attributes.

Shareholder Nominations from the Floor of the Annual Meeting

The company’s Articles provide that any shareholder entitled to vote at an annual shareholders’ meeting may nominate one or more director candidates for election at that annual meeting by following certain prescribed procedures. Not later than 90 days before the anniversary date of the immediately preceding annual meeting, the shareholder must provide to Alcoa’s Corporate Secretary written notice of the shareholder’s intent to make such a nomination or nominations. The notice must contain the following information:

•	The name and address of the shareholder making the nomination and the name and address of the person or persons to be nominated;

•	The number of shares of Alcoa stock that the shareholder owns and is entitled to vote at the annual meeting;

•	A statement that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons so specified;

•	A description of all arrangements or understandings (if any) between the shareholder and each nominee or other person (naming such person) by or under which the nominations are to be made;

•	Information about the nominees as would be required in a proxy statement filed under then-current SEC rules;

•	The consent of each nominee to serve as a director of the company; and

•	Completion of a director’s questionnaire required of all nominees for election to serve as a director and the certification described on page 70.

Any such notice must be sent to our principal executive office: Alcoa, Corporate Secretary, 390 Park Avenue, New York, NY 10022-4608. The deadline for receipt of any shareholder nominations for the 2012 annual meeting is February 6, 2012.

Minimum Qualifications for Director Nominees and Board Member Attributes

The Governance and Nominating Committee has adopted Criteria for Identification, Evaluation and Selection of Directors. Those criteria are:

1.	Directors must have demonstrated the highest ethical behavior and must be committed to the company’s values.

2.	Directors must be committed to seeking and balancing the legitimate long-term interests of all of the company’s shareholders, as well as its other stakeholders, including its customers, employees and the communities where the company has an impact. Directors must not be beholden primarily to any special interest group or constituency.

3.	It is the objective of the board that all non-management directors be independent. In addition, no director should have, or appear to have, a conflict of interest that would impair that director’s ability to make decisions consistently in a fair and balanced manner.

4.	Directors must be independent in thought and judgment. They must each have the ability to speak out on difficult subjects; to ask tough questions and demand accurate, honest answers; to constructively challenge management; and at the same time, act as an effective member of the team, engendering by his or her attitude an atmosphere of collegiality and trust.

5.	Each director must have demonstrated excellence in his or her area and must be able to deal effectively with crises and to provide advice and counsel to the Chief Executive Officer and his or her peers.

6.	Directors should have proven business acumen, serving or having served as a chief executive officer, chief operating officer or chief financial officer of a significant, complex organization, or other senior leadership role in a significant, complex organization; or serving or having served in a significant policy-making or leadership position in a well respected, nationally or internationally recognized educational institution, not-for-profit organization or governmental entity; or having achieved a widely recognized position of leadership in the director’s field of endeavor, which adds substantial value to the oversight of material issues related to the company’s business.

7.	Directors must be committed to understanding the company and its industry; to regularly preparing for, attending and actively participating in meetings of the board and its committees; and to ensuring that existing and future individual commitments will not materially interfere with the director’s obligations to the company. The number of other board memberships, in light of the demands of a director nominee’s principal occupation, should be considered, as well as travel demands for meeting attendance.

8.	Directors must understand the legal responsibilities of board service and fiduciary obligations. All members of the board should be financially literate and have a sound understanding of business strategy, business environment, corporate governance and board operations. At least one member of the board must satisfy the requirements of an “audit committee financial expert.”

9.	Directors must be self-confident and willing and able to assume leadership and collaborative roles as needed. They need to demonstrate maturity, valuing board and team performance over individual performance and respect for others and their views.

10.	New director nominees should be able to and committed to serve as a member of the board for an extended period of time.

11.	While the diversity, the variety of experiences and viewpoints represented on the board should always be considered, a director nominee should not be chosen nor excluded solely or largely because of race, color, gender, national origin or sexual orientation or identity. In selecting a director nominee, the committee will focus on any special skills, expertise or background that would complement the existing board, recognizing that the company’s businesses and operations are diverse and global in nature.

12.	Directors should have reputations, both personal and professional, consistent with the company’s image and reputation.

To be eligible to be a nominee for election or re-election as a director of the company, a person must deliver to the following address: Alcoa, Corporate Secretary, 390 Park Avenue, New York, New York 10022-4608, a written questionnaire with respect to the background and qualification of such person and any other person or entity that such person may represent (which questionnaire shall be provided by the Corporate Secretary) and a written representation and agreement (in the form provided by the Corporate Secretary) that such person (a) has no agreement or understanding with any person or entity as to how such person will act or vote on any issue or question as a director, (b) is not a party to any agreement or understanding with any person or entity other than the company with respect to compensation, reimbursement or indemnification in connection with service or action as a director, (c) will comply with the director stock ownership guidelines of the company and (d) in such person’s individual capacity and on behalf of any person or entity for whom such person may be a representative, has complied and will comply with all applicable corporate governance, conflicts, confidentiality and stock ownership and trading policies of the company. In addition, a person shall not be eligible to be a nominee for election as a director unless that person meets the requirements for service as a director prescribed in the company’s Corporate Governance Guidelines and By-Laws. Such questionnaire must be delivered to the Corporate Secretary at the address above not later than the close of business on the later of the 90th day prior to the anniversary date of the immediately preceding annual meeting, or in the case of a special meeting, as provided in the By-Laws of the company.

Process of Evaluation of Director Candidates

The Governance and Nominating Committee makes a preliminary review of a prospective candidate’s background, career experience and qualifications based on available information or information provided by an independent search firm which identifies or provides an assessment of a candidate. If a consensus is reached in the committee that a particular candidate would likely contribute positively to the board’s mix of skills and experiences, and a board vacancy exists or is likely to occur, the candidate is contacted to confirm his or her interest and willingness to serve. The committee conducts in-person interviews and may invite other board members or senior Alcoa executives to interview the candidate to assess the candidate’s overall qualifications. In the context of the current composition and needs of the board and its committees, the committee considers the candidate against the criteria it has adopted.

At the conclusion of this process, the committee reaches a conclusion and reports the results of its review to the full board. The report includes a recommendation whether the candidate should be nominated for election to the board. This procedure is the same for all candidates, including director candidates identified by shareholders.

The Governance and Nominating Committee has retained the services of a search firm that specializes in identifying and evaluating director candidates. Services provided by the search firm include identifying potential director candidates meeting criteria established by the committee, verifying information about the prospective candidate’s credentials, and obtaining a preliminary indication of interest and willingness to serve as a board member.

TRANSACTIONS WITH RELATED PERSONS

Review, Approval or Ratification of Transactions With Related Persons

The company’s policies and procedures for reviewing, approving and ratifying transactions with related persons are set forth in a written policy which is available on our website: http://www.alcoa.com under “About —Corporate Governance—Policies.” Under these procedures a legal review determines which transactions or relationships should be referred to the Governance and Nominating Committee for consideration. The Governance and Nominating Committee then determines whether to approve or ratify a related person transaction or to refer it to the full board or another committee of the board for approval or ratification. The policy applies to transactions with related persons in the amount of $120,000 or more that do not involve employment matters (except employment of an executive officer that is an immediate family member of another executive officer), director compensation, commercial transactions in the ordinary course of business under ordinary business terms, charitable contributions that fall below the New York Stock Exchange threshold for director independence, transactions such as dividends where all shareholders receive proportional benefits and transactions involving competitive bids.

2010 Transactions with Related Persons

Based on information provided by the directors, the executive officers, and the legal department, the Governance and Nominating Committee determined that there are no material related person transactions to be reported in this proxy statement. We indemnify our directors and officers to the fullest extent permitted by law against personal liability in connection with their service to the company. This indemnity is required under the Articles of Incorporation and the By-Laws, and we have entered into agreements with these individuals contractually obligating us to provide this indemnification to them.

OTHER MATTERS

Litigation Proceedings Involving Directors or Officers

As previously reported in the company’s other SEC filings, on July 21, 2008, the Teamsters Local #500 Severance Fund and the Southeastern Pennsylvania Transportation Authority (collectively, “Teamsters”) filed a shareholder derivative suit in the civil division of the Court of Common Pleas of Allegheny County, Pennsylvania. On October 12, 2009, the Court overruled the defendants’ preliminary objections based on failure to exhaust intra-corporate remedies and failure to plead sufficient facts, but nonetheless stayed this action until further order of the Court. On March 6, 2009, the Philadelphia Gas Works Retirement Fund (“Philadelphia Gas”) filed a separate shareholder derivative suit in the civil division of the Court of Common Pleas of Philadelphia County, Pennsylvania. On September 18, 2009 pursuant to an unopposed motion of certain defendants, the Court of Common Pleas of Allegheny County transferred the Philadelphia Gas case to Allegheny County from Philadelphia County. Thereafter, on October 31, 2009, the Court assigned this action to the Commerce and Complex Litigation division of the Allegheny Court of Common Pleas and on November 20, 2009, the Court granted defendants’ motion to stay all proceedings in the Philadelphia Gas action until the earlier of the Court lifting the stay in the Teamsters derivative action or further order of the Court in this action. Both shareholder derivative actions were brought against certain officers and directors of Alcoa claiming breach of fiduciary duty and other violations and both actions are based on the allegations made in the previously disclosed civil litigation brought by Aluminium Bahrain B.S.C (“Alba”) against Alcoa, Alcoa World Alumina LLC, Victor Dahdaleh, and others, and the subsequent investigation of Alcoa by the United States Department of Justice and Securities and Exchange Commission with respect to Alba’s claims. These derivative actions claim that the defendants caused or failed to prevent the conduct alleged in the Alba lawsuit. The Alba suit and the corresponding government investigation are more fully described in Alcoa’s Annual Report on Form 10-K for the year ended December 31, 2010 in Part 1, Item 3 “Legal Proceedings.”

Pursuant to the indemnification described above, the company is paying the expenses, including attorneys’ fees, incurred by certain officers and directors of Alcoa in defending these actions. Each of these individuals has provided an undertaking to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified.

ATTACHMENT A

PRE-APPROVAL POLICIES AND PROCEDURES ADOPTED BY THE AUDIT COMMITTEE FOR AUDIT AND NON-AUDIT SERVICES

I.	Statement of Policy

The Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that the provision of such services does not impair the auditor’s independence. Unless a type of service to be provided by the independent auditor has received pre-approval under this policy, it will require specific pre-approval by the Audit Committee before the service is provided. Any proposed services exceeding pre-approved cost levels under this policy will require specific pre-approval by the Audit Committee before the service is provided.

The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee will periodically revise the list of pre-approved services, based on subsequent determinations.

II.	Delegation

The Audit Committee delegates pre-approval authority to the Chairman of the Committee. In addition, the Chairman may delegate pre-approval authority to one or more of the other members of the Audit Committee. The Chairman or member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

III.	Audit Services

The annual Audit services engagement terms and fees will be subject to the specific pre-approval of the Audit Committee. The Audit Committee will approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, company structure or other matters.

In addition to the annual Audit services engagement approved by the Audit Committee, the Audit Committee may grant pre-approval for other Audit services, which are those services that only the independent auditor reasonably can provide.

IV.	Audit-Related Services

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the company’s financial statements and that are traditionally performed by the independent auditor. The Audit Committee believes that the provision of Audit-related services does not impair the independence of the auditor.

V.	Tax Services

The Audit Committee believes that the independent auditor can provide Tax services to the company such as tax compliance and support, without impairing the auditor’s independence. However, the Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the sole purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations.

VI.	All Other Services

The Audit Committee may grant pre-approval to those permissible non-audit services classified as All Other services that it believes are routine and recurring services, and would not impair the independence of the auditor.

VII.	Pre-Approval Fee Levels

Pre-approval fee levels for all services to be provided by the independent auditor will be established periodically by the Audit Committee. Any proposed services exceeding these levels will require specific pre-approval by the Audit Committee.

VIII.	Supporting Documentation

With respect to each proposed pre-approved service, the independent auditor has provided detailed descriptions regarding the specific services to be provided. Upon completion of services, the independent auditor will provide to management detailed back-up documentation, including hours, personnel and task description relating to the specific services provided.

IX.	Procedures

Requests or applications to provide services that require separate approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditor and the Chief Financial Officer and must include a joint statement as to whether, in their view, the request or application is consistent with the Securities and Exchange Commission’s rules on auditor independence.

ATTACHMENT B

PROPOSED AMENDMENTS TO THE ARTICLES OF INCORPORATION

ALCOA INC.

ARTICLES OF INCORPORATION

(As Amended and Restated April 2010)

FIRST. The name of the corporation is Alcoa Inc.

SECOND. The location and post office address of the corporation’s current registered office is c/o CT Corporation System, Dauphin County, Pennsylvania.

THIRD. The purpose or purposes of the corporation are: to acquire and dispose of deposits of and rights to bauxite, clay, ores and minerals of any sort or description, and to acquire, extract, treat and dispose of any materials recovered or recoverable therefrom; to reduce ores of aluminum and any and all other ores to their basic metals; to manufacture, alloy and fabricate any and all metals into articles of commerce; to acquire, produce, transport, trade in and dispose of goods, wares and merchandise of every class and description; to purchase, lease, or otherwise acquire improved or unimproved real property, leaseholds, easements and franchises, to manage, use, deal with and improve the same or any part thereof, and to sell, exchange, lease, sublease, or otherwise dispose of any of said property or the improvements thereon or any part thereof; to acquire, use and dispose of all land, minerals, materials, apparatus, machinery and other agencies, means and facilities, to perform all operations, and to do all things, necessary, convenient or incident to the foregoing; and to carry on any business directly or indirectly related thereto; and the corporation shall have unlimited power to engage in and to do any lawful act concerning any or all lawful business for which corporations may be incorporated under the Pennsylvania Business Corporation Law.

FOURTH. The term for which the corporation is to exist is perpetual.

FIFTH. The authorized capital of the corporation shall be 660,000 shares of Serial Preferred Stock of the par value of $100 per share, 10,000,000 shares of Class B Serial Preferred Stock of the par value of $1.00 per share and 1,800,000,000 shares of Common Stock of the par value of $1.00 per share.

Hereinafter in this Article Fifth, the term “Preferred Stock” shall mean each of the Serial Preferred Stock and the Class B Serial Preferred Stock.

A description of each class of shares which the corporation shall have authority to issue and a statement of the rights, voting powers, preferences, qualifications, limitations, restrictions and the special or relative rights granted to or imposed upon the shares of each class and of the authority vested in the Board of Directors of the corporation to establish series of the Preferred Stock and to fix and determine the variations in the relative rights and preferences as between the series thereof are as follows:

1. Establishment of Series of Preferred Stock. Preferred Stock shall be issued in one or more series. Each series shall be designated by the Board of Directors so as to distinguish the shares thereof from the shares of all other series and classes. The Board of Directors may, by resolution, from time to time divide shares of Preferred Stock into series and fix and determine the number of shares and, subject to the provisions of this Article Fifth, the relative rights and preferences of any series so established, provided that all shares of Preferred Stock shall be identical except as to the following relative rights and preferences, in respect of any or all of which there may be variations between different series, namely: the rate of dividend (including the date from which dividends shall be cumulative and, with respect to Class B Serial Preferred Stock, whether such dividend rate shall be fixed or variable and the methods, procedures and formulas for the recalculation or periodic resetting of any variable dividend rate); the price at, and the terms and conditions on, which shares may be redeemed; the amounts payable on shares in the event of voluntary or involuntary liquidation; sinking fund provisions for the redemption or purchase of shares in the event shares of any series are issued with sinking fund provisions; and the terms and conditions on which the shares of any series may be converted in the event the shares of any series are issued with the privilege of conversion. Each share of any series of Preferred Stock shall be identical with all other shares of such series, except as to date from which dividends shall be cumulative.

2. Dividends.

(a)	The holders of Serial Preferred Stock of any series shall be entitled to receive, when and as declared by the Board of Directors, out of surplus or net profits legally available therefor, cumulative dividends at the rate of dividend fixed by the Board of Directors for such series as hereinbefore provided, and no more, payable quarter yearly on the first days of January, April, July and October in each year. The dividends on any shares of Serial Preferred Stock shall be cumulative from such date as shall be fixed for that purpose by the Board of Directors prior to the issue of such shares or, if no such date shall be so fixed by the Board of Directors, from the quarter yearly dividend payment date next preceding the date of issue of such shares.

(b)	The holders of Class B Serial Preferred Stock of any series shall be entitled to receive, when and as declared by the Board of Directors or any authorized committee thereof, out of funds legally available therefor, cumulative dividends at the rate of dividend fixed by the Board of Directors for such series including any such rate which may be reset or recalculated from time to time pursuant to procedures or formulas established therefor by the Board of Directors, and no more; provided, however, that no dividend shall be declared or paid on the Class B Serial Preferred Stock so long as any of the Serial Preferred Stock remains outstanding, unless all quarter yearly dividends accrued on the Serial Preferred Stock and the dividend thereon for the current quarter yearly dividend period shall have been paid or declared and a sum sufficient for the payment thereof set apart. The dividends on any shares of Class B Serial Preferred Stock shall be cumulative from such date as shall be fixed for that purpose by the Board of Directors prior to the issue of such shares or, if no such date shall be so fixed by the Board of Directors, from the dividend payment date for such series next preceding the date of issue of such shares. If full cumulative dividends on shares of a series of Class B Serial Preferred Stock have not been paid or declared and a sum sufficient for the payment thereof set apart, dividends thereon shall be declared and paid pro rata to the holders of such series entitled thereto. Accrued dividends shall not bear interest.

(c)	The holders of Common Stock shall be entitled to receive dividends, when and as declared by the Board of Directors, out of surplus or net profits legally available therefor, provided, however, that no dividend shall be declared or paid on the Common Stock so long as any of the Preferred Stock remains outstanding, unless all dividends accrued on all classes of Preferred Stock and the dividend on Serial Preferred Stock for the current quarter yearly dividend period shall have been paid or declared and a sum sufficient for the payment thereof set apart.

3. Liquidation. In the event of any liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, then before any payment or distribution shall be made to the holders of Common Stock or Class B Serial Preferred Stock the holders of Serial Preferred Stock shall be entitled to be paid such amount as shall have been fixed by the Board of Directors as hereinbefore provided, plus all dividends which have accrued on the Serial Preferred Stock and have not been paid or declared and a sum sufficient for the payment thereof set apart. Thereafter, the holders of Class B Serial Preferred Stock of each series shall be entitled to be paid such amount as shall have been fixed by the Board of Directors as hereinbefore provided, plus all dividends which have accrued on the Class B Serial Preferred Stock and have not been paid or declared and a sum sufficient for the payment thereof set apart. Thereafter, the remaining assets shall belong to and be divided among the holders of the Common Stock. The consolidation or merger of the corporation with or into any other corporation or corporations or share exchange or division involving the corporation in pursuance of applicable statutes providing for the consolidation, merger, share exchange or division shall not be deemed a liquidation, dissolution or winding up of the corporation within the meaning of any of the provisions of this subdivision.

4. Voting Rights. The holders of Preferred Stock shall have no voting rights except as otherwise required by law or hereinafter provided:

(a)	If at any time the amount of any dividends on Preferred Stock which have accrued and which have not been paid or declared and a sum sufficient for the payment thereof set apart shall be at least equal to the amount of four quarter yearly dividends, the holders of Preferred Stock shall have one vote per share, provided, however, that such voting rights of the holders of Preferred Stock shall continue only until all quarter yearly dividends accrued on the Preferred Stock have been paid or declared and a sum sufficient for the payment thereof set apart.

(b)	Without the consent of the holders of at least a majority of the shares of Preferred Stock at the time outstanding, given in person or by proxy, either in writing or by vote at a meeting called for that purpose at which the holders of Preferred Stock shall vote as a class,

(i)	no additional class of stock ranking on a parity with the Preferred Stock as to dividends or assets shall be authorized;

(ii)	the authorized number of shares of Preferred Stock or of any class of stock ranking on a parity with the Preferred Stock as to dividends or assets shall not be increased; and

(iii)	the corporation shall not merge or consolidate with or into any other corporation if the corporation surviving or resulting from such merger or consolidation would have after such merger or consolidation any authorized class of stock ranking senior to or on a parity with the Preferred Stock except the same number of shares of stock with the same rights and preferences as the authorized stock of the corporation immediately preceding such merger or consolidation.

(c)	Except in pursuance of the provisions of subdivision 4(b) (iii) of this Article Fifth, without the consent of the holders of at least sixty-six and two-thirds (66-2/3) percent of the number of shares of Preferred Stock at the time outstanding, given in person or by proxy, either in writing or by a vote at a meeting called for that purpose at which the holders of Preferred Stock shall vote as a class,

(i)	no change shall be made in the rights and preferences of the Preferred Stock as set forth in the Articles of Incorporation or as fixed by the Board of Directors so as to affect such stock adversely; provided, however, that if any such change would affect any series of Preferred Stock adversely as compared with the effect thereof upon any other series of Preferred Stock, no such change shall be made without the additional consent given as aforesaid of the holders of at least sixty-six and two-thirds (66-2/3) per cent of the number of shares at the time outstanding of the Preferred Stock of the series which would be so adversely affected;

(ii)	no additional class of stock ranking senior to the Preferred Stock as to dividends or assets shall be authorized;

(iii)	the authorized number of shares of any class of stock ranking senior to the Preferred Stock as to dividends or assets shall not be increased; and

(iv)	the corporation shall not (a) sell, lease, convey or part with control of all or substantially all of its property or business; or (b) voluntarily liquidate, dissolve or wind up its affairs.

Notwithstanding the foregoing:

(i)	except as otherwise required by law, the voting rights of any series of Class B Serial Preferred Stock may be limited or eliminated by the Board of Directors prior to the issuance thereof; and

(ii)	provided no shares of Serial Preferred Stock are then outstanding, any series of Class B Serial Preferred Stock may be issued with such additional voting rights in the event of dividend arrearages as the Board of Directors may determine to be required to qualify such series for listing on one or more securities exchanges of recognized standing.

The holders of Common Stock of the corporation shall have one vote per share.

5. Redemption.

(a)	The corporation, at the option of the Board of Directors, may redeem the whole or any part of the Serial Preferred Stock, or the whole or any part of any series thereof, at any time or from time to time, at such redemption price therefor as shall have been fixed by the Board of Directors as hereinbefore provided, plus all dividends which on the redemption date have accrued on the shares to be redeemed and have not been paid or declared and a sum sufficient for the payment thereof set apart. Notice of every such redemption shall be published not less than thirty (30) days nor more than sixty (60) days prior to the date fixed for redemption in a daily newspaper printed in the English language and published and of general circulation in the Borough of Manhattan, City and State of New York, and in a daily newspaper printed in the English language and published and of general circulation in the City of Pittsburgh, Pennsylvania. Notice of every such redemption shall also be mailed not less than thirty (30) days nor more than sixty (60) days prior to the date fixed for redemption to the holders of record of the shares of Serial Preferred Stock to be redeemed at their respective addresses as the same appear upon the books of the corporation; but no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Serial Preferred Stock. In case of a redemption of a part only of any series of the Serial Preferred Stock at the time outstanding, the corporation shall select shares so to be redeemed in such manner, whether pro rata or by lot, as the Board of Directors may determine. Subject to the provisions herein contained, the Board of Directors shall have full power and authority to prescribe the manner in which and the terms and conditions on which the Serial Preferred Stock shall be redeemed from time to time. If notice of redemption shall have been published as hereinbefore provided and if before the redemption date specified in such notice all funds necessary for such redemption shall have been set apart so as to be available therefor, then on and after the date fixed for redemption the shares of Serial Preferred Stock so called for redemption, notwithstanding that any certificate therefor shall not have been surrendered for cancellation, shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith cease and terminate except only the right of the holders thereof to receive upon surrender of certificates therefor the amount payable upon redemption thereof, but without interest; provided, however, that if the corporation shall, after the publication of notice of any such redemption and prior to the redemption date, deposit in trust for the account of the holders of the Serial Preferred Stock to be redeemed with a bank or trust company in good standing, designated in such notice, organized under the laws of the United States of America or of the State of New York or of the Commonwealth of Pennsylvania, doing business in the Borough of Manhattan, The City of New York, or in the City of Pittsburgh, Pennsylvania, and having a capital, undivided profits and surplus aggregating at least five million dollars ($5,000,000), all funds necessary for such redemption, then from and after the time of such deposit the shares of Serial Preferred Stock so called for redemption, notwithstanding that any certificate therefor shall not have been surrendered for cancellation, shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith cease and terminate except only the right of the holders of such shares to receive from such bank or trust company upon surrender of certificates therefor the amount payable upon redemption thereof, but without interest.

All shares of Serial Preferred Stock so redeemed shall be cancelled and shall not be reissued.

(b)	The terms and conditions under which the whole or any part of any series of the Class B Serial Preferred Stock may be redeemed shall be established by the Board of Directors prior to the issuance thereof. Unless otherwise determined by the Board of Directors, all shares of Class B Serial Preferred Stock so redeemed or otherwise acquired by the corporation shall be returned to the status of authorized but unissued shares.

6. Preemptive Rights. Neither the holders of the Preferred Stock nor the holders of the Common Stock shall be entitled to participate in any right of subscription to any increased or additional capital stock of the corporation of any kind whatsoever.

SIXTH. In each election of directors every shareholder entitled to vote shall have the right to cast one vote for each share of stock standing in his name on the books of the company for each of such number of candidates as there are directors to be elected, but no shareholder shall have any right to cumulate his votes and cast them for one candidate or distribute them among two or more candidates.

SEVENTH.

A. In addition to any affirmative vote required by law, the Articles or the By-Laws of the corporation (the “company”), and except as otherwise expressly provided in Section B of this Article Seventh, the Company shall not knowingly engage, directly or indirectly, in any Stock Repurchase (as hereinafter defined) from an Interested Shareholder (as hereinafter defined) without the affirmative vote of not less than a majority of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock (as hereinafter defined) which are beneficially owned by persons other than such Interested Shareholder, voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage or separate class vote may be specified, by law or in any agreement with any national securities exchange or otherwise.

B. The provisions of Section A of this Article Seventh shall not be applicable to any particular Stock Repurchase from an Interested Shareholder, and such Stock Repurchase shall require only such affirmative vote, if any, as is required by law or by any other provision of the Articles or the By-Laws of the company, or any agreement with any national securities exchange or otherwise, if the conditions specified in either of the following Paragraphs (1) or (2) are met:

(1)	The Stock Repurchase is made pursuant to a tender offer or exchange offer for a class of Capital Stock (as hereinafter defined) made available on the same basis to all holders of such class of Capital Stock.

(2)	The Stock Repurchase is made pursuant to an open market purchase program approved by a majority of the Continuing Directors (as hereinafter defined), provided that such repurchase is effected on the open market and is not the result of a privately negotiated transaction.

C. For the purposes of this Article Seventh:

(1)	The term “Stock Repurchase” shall mean any repurchase, directly or indirectly, by the Company or any Subsidiary of any shares of Capital Stock at a price greater than the then Fair Market Value of such shares.

(2)	The term “Capital Stock” shall mean all capital stock of the company authorized to be issued from time to time under Article FIFTH of the Articles of the company, and the term “Voting Stock” shall mean all Capital Stock which by its terms may be voted on all matters submitted to shareholders of the company generally.

(3)	The term “person” shall mean any individual, firm, company or other entity and shall include any group comprised of any person and any other person with whom such person or any Affiliate or Associate of such person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Capital Stock.

(4)	The term “Interested Shareholder” shall mean any person (other than the company or any Subsidiary and other than any savings, profit-sharing, employee stock ownership or other employee benefit plan of the company or any subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who is on the date in question, or who was at any time within the two year period immediately prior to the date in question, the beneficial owner of Voting Stock representing five percent (5%) or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock.

(5)

A person shall be a “beneficial owner” of any Capital Stock (a) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; (b) which such person or any of its Affiliates or Associates has, directly or indirectly, (i) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding; or (c) which is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Capital Stock. For the purposes of determining whether a person is an Interested Shareholder pursuant to Paragraph 4 of this Section C, the number of shares of Capital Stock deemed to be outstanding shall include shares deemed beneficially owned by such person through application of Paragraph 5 of this Section C, but shall not include any other shares of Capital Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(6)	The terms “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Securities Exchange Act of 1934 as in effect on March 8, 1985 (the term “registrant” in said Rule 12b-2 meaning in this case the Company).

(7)	The term “Subsidiary” shall mean any corporation of which a majority of any class of equity security is beneficially owned by the company; provided, however, that for the purposes of the definition of Interested Shareholder set forth in Paragraph 4 of this Section C, the term “Subsidiary” shall mean only a corporation of which a majority of each class of equity security is beneficially owned by the company.

(8)	The term “Continuing Director” shall mean any member of the Board of Directors of the Company (the “board”), while such person is a member of the board, who is not an Affiliate or Associate or representative of the Interested Shareholder and was a member of the board prior to the time that the Interested Shareholder became an Interested Shareholder, and any successor of a Continuing Director, while such successor is a member of the board, who is not an Affiliate or Associate or representative of the Interested Shareholder and is recommended or elected to succeed the Continuing Director by a majority of Continuing Directors.

(9)	The term “Fair Market Value” shall mean (a) in the case of cash, the amount of such cash; (b) in the case of stock, the closing sale price on the trading day immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Act on which such stock is listed, or, if such stock is not listed on any such exchange, the closing bid quotation with respect to a share of such stock on the trading day immediately preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any similar system then in use, or if no such quotation is available, the fair market value on the date in question of a share of such stock as determined by a majority of the Continuing Directors in good faith; and (c) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined in good faith by a majority of the Continuing Directors.

D. The Board of Directors shall have the power and duty to determine for the purposes of this Article Seventh, on the basis of information known to them after reasonable inquiry, (a) whether a person is an Interested Shareholder, (b) the number of shares of Capital Stock or other securities beneficially owned by any person, (c) whether a person is an Affiliate or Associate of another and (d) whether the consideration to be paid in any Stock Repurchase has an aggregate Fair Market Value in excess of the then Fair Market Value of the shares of Capital Stock being repurchased. Any such determination made in good faith shall be binding and conclusive on all parties.

E. Nothing contained in this Article Seventh shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

F. Notwithstanding any other provisions of the Articles or the By-Laws of the company (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, these Articles or the By-Laws of the company), the affirmative vote of the holders of not less than ~~[eighty percent (80%)]~~ a majority of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article Seventh.

EIGHTH. A. The business and affairs of the corporation (the “company”) shall be managed by a Board of Directors comprised as follows:

(1)	The Board of Directors shall consist of the number of persons fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority vote of the directors then in office.

(2)	Beginning with the Board of Directors to be elected at the annual meeting of shareholders held in 1985, directors shall be classified with respect to the time for which they shall severally hold office by dividing them into three classes, as nearly equal in number as possible. At such meeting, each class of directors shall be elected in a separate election. Directors of the first class shall be elected for a term of office to expire at the 1986 annual meeting of shareholders, those of the second class shall be elected for a term of office to expire at the 1987 annual meeting of shareholders, and those of the third class shall be elected for a term of office to expire at the 1988 annual meeting of shareholders. At each annual election held after the 1985 annual meeting of shareholders the class of directors then being elected shall be elected to hold office for a term of office to expire at the third succeeding annual meeting of shareholders after their election. Each director shall hold office for the term for which elected and until his or her successor shall have been elected and qualified, except in the case of earlier death, resignation or removal.

(3)	Nominations for the election of directors at an annual meeting of the shareholders may be made by the Board of Directors or a committee appointed by the Board of Directors or by any shareholder entitled to vote in the election of directors at the meeting. Shareholders entitled to vote in such election may nominate one or more persons for election as directors only if written notice of such shareholder’s intent to make such nomination or nominations has been given either by personal delivery or by United States mail, postage prepaid, to the Secretary of the company not later than ninety days prior to the anniversary date of the immediately preceding annual meeting. Such notice shall set forth: (a) the name and address of the shareholder who intends to make the nomination and of the persons or person to be nominated; (b) a representation that the shareholder is a holder of record of stock of the company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission as then in effect; and (e) the consent of each nominee to serve as a director of the company if so elected. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

(4)	Any director, any class of directors, or the entire Board of Directors may be removed from office by shareholder vote at any time, with or without assigning any cause, but only if shareholders entitled to cast at least ~~[80%]~~ a majority of the votes which all shareholders of the then outstanding shares of capital stock of the company would be entitled to cast at an annual election of directors or of such class of directors shall vote in favor of such removal.

(5)

Vacancies in the Board of Directors, including vacancies resulting from an increase in the number of directors, shall be filled only by a majority vote of the remaining directors then in office, though less than a quorum, except that vacancies resulting from removal from office by a vote of the shareholders may be filled by the shareholders at the same meeting at which such removal occurs. All directors elected to fill vacancies shall hold office for a term expiring at the annual meeting of shareholders at which the term of the class to which they have been elected expires. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

B. Notwithstanding any other provisions of the Articles or the By-Laws of the company (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, these Articles or the By-laws of the company), the affirmative vote of not less than ~~[eighty percent (80%)]~~ a majority of the votes which all shareholders of the then outstanding shares of the capital stock of the company would be entitled to cast in an annual election of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article Eighth.

NINTH. To the fullest extent that the laws of the Commonwealth of Pennsylvania, as in effect on May 15, 1987 or as thereafter amended, permit elimination or limitation of the liability of directors, no director of the corporation shall be personally liable for monetary damages for any action taken, or any failure to take any action. This Article Ninth shall not apply to any action filed prior to May 15, 1987, nor to any breach of performance of duty or any failure of performance of duty occurring prior to May 15, 1987. The provisions of this Article shall be deemed to be a contract with each director of the corporation who serves as such at any time while such provisions are in effect, and each such director shall be deemed to be serving as such in reliance on the provisions of this Article. Any amendment or repeal of this Article or adoption of any other provision of the Articles or By-laws of the corporation which has the effect of increasing director liability shall operate prospectively only and shall not affect any action taken, or any failure to act, prior to such amendment, repeal or adoption.

TENTH. Except as prohibited by law, the corporation may indemnify any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan) and may take such steps as may be deemed appropriate by the Board of Directors, including purchasing and maintaining insurance, entering into contracts (including, without limitation, contracts of indemnification between the corporation and its directors and officers), creating a trust fund, granting security interests or using other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect such indemnification. This Article shall be effective May 15, 1987.

ELEVENTH. A nominee for director shall be elected to the Board of Directors at a meeting of shareholders if the votes cast for such nominee by holders of shares entitled to vote in the election, exceed the votes cast against such nominee’s election (excluding abstentions), except in a contested election (as such term shall be defined in the By-Laws of the company). Any nominee for director in a non-contested election who is not an incumbent director and is not so elected shall not take office. Any incumbent director nominated for re-election in a non-contested election but not so elected shall, in the event the director’s successor shall not be duly elected and qualified, take such actions (which may include the tender of the director’s resignation for consideration by the Board of Directors) as shall be consistent with applicable law and the company’s By-Laws. The Board of Directors shall have the authority to adopt and amend appropriate By-Laws to implement this Article Eleventh.

ATTACHMENT C

PEER GROUP COMPANIES FOR 2010 COMPENSATION DECISIONS

Companies in Towers Watson Database

*	Used for CEO/Chairman Analysis

Company
Abbott Laboratories*	FPL Group*	Novartis Consumer Health
Accenture*	Freeport-McMoRan Copper & Gold	Occidental Petroleum*
Air Liquide	General Dynamics*	Orange Business Services
Alcatel-Lucent	GlaxoSmithKline	PepsiCo*
Alstom	Goodyear Tire & Rubber*	Pfizer*
Amazon.com*	Google*	Redcats USA
Archer Daniels Midland*	Grupo Ferrovial	Rio Tinto
AstraZeneca	Hannaford	Roche Diagnostics
Bayer AG	HBO	Sanofi-Aventis
Bayer CropScience	HCA Healthcare*	Sanofi Pasteur
Bayer MaterialScience	Health Net	SCA Americas
Best Buy	Henkel of America	Schlumberger*
BG US Services	Hess*	7-Eleven
Boehringer Ingelheim	Hilton Worldwide	Sodexo
Boeing*	Hoffmann-La Roche	Southern Company Services*
Bombardier Transportation	Honeywell*	Sprint Nextel*
Bristol-Myers Squibb	IKON Office Solutions*	Stop & Shop
Bunge*	Intel	Sunoco*
Cadbury	International Paper*	Takeda Pharmaceutical Company Limited
Caterpillar*	J.C. Penney Company*	Target*
Chrysler*	Johnson Controls*	Tesoro
CHS	Johnson & Johnson*	3M*
Cisco Systems*	Kaiser Foundation Health Plan*	Time Warner*
Coca-Cola*	Kimberly-Clark*	Time Warner Cable*
Colgate-Palmolive*	Koch Industries*	TUI
Constellation Energy*	Kohl’s*	Tyson Foods
Continental Automotive Systems	Lafarge North America	Unilever United States
Dannon	Lenovo	United Airlines*
Dell*	Lockheed Martin*	United Parcel Service*
Delta Air Lines	L-3 Communications*	United Technologies*
DENSO International	Lyondell Chemical	United Water
Diageo North America	Marathon Oil	U.S. Foodservice
Direct Energy	McDonalds’*	Valero Energy*
Dominion Resources*	MedImmune	Volvo Group North America
Dow Chemical*	Merck & Co*	Walt Disney
DuPont*	Microsoft	Westinghouse Electric
Eli Lilly*	Millennium Pharmaceuticals	Whirlpool*
Emerson Electric*	Motorola*	Wm. Wrigley Jr.
EPCO	Murphy Oil	Xerox*
Evonik Degussa	National Starch Polymers Group
Exelon*	NIKE
Express Scripts*	Nokia
Fairchild Controls	Northrop Grumman
Fluor*	Novartis

ATTACHMENT D

ALCOA INTERNAL REVENUE CODE 162(M) COMPLIANT ANNUAL CASH INCENTIVE COMPENSATION PLAN

1.	Purpose of the Plan.

This Alcoa Inc. Annual Incentive Plan is intended to attract, retain, motivate and reward Participants by providing them with the opportunity to earn annual incentive compensation under the Plan related to the Company’s performance. Incentive compensation granted under the Plan is intended to be qualified as performance-based compensation within the meaning of Section 162(m).

2.	Definitions.

For purposes of the Plan, the following terms shall be defined as follows:

(a)	“Alcoa Inc.” means Alcoa Inc. and its successors or assigns.

(b)	“Award” means cash incentive compensation earned under the Plan pursuant to Section 4 of this Plan.

(c)	“Board of Directors” means the Board of Directors of Alcoa Inc.

(d)	“Code” means the Internal Revenue Code of 1986, as amended from time to time, and all regulations, interpretations, and administrative guidance issued thereunder.

(e)	“Committee” means the Compensation and Benefits Committee of the Board of Directors or such other committee as the Board of Directors shall appoint from time to time to administer the Plan and to otherwise exercise and perform the authority and functions assigned to the Committee under the terms of the Plan. The Committee shall at all times be comprised solely of two or more outside directors within the meaning of Treasury Regulation Section 1.162-27(e).

(f)	“Company” means Alcoa Inc. and all of its Subsidiaries, collectively.

(g)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(h)	“Material Term” means, with respect to the Plan and for purposes of Section 162(m), any of the following: (i) the class of employees of the Company that are eligible to become Participants and receive an Award; (ii) the description of any of the Performance Measures on which the Performance Targets are based; and (iii) the maximum aggregate incentive amount of any Award that could be earned by a Participant for all Performance Periods beginning in any given fiscal year of the Company as set forth in Section 4(f) of this Plan.

(i)	“Participant” means, with respect to each Performance Period, each executive officer, within the meaning of Rule 3b-7 of the Exchange Act, of the Company at any time during such period.

(j)	“Performance Measures” means the performance measures set forth in Section 4(b) of this Plan.

(k)	“Performance Period” means a fiscal year of the Company or such shorter period as may be designated by the Committee with respect to an Award.

(l)	“Performance Targets” means performance goals and objectives set in respect of any of the Performance Measures for a Performance Period.

(m)	“Plan” means this Alcoa Internal Revenue Code 162(m) Compliant Annual Cash Incentive Compensation Plan, as amended from time to time.

(n)	“Section 162(m)” means Section 162(m) of the Code.

(o)	“Section 409A” means Section 409A of the Code.

(p)	“Subsidiary” means any “subsidiary” within the meaning of Rule 405 under the Securities Act of 1933, as amended.

3.	Administration.

(a)	Power and Authority of the Committee. The Plan shall be administered by the Committee which shall have full power and authority:

(i)	to designate each Performance Period;

(ii)	to establish the Performance Targets for each Performance Period and to determine whether and to what extent such Performance Targets have been reached;

(iii)	to determine at any time the cash amount payable with respect to an Award;

(iv)	to prescribe, amend and rescind rules and procedures relating to the Plan;

(v)	subject to the provisions of this Plan, to delegate to one or more officers of the Company some of its authority under the Plan;

(vi)	to employ such legal counsel, independent auditors and consultants as it deems desirable for the administration of the Plan and to rely upon any opinion or computation received therefrom; and

(vii)	to make all determinations, and to formulate such procedures, as may be necessary or advisable in the opinion of the Committee for the administration of the Plan.

(b)	Shareholder Approval. No award shall be paid under this Plan unless and until the stockholders of the Company have approved the Material Terms of the Plan as required by Section 162(m). It is intended that the Plan is subject to the shareholder approval requirements of Treasury Regulation Section 1.162-27(e)(4)(vi) providing for shareholder approval on a five-year basis.

(c)	Plan Construction and Interpretation. The Committee shall have full power and authority to construe and interpret the Plan.

(d)	Determinations of Committee Final and Binding. All determinations by the Committee in carrying out and administering the Plan and in construing and interpreting the Plan shall be made in the Committee’s sole discretion and shall be final, binding and conclusive for all purposes and upon all persons interested herein. The Committee’s decisions regarding the amount of each Award need not be consistent among Participants.

(e)	Liability of Committee. No member of the Committee (or its delegates) shall be liable for any action or determination made in good faith with respect to the Plan or any Award, and the members of the Committee (and its delegates) shall be entitled to indemnification and reimbursement in the manner provided in the Company’s Articles of Incorporation or its By-laws, as applicable, in each case as amended and in effect from time to time. In the performance of its responsibilities with respect to the Plan, the Committee shall be entitled to rely upon information and advice furnished by the Company’s officers and employees, the Company’s accountants, the Company’s legal counsel or any other person the Committee deems necessary, and no member of the Committee shall be liable for any action taken or not taken in good faith reliance upon any such advice.

4.	Awards.

(a)

Performance Targets. The Committee may, from time to time, make a determination that a Participant shall be afforded the opportunity to earn incentive compensation under this Plan during a Performance Period. If the Committee decides to offer such opportunity to one or more Participants, then no later than 90 days after the beginning of the relevant Performance Period or, if the Performance Period is less than one year, the date on which 25% of the Performance Period elapses, or such earlier or later date as may be required by Section 162(m), the Committee shall (i) designate each Participant for the Performance Period, (ii) establish in writing specific Performance Targets related to the applicable Performance Measures and the incentive amount which may be earned for the Performance Period by each Participant with sufficient specificity to satisfy the requirements of Section 162(m), and

(iii) specify the relationship between the Performance Targets and the amount of incentive compensation to be earned by each Participant for the Performance Period. The Committee has the discretion to structure Awards in any manner it deems advisable, including, without limitation, (x) specifying that the incentive amount for a Performance Period will be earned if the applicable Performance Target is achieved for one Performance Measure or for any one of a number of Performance Measures, (y) providing that the incentive amount for a Performance Period will be earned only if a Performance Target is achieved for more than one Performance Measure, or (z) providing that the incentive amount to be earned for a given Performance Period will vary based upon different levels of achievement of the applicable Performance Targets.

(b)	Performance Measures. The Performance Measures from which the Committee shall establish Performance Targets shall relate to the achievement of operational goals based on the attainment by the Company, any Subsidiary, or division or business unit of the Company of specified levels of one or more of the following performance criteria, any one of which, if applicable, may be normalized for fluctuations in currency or the price of aluminum on the London Metal Exchange or established relative to a comparison with peers or an external index or indicator, as the Committee deems appropriate: (i) earnings, including operating income, earnings before or after taxes, and earnings before or after interest, taxes, depreciation, and amortization; (ii) book value per share; (iii) pre-tax income, after-tax income, income from continuing operations, or after tax operating income; (iv) operating profit or improvements thereto; (v) earnings per common share (basic or diluted) or improvement thereto; (vi) return on assets (net or gross); (vii) return on capital; (viii) return on invested capital; (ix) sales, revenues or returns on sales or revenues or growth in sales, revenues or returns on sales or revenues; (x) share price appreciation; (xi) total shareholder return; (xii) cash flow, operating cash flow, free cash flow, cash flow return on investment (discounted or otherwise), improvements in cash on hand, reduction of debt, improvements in the capital structure of the Company including debt to capital ratios; (xiii) implementation or completion of critical projects or processes; (xiv) economic profit, economic value added or created; (xv) cumulative earnings per share growth; (xvi) achievement of cost reduction goals; (xvii) return on shareholders’ equity; (xviii) total shareholders’ return improvement or relative performance as compared with other selected companies or as compared with Company, division or business unit history; (xix) reduction of days working capital, working capital or inventory; (xx) operating margin or profit margin or growth thereof; (xxi) cost targets, reductions and savings, productivity and efficiencies; (xxii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction (including improvements in product quality and delivery), employee satisfaction, human resources management including improvements in diversity representation, supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures and similar transactions, and budget comparisons; (xxiii) personal professional objectives, including any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long-term business goals, formation of joint ventures, research or development collaborations, technology and best practice sharing within the Company, and the completion of other corporate goals or transactions; (xxiv) the achievement of sustainability measures, community engagement measures or environmental, health or safety goals of the Company or the Subsidiary or business unit of the Company for or within which the Participant is primarily employed; (xxv) improvement in performance against competition benchmarks approved by the Committee; or (xxvi) improvements in audit and compliance measures.

(c)	Determination of Award. Following the completion of each Performance Period and prior to payment of any Award, the Committee shall certify in writing whether and the extent to which the applicable Performance Targets have been achieved for such Performance Period and the amount of the Award, if any, pursuant to this Section 4, earned by Participants for such Performance Period. In determining the amount of the Award earned by a Participant for a given Performance Period, the Committee shall have the right to eliminate or reduce (but not to increase) the incentive amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period.

(d)	Adjustments. At the time the Committee determines the terms of the Award in accordance with Section 4(a) herein, the Committee may also specify any inclusion(s) or exclusion(s) for charges related to any event(s) or occurrence(s) which the Committee determines should appropriately be included or excluded, as appropriate, for purposes of measuring performance against the applicable Performance Targets, which may include (i) for those occurring within such Performance Period, restructuring, reorganizations, discontinued operations, non-core businesses in continuing operations, acquisitions, dispositions, or any other extraordinary nonrecurring or non-core items; (ii) the aggregate impact in any Performance Period of accounting changes, in each case as those terms are defined under generally accepted accounting principles and provided in each case that such items are objectively determinable by reference to the Company’s financial statements, notes to the Company’s financial statements and/or management’s discussion and analysis of financial condition and results of operations, appearing in the Company’s Annual Report on Form 10-K for the applicable year; (iii) foreign exchange gains or losses, (iv) amortization of intangible assets, impairments of goodwill and other intangible assets, asset write downs, or non–cash interest expense, (v) environmental or litigation reserve adjustments, litigation or claim judgments or settlements, (vi) any adjustments for other extraordinary items, discrete tax items, strike and/or strike preparation costs, business interruption, curtailments, natural disasters, force majeure events, or (vii) mark to market gains or losses. Any such inclusion(s) or exclusion(s) shall be prescribed in a form that meets the requirements for deductibility under Section 162(m). If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances, render previously established Performance Measures or Performance Targets unsuitable, the Committee may, in its discretion, modify such Performance Measures or Performance Targets, in whole or in part, as the Committee deems appropriate and equitable; provided that, unless the Committee determines otherwise, no such action shall be taken if and to the extent it would result in the loss of an otherwise available exemption of the Award under Section 162(m).

(e)	Payment of Awards. Awards shall be paid to the Participant on a date after the end of the Performance Period that is no later than two and one-half months following the end of such Performance Period, unless deferred in accordance with Section 409A as described in Section 5 of this Plan. Awards will be paid in cash as determined by the Committee. Payment of Awards may be subject to such vesting, forfeiture, transfer or such other restrictions (or any combination thereof) as the Committee shall specify.

(f)	Maximum Amount. The maximum aggregate incentive amount of any Award that may be earned under the Plan by a Participant for all Performance Periods beginning in any given fiscal year of the Company shall be $9,000,000.

5.	Deferral.

Subject to applicable laws, including, without limitation, Section 409A, the Committee may (i) require the mandatory deferral of some or all of an Award on terms established by the Committee or (ii) permit a Participant to elect to defer a portion of an Award in accordance with the terms established under the Alcoa Deferred Compensation Plan as the same may be amended, or under any successor plan.

6.	Effective Date.

The Plan shall become effective upon its adoption by the Board of Directors subject to its approval by the stockholders of Alcoa Inc.

7.	Amendment and Termination.

Subject to applicable laws, rules and regulations, the Board of Directors or the Committee may at any time amend, suspend, discontinue or terminate the Plan; provided, however, that no such action shall be effective without approval by the stockholders of the Company to the extent necessary to comply with applicable laws, including to continue to qualify the amounts payable hereunder as performance-based compensation under Section 162(m), or applicable rules of a stock exchange on which the Company’s shares are traded. No amendment of the Plan shall operate to annul or otherwise materially adversely affect, without the consent of the Participant, an Award already made hereunder.

8.	Miscellaneous.

(a)	Tax Withholding. The Company shall have the right to deduct from all cash payments made to a Participant any applicable taxes required to be withheld with respect to such payments.

(b)	No Rights to Awards or Employment. This Plan is not a contract between the Company and a Participant. No Participant shall have any claim or right to receive Awards under the Plan. Nothing in the Plan shall confer upon any employee of the Company any right to continued employment with the Company or interfere in any way with the right of the Company to terminate the employment of any of its employees, in accordance with the laws of the applicable jurisdiction, at any time, with or without cause, including, without limitation, any individual who is then a Participant in the Plan.

(c)	Section 409A. The Company intends that the Plan and each Award granted hereunder that is subject to Section 409A shall comply with Section 409A and that the Plan shall be interpreted, operated and administered accordingly. If any provision of the Plan contravenes any regulations or guidance promulgated under Section 409A or could cause any Award to be subject to taxes, interest or penalties under Section 409A, the Company may, in its sole discretion, modify the Plan to (a) comply with, or avoid being subject to, Section 409A, (b) avoid the imposition of taxes, interest and penalties under Section 409A, and/or (c) maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A. The Company is not obligated to modify the Plan and there is no guarantee that any payments will be exempt from interest and penalties under Section 409A. Notwithstanding anything herein to the contrary, in no event shall the Company be liable for the payment of or gross up in connection with any taxes and or penalties owed by the Participant pursuant to Section 409A. Moreover, any discretionary authority that the Board of Directors or the Committee may have pursuant to the Plan shall not be applicable to an Award that is subject to Section 409A to the extent such discretionary authority will contravene Section 409A.

(d)	Other Compensation. Nothing in this Plan shall preclude or limit the ability of the Company to pay any compensation to a Participant under the Company’s other compensation and benefit plans and programs, including without limitation any equity plan or bonus plan program or arrangement.

(e)	No Limitation on Corporate Actions. Nothing contained in the Plan shall be construed to prevent the Company from taking or not taking any corporate action, whether or not such action could have an adverse effect on any Awards made under the Plan. No Participant, beneficiary or other person shall have any claim against the Company or any Subsidiary as a result of any such action.

(f)	Unfunded Plan. The Plan is intended to constitute an unfunded plan for incentive compensation. Prior to the payment of any Award, nothing contained herein shall give any Participant any rights that are greater than those of a general creditor of the Company. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver payment in cash, with respect to Awards hereunder.

(g)	Non-Transferability. Except as set forth in Section 8(h) herein, no Participant or beneficiary shall have the power or right to sell, transfer, assign, pledge or otherwise encumber or dispose of the Participant’s interest under the Plan.

(h)	Designation of Beneficiary. A Participant may designate a beneficiary or beneficiaries to receive any payments which may be made following the Participant’s death in accordance with the Company’s policies as in effect from time to time. If a Participant does not designate a beneficiary, or the designated beneficiary or beneficiaries predeceases the Participant, any payments which may be made following the Participant’s death shall be made to the Participant’s estate.

(i)	Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan. In addition, if any provision of this Plan would cause Awards not to constitute “qualified performance-based compensation” within the meaning of Section 162(m), that provision shall be severed from, and shall be deemed not to be a part of, the Plan, but the other provisions hereof shall remain in full force and effect. Any specific action by the Committee that would be violative of Section 162(m) and the regulations thereunder shall be void.

(j)	Expenses. The costs and expenses of administering the Plan shall be borne by the Company.

(k)	Clawback. Awards under the Plan are subject to the Company’s clawback policy regarding recoupment of compensation as is in effect from time to time.

(l)	Governing Law. The Plan and all actions taken thereunder shall be governed by and construed in accordance with and governed by the laws of the State of New York.

ATTACHMENT E

RECONCILIATIONS TO GAAP

(unaudited)

	Free Cash Flow
(in millions)	Year ended
	December 31, 2010	December 31, 2009
Cash provided from operations	$2,261	$1,365
Capital expenditures	(1,015)	(1,622)

Free cash flow	$1,246	$(257)

Free Cash Flow is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures due to the fact that these expenditures are considered necessary to maintain and expand Alcoa’s asset base and are expected to generate future cash flows from operations. It is important to note that Free Cash Flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

	ADJUSTED FREE CASH FLOW
(in millions)	Year ended December 31, 2010
	Alumina	Primary Metals	Flat- Rolled Products	Engineered Products and Solutions	Corporate	Alcoa
Cash provided from operations	$512	$565	$580	$587	$17	$2,261
Adjustments*	257	287	(59)	(20)	(366)	99

Adjusted cash provided from operations	769	852	521	567	(349)	2,360
Capital expenditures	(294)	(380)	(104)	(125)	(112)	(1,015)

Adjusted free cash flow	$475	$472	$417	$442	$(461)	$1,345

*	Adjustments represent changes in accrued expenses, non-current assets and liabilities, certain non-cash components of net income, and various other items that are reflected in the determination of cash provided from operations under accounting principles generally accepted in the United States of America. Additionally, this line item includes amounts related to the normalization of the effects of changes in the LME prices and foreign currency exchange rates contemplated in the targets for 2010 as compared to actual results. All of these amounts are being excluded from cash provided from operations determined under accounting principles generally accepted in the United States of America in order to derive the cash provided from operations used for incentive compensation purposes. It is important to note that Adjusted free cash flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

	ADJUSTED INCOME
	Year ended
(in millions)	December 31, 2010	December 31, 2009
Net income (loss) attributable to Alcoa	$254	$(1,151)
Loss from discontinued operations	(8)	(166)

Income (loss) from continuing operations attributable to Alcoa	262	(985)
Restructuring and other charges	130	152
Discrete tax items(1)	40	(110)
Special items(2)	127	258

Income (loss) from continuing operations attributable to Alcoa – as adjusted	559	$(685)

Adjustments for incentive compensation(3)	(21)

Income from continuing operations attributable to Alcoa – as adjusted for incentive compensation	$538

[1]	Discrete tax items include the following:
•

for the year ended December 31, 2010, a charge for a change in the tax treatment of federal subsidies received related to prescription drug benefits provided under certain retiree health benefit plans ($79), a benefit for the reversal of a valuation allowance related to net operating losses of an international subsidiary that are now realizable due to a settlement with a tax authority ($57), a benefit for a change in a Canadian provincial tax law permitting tax returns to be filed in U.S. dollars ($24), a charge based on settlement discussions of several matters with international taxing authorities ($18), a charge for a tax rate change in Brazil ($11), a charge for interest due to the IRS related to a previously deferred gain associated with the 2007 formation of the former soft alloy extrusions joint venture ($6), a charge for a change in the anticipated sale structure of the Transportation Products Europe business ($5), and a net charge for other small items ($2); and

•

for the year ended December 31, 2009, a benefit for the reorganization of an equity investment in Canada ($71), a charge for the write-off of deferred tax assets related to operations in Italy ($41), a benefit for a tax rate change in Iceland ($31), a benefit for a change in a Canadian national tax law permitting tax returns to be filed in U.S. dollars ($28), and a benefit for the reversal of a valuation allowance on net operating losses in Norway ($21).

[2]	Special items include the following:
•

for the year ended December 31, 2010, unfavorable mark-to-market changes in derivative contracts ($29), recovery costs associated with the São Luís, Brazil facility due to a power outage and failure of a ship unloader in the first half of 2010 ($23), power outages at the Rockdale, TX and São Luís, Brazil facilities ($17), restart costs and lost volumes related to a June 2010 flood at the Avilés smelter in Spain ($13), a charge for costs associated with the potential strike and successful execution of a new agreement with the USW ($13), an additional environmental accrual for the Grasse River remediation in Massena, NY ($11), a net charge for the early repayment of Notes set to mature in 2011 through 2013 due to the premiums paid under the tender offers and call option (partially offset by gains from the termination of related “in-the-money” interest rate swaps) ($9), a charge related to an unfavorable decision in Alcoa’s lawsuit against Luminant related to the Rockdale, TX facility ($7), and the write off of inventory related to the permanent closures of certain U.S. facilities ($5); and

•

for the year ended December 31, 2009, a charge related to the European Commission’s ruling on electricity pricing for smelters in Italy ($250), a gain on the Elkem/SAPA AB swap ($133), a loss on the sale of Shining Prospect ($118), a gain on an acquisition in Suriname ($35), a charge for a tax settlement related to an equity investment in Brazil ($24), a charge for an estimated loss on excess power at the Intalco smelter ($19), and a charge for an environmental accrual for smelters in Italy ($15).

[3]

Adjustments for incentive compensation include the reversal of the add-back included in the Special items line above for the recovery costs associated with the São Luís, Brazil facility due to a power outage and failure of a ship unloader in the first half of 2010 ($23), power outages at the Rockdale, TX and São Luís, Brazil facilities ($17), and a charge related to an unfavorable decision in Alcoa’s lawsuit against Luminant related to the Rockdale, TX facility ($7). Additionally, this line item includes amounts related to the normalization of the effects of changes in the LME prices and foreign currency exchange rates contemplated in the targets for 2010 as compared to actual results. All of these adjustments are being made for incentive compensation purposes only.

Days Working Capital	WORKING CAPITAL COMPONENTS			CALCULATION
($ in millions)	Month ended			Quarter ended
	October 31, 2010	November 30, 2010	December 31, 2010	December 31, 2010
Receivables from customers, less allowances	$2,104	$2,111	$1,565	$1,927
Less: Accounts receivable programs*	200	226	–	142

Receivables from customers, less allowances, as adjusted	1,904	1,885	1,565	1,785
Add: Inventories	2,570	2,477	2,562	2,536
Less: Accounts payable, trade	2,186	2,185	2,322	2,231

Working Capital	$2,288	$2,177	$1,805	$2,090

Sales				$5,652

Days Working Capital				34.0

Days Working Capital = Working Capital (average of three-month end amounts) divided by (Sales/number of days in the quarter)

*	During the fourth quarter of 2009, each of the monthly balances of Receivables from customers reflected the sale of $250 million under the Company’s accounts receivable securitization program, which was terminated in the first quarter of 2010. In calculating the average Receivables from customers balance for the fourth quarter of 2010, the balances for October and November were reduced on a pro forma basis by the estimated impact of the accounts receivable programs implemented during the fourth quarter of 2010 to ensure all three months were comparable with the fourth quarter of 2009 for purposes of this calculation.

Form A07-15049

Alcoa Annual Meeting of Shareholders
9:30 a.m. Friday, May 6, 2011
c/o Corporate Election Services	Fairmont Hotel
P. O. Box 1150	510 Market Street
Pittsburgh PA 15230-1150	Pittsburgh, PA 15222

Admission Ticket

This ticket is not transferable.

Please keep this ticket to be

admitted to the annual meeting.

á Fold and detach here á

VOTE BY MAIL

THREE WAYS TO VOTE

Vote By Mail—Please mark, sign and date your proxy card and return it in the postage-paid envelope provided.

Vote By Internet—Have your proxy card available when you access the Web site www.cesvote.com and follow the simple directions presented to record your vote.

Vote By Telephone—Have your proxy card available when you call toll-free 1-888-693-8683 using a touch-tone phone and follow the simple directions presented to record your vote.

______________

Vote 24 hours a day, 7 days a week. Your telephone or Internet vote must be received by 6:00 a.m. EDT on May 6, 2011, to be counted. If you vote by Internet or by telephone, please do not mail your proxy card. If you vote by mail, your proxy card must be received before the meeting for your vote to be counted.

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to be held on May 6, 2011—the proxy statement and the annual report are available at www.ViewMaterial.com/AA.

Return your proxy in the postage-paid envelope provided.

VOTE BY INTERNET
Access this Web site to cast your vote. www.cesvote.com

VOTE BY TELEPHONE
Call toll-free using a touch-tone telephone. 1-888-693-8683

▶

Alcoa Inc.
390 Park Avenue
New York, NY 10022-4608
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

I authorize Graeme Bottger, Julie A. Caponi and Kurt R. Waldo, together or separately, to represent me at the Annual Meeting of Shareholders of Alcoa Inc. scheduled for Friday, May 6, 2011, and at any adjournment of the meeting. I authorize them to vote the shares of stock that I could vote if attending the meeting, in accordance with the instructions on the reverse side of this card. The representatives are authorized in their discretion to vote upon other business that might properly come before the meeting, and they may name others to take their place.

As described more fully in the proxy statement, this card votes or provides voting instructions for shares of common stock held under the same registration in any one or more of the following: as a shareholder of record, in the Alcoa Dividend Reinvestment and Stock Purchase Plan and in employee savings plans sponsored by Alcoa, its subsidiaries or affiliates.

Comments:

(Vote on the other side)

È Please fold and detach card at perforation before mailing. È

(continued from the other side)	(RETURN IN THE ENCLOSED ENVELOPE IF VOTING BY MAIL)	(fold and detach here)

Please mark your choices clearly in the appropriate boxes. Unless specified, the proxy committee will vote FOR Items 1, 2, 3, 5, 6, 7 and 8, AGAINST Items 9 and 10 and for THREE YEARS on Item 4.

P

DIRECTORS RECOMMEND A VOTE FOR ITEMS 1, 2, 3, 5, 6, 7 AND 8 AND FOR THREE YEARS ON ITEM 4.

1.      Election of Directors – Nominees to serve a three-year term:    1. Klaus Kleinfeld    2. James W. Owens    3. Ratan N. Tata

❑ FOR all listed nominees    ❑ AGAINST vote for all listed nominees    ❑ AGAINST vote only for

R O X Y	2. Ratify the Independent Auditor	❑	FOR	❑	AGAINST	❑	ABSTAIN
	3. Advisory vote on Executive Compensation	❑	FOR	❑	AGAINST	❑	ABSTAIN
	4. Advisory vote on Frequency of Executive Compensation vote ❑ 3 YEARS ❑ 2 YEARS			❑	1 YEAR	❑	ABSTAIN
	5. Adopt Internal Revenue Code Section 162(m) Compliant Annual Cash Incentive Compensation Plan	❑	FOR	❑	AGAINST	❑	ABSTAIN
	6. Eliminate Super-Majority Voting Requirement in the Articles of Incorporation – Article SEVENTH (Fair Price Protection)	❑	FOR	❑	AGAINST	❑	ABSTAIN
	7. Eliminate Super-Majority Voting Requirement in the Articles of Incorporation – Article EIGHTH (Director Elections)	❑	FOR	❑	AGAINST	❑	ABSTAIN
	8. Eliminate Super-Majority Voting Requirement in the Articles of Incorporation – Article EIGHTH (Removal of Directors)	❑	FOR	❑	AGAINST	❑	ABSTAIN
DIRECTORS RECOMMEND A VOTE AGAINST ITEMS 9 AND 10.
	9. Shareholder Proposal – Action by Written Consent	❑	FOR	❑	AGAINST	❑	ABSTAIN
	10. Shareholder Proposal – Declassify the Board	❑	FOR	❑	AGAINST	❑	ABSTAIN

If you plan to attend the annual meeting, please check the box on the right.                        ❑ I will attend the 2011 annual meeting.

PLEASE VOTE, SIGN, DATE AND RETURN	▶	Date
(Sign exactly as name appears on the reverse side, indicating position or representative capacity, where applicable)

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ALCOA INC.

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 6, 2011

Notice of Annual Meeting of Shareholders

WHEN AND WHERE IS THE SHAREHOLDERS MEETING?

The 2011 Annual Meeting of Shareholders of Alcoa Inc. will be held at the Fairmont Hotel, 510 Market Street, Pittsburgh, Pennsylvania 15222, on Friday, May 6, 2011, at 9:30 a.m. If you need directions to the Annual Meeting, please call the Fairmont Hotel at 1-412 773-8800.

WHAT IS BEING VOTED ON AT THE SHAREHOLDERS MEETING?

1.	Board of Directors proposal to elect three directors to serve new terms: Klaus Kleinfeld, James W. Owens and Ratan N. Tata.

2.	Board of Directors proposal to ratify the selection of the independent auditor for 2011.

3.	Advisory vote on executive compensation.

4.	Advisory vote on frequency of executive compensation vote.

5.	Board of Directors proposal to adopt internal revenue code section 162(m) Compliant Annual Cash Incentive Compensation Plan.

6.	Board of Directors proposal to eliminate super-majority voting requirement in the Articles of Incorporation – Article SEVENTH (fair price protection).

7.	Board of Directors proposal to eliminate super-majority voting requirement in the Articles of Incorporation – Article EIGHTH (director elections).

8.	Board of Directors proposal to eliminate super-majority voting requirement in the Articles of Incorporation – Article EIGHTH (removal of directors).

9.	Shareholder proposal – Action by Written Consent.

10.	Shareholder proposal – Declassify the Board.

WHAT DOES THE BOARD OF DIRECTORS RECOMMEND?

The Board of Directors recommends a vote FOR the Board of Directors proposal to elect three directors to serve new terms, to ratify the selection of the independent auditor, to approve the advisory vote on executive compensation, to adopt an Internal Revenue Code Section 162(m) Compliant Annual Cash Incentive Compensation Plan, to eliminate the super-majority voting requirement in the Articles of Incorporation – Article SEVENTH (fair price protection), to eliminate the super-majority voting requirement in the Articles of Incorporation – Article EIGHTH (director elections), to eliminate the super-majority voting requirement in the Articles of Incorporation – Article EIGHTH (removal of directors); in favor of an advisory vote on executive compensation every THREE years; and AGAINST the shareholder proposals regarding Action by Written Consent and Declassify the Board.

HOW CAN I GET A COMPLETE SET OF PROXY MATERIAL?

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

The following documents can be viewed at: www.ViewMaterial.com/AA

•	2011 Proxy Statement

•	2010 Annual Report

If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed below on or before April 22, 2011 to facilitate timely delivery.

You may request a paper or email copy of the proxy materials by following the instructions below. You will be asked to provide the control number (located by the arrow in the box below).

1.	Call the toll-free telephone number 1 800 516-1564 and follow the instructions provided, or

2.	Access the website, www.SendMaterial.com and follow the instructions provided, or

3.	Send us an e-mail at papercopy@SendMaterial.com with your control number in the subject line. Unless you instruct us otherwise, we will reply to your email with a copy of the proxy materials in PDF format for this meeting only.

Æ

To vote your Alcoa shares, you can attend the Annual Meeting of Shareholders and vote in person or you can:
1. Go to www.ViewMaterial.com/AA
2. Click on the icon to vote your shares.
3. Enter the 11 digit control number (located by the arrow in the box above.
4. Follow the simple instructions to record your vote.
You are able to vote until 6:00 a.m. (EDT) on
May 6, 2011.